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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Packaging Dynamics Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies: Common stock, par value $0.01, of Packaging Dynamics Corporation

2)	Aggregate number of securities to which transaction applies:

10,751,249 shares of Packaging Dynamics common stock (as of March 8, 2006) and 1,362,301 shares of Packaging Dynamics common stock underlying outstanding options to purchase Packaging Dynamics common stock, of which 1,026,301 shares underlie options with an exercise price of less than $14.00 (as of March 8, 2006).

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $16,819.16 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to $107.00 per million of the aggregate merger consideration of $157,188,442.50. The aggregate merger consideration is calculated as the sum of (a) the product of 10,751,249 shares of Packaging Dynamics common stock and the merger consideration of $14.00 per share in cash and (b) the product of the 1,026,301 options to purchase shares of Packaging Dynamics common stock that have an exercise price of less than $14.00 per share and $6.50, which is the difference between the merger consideration of $14.00 and the weighted average exercise price per share of $7.50.

4) Proposed maximum aggregate value of transaction: $157,188,442.50

5) Total fee paid: $16,819.16

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Subject to Completion, dated [       ●       ], 2006
3900 West 43rd Street
Chicago, Illinois 60632
[DATE]
Dear Packaging Dynamics Stockholder:
      You are cordially invited to attend a special meeting of stockholders of Packaging Dynamics Corporation to be held on [       ●       ], 2006 at [       ●       ] a.m., local time, at Packaging Dynamics’ principal executive offices, 3900 West 43rd Street, Chicago, Illinois 60632.
      At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 24, 2006, by and among Thilmany, L.L.C., KTHP Acquisition, Inc., a wholly owned subsidiary of Thilmany, and Packaging Dynamics, and to approve the merger contemplated by the merger agreement. As a result of the merger, Packaging Dynamics will become a wholly owned subsidiary of Thilmany. We are also asking that you grant the authority to vote your shares to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger at the time of the special meeting.
      As a Packaging Dynamics stockholder, you will be entitled to receive $14.00 in cash, without interest and less any applicable withholding tax, for each share of Packaging Dynamics common stock owned by you as of the date of the merger.
      Our board of directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors. After careful consideration, our board of directors has unanimously determined, with one director abstaining, that the merger agreement and the merger are in the best interests of Packaging Dynamics and its stockholders, approved the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger.
      The enclosed proxy statement provides detailed information about the merger agreement and the merger. We encourage you to read this proxy statement carefully, including its annexes.
      Your vote is very important, regardless of the number of shares you own. We cannot complete the merger unless the merger agreement is adopted and the merger is approved by the affirmative vote of the holders of a majority of the outstanding shares of Packaging Dynamics common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” the adoption of the merger agreement and approval of the merger. Only stockholders who owned shares of Packaging Dynamics common stock at the close of business on [       ●       ], 2006, the record date for the special meeting, will be entitled to vote at the special meeting. To vote your shares, you may use the enclosed proxy card or attend the special meeting and vote in person. On behalf of the board of directors, I urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the special meeting.
      On behalf of our board of directors, I thank you for your support of our company and appreciate your consideration of this matter.

Sincerely,

Frank V. Tannura
Chairman of the Board and Chief Executive Officer
This proxy statement is dated [       ●       ], 2006 and is being mailed to stockholders
of Packaging Dynamics Corporation on or about [       ●       ], 2006.

3900 West 43rd Street
Chicago, Illinois 60632
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [       ●       ], 2006
Dear Stockholders:
     A special meeting of stockholders of Packaging Dynamics Corporation will be held on [      ●      ], 2006 at [ ● ] a.m., local time, at Packaging Dynamics’ principal executive offices, 3900 West 43rd Street, Chicago, Illinois 60632, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 24, 2006, by and among Thilmany, L.L.C., a Delaware limited liability company, KTHP Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Thilmany, and Packaging Dynamics Corporation, a Delaware corporation, and approve the merger provided for by the merger agreement, pursuant to which (i) KTHP Acquisition will merge with and into Packaging Dynamics, after which Packaging Dynamics will become a wholly owned subsidiary of Thilmany and (ii) each outstanding share of Packaging Dynamics common stock as of the date of the merger will be converted into the right to receive $14.00 in cash, without interest and less any applicable withholding tax.

2. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger.

3. To transact any and all other business that may properly come before the special meeting or any adjournment or postponement of the meeting.
     All stockholders are cordially invited to attend the special meeting in person. However, only stockholders who owned shares of Packaging Dynamics common stock at the close of business on [      ●      ], 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of it. A stockholders’ list will be available for inspection by any stockholder entitled to vote at the special meeting during ordinary business hours at Packaging Dynamics’ principal executive offices, 3900 West 43rd Street, Chicago, Illinois 60632 for ten (10) days prior to the special meeting as well as at the location of the special meeting for the entire time of the special meeting.
     The enclosed proxy statement provides detailed information about the merger agreement and the merger. We encourage you to read this proxy statement carefully, including its annexes.
     The affirmative vote of the holders of a majority of Packaging Dynamics common stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of the merger. If you fail to return your proxy card, your shares will effectively be counted as a vote against adoption of the merger agreement and approval of the merger and will not be counted for purposes of determining whether a quorum is present at the special meeting, but will not affect the outcome of the vote regarding the adjournment or postponement of the meeting, if necessary, to permit further solicitation of proxies. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.
     Packaging Dynamics stockholders who do not vote in favor of adoption of the merger agreement and approval of the merger and who perfect their appraisal rights by complying with all the required procedures under Delaware law will have the right to seek payment for the fair value of their shares if the merger is completed. See “The Merger — Appraisal Rights” beginning on page 41 and Annex D to the accompanying proxy statement.
     The board of directors unanimously recommends, with one director abstaining, that you vote “FOR” adoption of the merger agreement and approval of the merger. The board of directors also recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger at the time of the special meeting.

By Order of the Board of Directors,

Patrick T. Chambliss
Vice President, Chief Financial Officer and Secretary
[ ● ], 2006

PACKAGING DYNAMICS CORPORATION
SPECIAL MEETING OF STOCKHOLDERS

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QUESTIONS AND ANSWERS ABOUT THE MERGER
      The following questions and answers are intended to briefly address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Packaging Dynamics stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.
      Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Packaging Dynamics Corporation. In addition, we may refer to Packaging Dynamics Corporation as “Packaging Dynamics”, to Thilmany, L.L.C. as “Thilmany” and to KTHP Acquisition, Inc. as “KTHP Acquisition” or “merger sub.”

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of stockholders, or at any adjournments or postponements of the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote on a proposal to adopt a merger agreement entered into among Packaging Dynamics, Thilmany and KTHP Acquisition, a wholly owned subsidiary of Thilmany, and to approve the merger contemplated by the merger agreement.

In addition, you are being asked to grant Packaging Dynamics management authority to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger at the time of the special meeting.

Q:	What will I receive in the merger?

A:	As a result of the merger, our stockholders will receive $14.00 in cash, without interest and less any applicable withholding tax, for each share of Packaging Dynamics common stock they own as of the date of the merger. For example, if you own 100 shares of Packaging Dynamics common stock, you will receive $1,400 in cash, less any applicable withholding tax, in exchange for your 100 shares.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be voted at the special meeting of our stockholders. Please do not send your stock certificates with your proxy card.

Q:	How does Packaging Dynamics’ board recommend that I vote?

A:	At a meeting held on February 24, 2006, Packaging Dynamics’ board of directors approved the merger agreement and determined that the merger agreement and the merger are in the best interests of Packaging Dynamics and its stockholders. Our board of directors unanimously recommends, with one director abstaining, that you vote “FOR” adoption of the merger agreement and approval of the merger. Our board of directors also recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger at the time of the special meeting.

Q:	What stockholder approvals are needed?

A:	The merger cannot be completed unless the merger agreement is adopted and the merger is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

As of [       ●       ], 2006, the record date for determining who is entitled to vote at the special meeting, there were [ ● ] shares of Packaging Dynamics common stock issued and outstanding. In connection with the execution of the merger agreement, Packaging Investors, L.P., which beneficially owns approximately 37% of the issued and outstanding shares of Packaging Dynamics common stock as of the record date, has agreed to vote its shares for the adoption of the merger agreement and approval of the merger.

Q:	Where and when is the special meeting of stockholders?

A:	The Packaging Dynamics special meeting will be held on [ ● ], 2006 at [ ● ] a.m., local time, at Packaging Dynamics’ principal executive offices, 3900 West 43rd Street, Chicago, Illinois 60632. You may attend the special meeting and vote your shares in person.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on [ ● ], 2006 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote in person. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the special meeting.

Q:	What happens if I do not return my proxy card or attend the special meeting and vote in person?

A:	The adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement and approval of the merger.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways.

•	First, you can deliver to the Secretary of Packaging Dynamics a written notice bearing a date later than the proxy you delivered to Packaging Dynamics stating that you would like to revoke your proxy.

•	Second, you can complete, execute and deliver to the Secretary of Packaging Dynamics a new, later-dated proxy card for the same shares.

•	Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Packaging Dynamics at 3900 West 43rd Street, Chicago, Illinois 60632, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted “AGAINST” adoption of the merger agreement and approval of the merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Packaging Dynamics common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you transfer your shares of Packaging Dynamics common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Packaging Dynamics common stock converted into cash in the merger. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. See “The Merger — Material United States Federal Income Tax Consequences of the Merger,” beginning on page 46.

Q:	What will the holders of Packaging Dynamics stock options receive in the merger?

A:	Immediately prior to the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $14.00, if any, over the exercise price per share of common stock subject to such option and

•	the number of shares of common stock subject to such option.

Q:	What regulatory approvals and filings are needed to complete the merger?

A:	The merger is subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. See “The Merger — Regulatory Matters,” beginning on page 47.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the second quarter of 2006. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the receipt of regulatory approvals.

Q:	What rights do I have if I oppose the merger?

A:	Packaging Dynamics’ stockholders are entitled to exercise appraisal rights in connection with the merger. If you do not vote in favor of the merger and it is completed, you may dissent and seek payment of the fair value of your shares under Delaware law. To do so, however, you must comply with all of the required procedures under Delaware law. See “The Merger — Appraisal Rights,” beginning on page 41.

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Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $14.00 in cash, without interest and less any applicable withholding tax, for each share of our common stock you hold.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Packaging Dynamics Corporation
Attn: Investor Relations
3900 West 43rd Street
Chicago, Illinois 60632
Telephone: (773) 843-8000
      Neither the Securities and Exchange Commission, or the SEC, nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET
      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information,” beginning on page 62. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, the legal document that governs the merger.
The Companies (page 14)

Packaging Dynamics Corporation
3900 West 43rd Street
Chicago, IL 60632
Telephone: (773) 843-8000
      Packaging Dynamics Corporation, a Delaware corporation, was formed in 1998 to create a premier flexible packaging company providing value-added specialty packaging products for markets with attractive margins and growth rates. Since then, we have become a leading supplier of specialty converted paper, foil and film based products for use in a variety of end use markets.

Thilmany, L.L.C.
600 Thilmany Road
Kaukana, Wisconsin 54130
Telephone: (920) 766-4611
      Thilmany, L.L.C., a Delaware limited liability company formed in June 2005, is a leading producer of non-commodity specialty papers, including lightweight papers, food and non-food packaging and pressure sensitive release base papers, and converted paper products, including grease-resistant paper and packaging products and silicone-coated release liners.

KTHP Acquisition, Inc.
c/o Thilmany, L.L.C.
600 Thilmany Road
Kaukana, Wisconsin 54130
Telephone: (920) 766-4611
      KTHP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Thilmany, was organized solely for the purpose of entering into the merger agreement with Packaging Dynamics and completing the merger. KTHP Acquisition was incorporated on February 21, 2006, and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, KTHP Acquisition will merge with and into us. Packaging Dynamics will survive the merger, and KTHP Acquisition will cease to exist.
Merger Consideration (page 44)
      If the merger is completed, you will receive $14.00 in cash, without interest and less any applicable withholding tax, in exchange for each share of Packaging Dynamics common stock that you own and for which you have not properly exercised appraisal rights.
      After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Packaging Dynamics stockholder as a result of the merger. Packaging Dynamics stockholders will receive the merger consideration after exchanging their Packaging Dynamics certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after the effective time of the merger.

Treatment of Stock Options (page 44)
      Immediately prior to the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $14.00, if any, over the exercise price per share of common stock subject to such option and

•	the number of shares of our common stock subject to such option.
Market Prices and Dividend Data (page 9)
      Our common stock is quoted on the Nasdaq National Market under the symbol “PKDY.” On February 23, 2006, the last full trading day before the public announcement of the signing of the merger, the closing price for our common stock was $14.35 per share. The $14.00 per share purchase price represents a 17% premium over the average closing stock price during the 90 days prior to the signing of the merger agreement and a 36% premium over the closing stock price on November 28, 2005, the last full trading day before Thilmany submitted a written expression of interest for the purchase of all of our outstanding shares of common stock for $14.00 per share. On March 9, 2006, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $13.86 per share.
Material United States Federal Income Tax Consequences of the Merger (page 46)
      The exchange of shares of our common stock for the $14.00 per share cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes.
      Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.
Reasons for the Merger and Recommendation of the Packaging Dynamics Board of Directors (page 20)
      Our board of directors unanimously recommends, with one director abstaining, that you vote “FOR” adoption of the merger agreement and approval of the merger. Our board of directors also recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger at the time of the special meeting. At a special meeting of our board of directors on February 24, 2006, after careful consideration, including consultation with financial and legal advisors, our board of directors determined that the merger agreement and the merger are in the best interests of Packaging Dynamics stockholders.
      To review the background of and reasons for the merger, see “The Merger — Background to the Merger,” beginning on page 16 and “The Merger — Reasons for the Merger and Recommendation of the Packaging Dynamics Board of Directors,” beginning on page 20.
Opinions of Our Financial Advisors (page 22)
      In connection with the merger, each of Deutsche Bank Securities Inc. and Lehman Brothers Inc. delivered written opinions to Packaging Dynamics’ board of directors to the effect that, as of February 24, 2006, and based upon and subject to the respective factors, assumptions and limitations set forth in each respective opinion, the $14.00 per share cash consideration to be received by the holders of the outstanding shares of Packaging Dynamics common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders.

      The full text of the written opinions of each of Deutsche Bank and Lehman Brothers, each of which is dated February 24, 2006, and sets forth the respective assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with such opinion, are attached as Annexes B and C, respectively. We encourage you to read each of these opinions carefully in their entirety. Each of Deutsche Bank and Lehman Brothers provided its opinion for the information and assistance of Packaging Dynamics’ board of directors in connection with its consideration of the merger. Each of Deutsche Bank’s and Lehman Brothers’ opinion is directed to the Packaging Dynamics board of directors and does not constitute a recommendation as to how any holder of Packaging Dynamics common stock should vote with respect to the merger.
The Special Meeting of Packaging Dynamics Stockholders (page 10)
      Date, Time and Place. We will hold the special meeting at our principal executive offices, 3900 West 43rd Street, Chicago, Illinois 60632, at [ ● ] a.m., local time, on [       ●       ], 2006, to:

•	consider and vote upon the adoption of the merger agreement and approval of the merger,

•	adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger at the time of the special meeting;

•	transact any and all other business that may properly come before the special meeting or any adjournment or postponement of the meeting.
      Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [       ●       ], 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are [ ● ] shares of our common stock entitled to vote at the special meeting.
      Required Vote. The adoption of the merger agreement and approval of the merger require the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit the further solicitation of proxies requires the affirmative vote of the holder of a majority of the shares of our common stock present or represented by proxy at the special meeting and voting on the matter.
Interests of Packaging Dynamics’ Executive Officers and Directors in the Merger (page 37)
      When considering the recommendation of Packaging Dynamics’ board of directors, you should be aware that members of Packaging Dynamics’ board of directors and Packaging Dynamics’ executive officers have interests in the merger other than their interests as Packaging Dynamics stockholders generally, including those described below. These interests may be different from, or in conflict with, your interests as Packaging Dynamics stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

•	Our directors and executive officers will have their vested and unvested stock options canceled and cashed out in connection with the merger, meaning that they will receive cash payments, without interest and less any applicable withholding tax, equal to the product of the excess of $14.00, if any, over the exercise price per share of common stock subject to such option and the number of shares of our common stock subject to such option. As of March 8, 2006, our directors and executive officers held, in the aggregate, vested and unvested in-the-money stock options to acquire 434,065 shares of our common stock with a weighted exercise price of $8.75 per share.

•	Each of our current executive officers has entered into an agreement with us that provides certain severance payments and benefits in the event of his termination of employment under certain circumstances. In addition, certain of the agreements provide that in the event any benefit received by the executive officer gives rise to an excise tax for the executive officer, the executive officer is also entitled to a “gross-up” payment in an amount that would place the executive officer in the same after-tax position that he would have been in if no excise tax had applied.

•	At the effective time of the merger, we will terminate our non-qualified deferred compensation plans, in which certain of our executive officers or directors participate, and will cause all accounts thereunder to be paid out to participants in cash.

•	Following the effective time of the merger, Frank V. Tannura, our chairman and chief executive officer, will continue to serve as chief executive officer of the surviving corporation. In lieu of any payments under his existing severance and change of control agreement, Mr. Tannura will be entitled to receive certain payments at the closing of the merger and on the first anniversary of the closing. Mr. Tannura will also purchase and participate in the equity of the surviving corporation’s parent company.

•	Although, as of the date of this proxy statement, no member of our management other than Mr. Tannura has entered into any agreement with Thilmany, Thilmany has informed us of its intention to retain members of our existing management team with the surviving corporation after the merger is completed and to set up equity purchase plans and equity-based incentive compensation plans for management of the surviving corporation.

•	The merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger, as well as for insurance coverage covering his service to Packaging Dynamics as a director or officer.
Voting Agreement (page 59)
      As a condition to and inducement for Thilmany in entering into the merger agreement, Packaging Investors entered into a voting agreement with Thilmany, pursuant to which Packaging Investors agreed, among other things, to vote, and granted Thilmany proxy to vote, all the shares of Packaging Dynamics common stock over which Packaging Investors exercises voting control in favor of adoption of the merger agreement and approval of the merger. As of [       ●       ], 2006, the record date for the special meeting, Packaging Investors exercises voting control over an aggregate of 3,985,561 shares of Packaging Dynamics common stock which constitutes approximately 37% of the issued and outstanding shares of Packaging Dynamics common stock.
Conditions to the Completion of the Merger (page 54)
      Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:
      Thilmany and we are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the merger agreement is adopted by our stockholders at the special meeting;

•	no statute, rule, injunction or other order is in effect which renders the closing of the merger illegal or otherwise prohibits completion of the merger; and

•	all governmental consents or approvals required for the merger have been obtained, and the waiting period required under the HSR Act has terminated or expired.
      Thilmany and merger sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties in the merger agreement are true and accurate as of signing and the effective time of the merger, except in certain cases where the failure of such representations and warranties to be true and accurate does not have, and would not reasonably be likely to have, a material adverse effect on Packaging Dynamics;

•	we have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the effective time of the merger;

•	we have obtained certain consents and provided certain notices required by the agreement; and

•	we have not suffered a material adverse effect since the date of the merger agreement.
      We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	Thilmany’s representations and warranties in the merger agreement are true and accurate as of signing and the effective time of the merger, except in certain cases where the failure of such representations and warranties to be true and accurate would not materially adversely affect the ability of Thilmany or merger sub to consummate the merger; and

•	each of Thilmany and merger sub has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger.
Limitations on Considering Other Acquisition Proposals (page 52)
      We have agreed that we and our subsidiaries will, and will use reasonable best efforts to cause our and our subsidiaries’ officers, directors, employees and advisors and agents to, cease any discussions or negotiations with any other party with respect to an acquisition proposal. We have also agreed that we and our subsidiaries will not, and we will not authorize our and their respective officers, directors, employees or representatives to, directly or indirectly:

•	initiate, solicit, propose or knowingly encourage any inquiries or the making of any acquisition proposal; or

•	engage in negotiations or discussions with, or furnish any non-public information to any person relating to, in connection with or which would reasonably likely lead to an acquisition proposal.
      Notwithstanding the restrictions described above, if, at any time prior to the stockholder’s meeting, we receive an unsolicited bona fide written acquisition proposal, we may participate in discussions or negotiations with or furnish information to such soliciting person if the board of directors:

•	determines in good faith that such acquisition proposal is or could reasonably be expected to result in a superior proposal; and

•	receives from such person an executed confidentiality agreement.
      The merger agreement also provides that our board of directors (or any committee thereof) will not and will not publicly propose to:

•	withdraw or modify, in a manner adverse to Thilmany, the approval of our board of directors of the merger agreement;

•	approve, adopt or recommend any acquisition proposal; or

•	approve or recommend, or allow us to enter into any letter of intent or any other agreement relating to any acquisition proposal.
      Notwithstanding the above, at any time prior to the stockholders’ meeting, our board of directors may, in response to an unsolicited bona fide written acquisition proposal, withdraw or modify, in a manner adverse to Thilmany, the approval of our board of directors of the merger agreement; approve, adopt or recommend any acquisition proposal; or approve or recommend, or allow us to enter into any letter of intent or any other agreement relating to any acquisition proposal, if:

•	the board of directors determines in good faith that such acquisition proposal is a superior proposal and that failure to take such actions would cause the board of directors not to be in compliance with its fiduciary duties; and

•	the board of directors is not otherwise in violation of the solicitation restrictions set forth above.

      Our board of directors will not take the actions set forth in preceding paragraph unless:

•	we have given Thilmany three (3) business days prior written notice of our board of directors’ intention to take such action;

•	the board of directors has considered and negotiated with Thilmany in good faith regarding changes to the merger agreement proposed in writing by Thilmany before approving or recommending an acquisition proposal; and

•	Packaging Dynamics has terminated the merger agreement.
      In the event that our board of directors withdraws or modifies, in a manner adverse to Thilmany, the approval of the merger agreement; approves, adopts or recommends any acquisition proposal; or approves or recommends, or allows us to enter into any letter of intent or any other agreement relating to any acquisition proposal, we may be required to pay a termination fee of $5 million to Thilmany.
Termination of the Merger Agreement (page 55)
      Thilmany and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent;

•	by either Thilmany or us, if the merger has not been completed by September 30, 2006, provided that the terminating party’s willful breach of a representation, warranty or covenant of the agreement is not the principal cause of the merger not being completed;

•	by either Thilmany or us, if any governmental restraint prohibiting the completion of the merger is in effect and has become final and nonappealable;

•	by either Thilmany or us, if our stockholders do not approve the merger agreement at the special meeting;

•	by us, if:

•	Thilmany or merger sub has breached any of its respective representations, warranties, covenants or obligations;

•	in accordance with and subject to the conditions described in “The Merger Agreement — No Solicitations of Third Parties by Packaging Dynamics,” beginning on page 52.

•	by Thilmany if:

•	we have breached any of our representations, warranties, covenants or obligations;

•	our board of directors publicly proposes to withdraw or modify, in a manner adverse to Thilmany, the approval of our board of directors of the merger agreement;

•	our board of directors approves, adopts or recommends any acquisition proposal;

•	our board of directors approves or recommends that we, or allows us to, enter into any letter of intent or any other contract relating to any acquisition proposal;

•	we fail to include the board of directors’ recommendation in favor of adoption and approval of the merger agreement and merger in this proxy statement;

•	we fail to call or hold the special meeting;

•	our board of directors fails to publicly reaffirm its recommendation in favor of the merger agreement and merger within ten (10) business days of a request from Thilmany to do so.

Termination Fees and Expenses (page 56)
      The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.
      The merger agreement also contains provisions addressing the circumstances under which Thilmany or Packaging Dynamics may terminate the merger agreement. In addition, the merger agreement provides that, in several circumstances, Packaging Dynamics may be required to pay Thilmany a termination fee of $5 million, and, in a more limited circumstance, Thilmany may be required to pay us a termination fee of $5 million.
Legal Proceedings Regarding the Merger (page 40)
      On March 2, 2006, a purported stockholders class action complaint, captioned Camp Ger, Inc. and Ruthy Parness v. Frank V. Tannura et al., was filed by two stockholders of Packaging Dynamics in the Court of Chancery of the State of Delaware against Packaging Dynamics and its directors, Packaging Investors and Thilmany challenging the proposed merger.
      The complaint alleges causes of action for (i) illegal and unenforceable limits placed on the board of directors’ exclusive authority and duties to govern the business and affairs of Packaging Dynamics by the stockholders agreement between Packaging Dynamics and Packaging Investors pursuant to which Packaging Investors has been granted special approval rights with respect to certain extraordinary corporate transactions under certain circumstances and (ii) breach of fiduciary duty against our directors for not providing an effective fiduciary out for the board of directors’ exercise of its continuing fiduciary duties in the sale of Packaging Dynamics. The complaint seeks, among other things, to enjoin the merger, to invalidate Packaging Investors’ special approval rights under the stockholders agreement, to rescind any actions taken to effect the merger, to require the defendants to fully disclose all material information regarding the merger and to direct the defendants to disgorge all their profits from the merger.
      The lawsuit is in its preliminary stage. We believe that the lawsuit is without merit and intend to defend vigorously against it.
Appraisal Rights (page 41)
      Under Delaware law, you are entitled to appraisal rights in connection with the merger.
      If you do not vote in favor of adoption of the merger agreement and approval of the merger and instead perfect your appraisal rights under Delaware law, you will have the right to a judicial appraisal of the “fair value” of your shares in connection with the merger. This value could be more than, less than, or the same as the merger consideration for our common stock.
      In order to preserve your appraisal rights, you must take all the steps provided under Delaware law within the appropriate time periods. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. The relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex D to this proxy statement. We encourage you to read these provisions carefully and in their entirety.
Regulatory Matters (page 47)
      The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. We have filed the appropriate notifications and are pursuing the approval of the transaction.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, beliefs, estimates and projections about our company and our industry, the expected timing and completion of the merger and other information related to the merger. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of Packaging Dynamics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. Among the factors that could cause results to differ materially from current expectations are:

•	the risk that the merger may not be consummated in a timely manner if at all;

•	the risk that the merger agreement may be terminated in circumstances which require us to pay Thilmany a termination fee of $5 million;

•	risks regarding changes in consumer demand and prices;

•	risks regarding raw material substitutions and increases in the costs of raw materials, utilities, labor and other supplies;

•	risks regarding employee retention;

•	risks regarding increased competition in our product lines;

•	risks regarding our ability to integrate acquired businesses;

•	risks regarding the cost of compliance with applicable governmental regulations;

•	risks regarding political, economic and competitive conditions under which we and our subsidiaries operate; and

•	other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Form 10-K and Form 10-Q, which discuss these and other important risk factors concerning our operations.
      We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

MARKET PRICES AND DIVIDEND DATA
      Our common stock is traded on the Nasdaq National Market under the ticker symbol “PKDY.” This table shows, for the periods indicated, the range of high and low per share sales prices for our common stock as reported on the Nasdaq National Market.

	Fiscal Quarters

	First	Second		Third	Fourth

Fiscal Year 2006 (through March 9, 2006)
High	$14.66	$	[ ● ]	N/A	N/A
Low	$10.30	$	[ ● ]	N/A	N/A
Fiscal Year 2005
High	$15.45		$14.50	$15.39	$12.73
Low	$12.75		$12.18	$11.76	$9.16
Fiscal Year 2004
High	$13.44		$15.85	$15.29	$15.38
Low	$9.27		$11.74	$11.40	$12.90
      The following table sets forth the closing price per share of our common stock, as reported on the Nasdaq National Market on February 24, 2006, the last full trading day before the public announcement of the signing of the merger, and on March 9, 2006, the latest practicable trading day before the printing of this proxy statement:

Common Stock
Closing Price

February 23, 2006	$14.35
March 9, 2006	$13.86
      The $14.00 per share purchase price represents a 17% premium over the average closing stock price during the 90 days prior to the signing of the merger agreement and a 36% premium over the closing stock price on November 28, 2005, the last full trading day before Thilmany submitted a written expression of interest for the purchase of all of our outstanding shares of common stock for $14.00 per share.
      Following the merger, there will be no further market for our common stock and our stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act.
      During the first three quarters of fiscal year 2004, Packaging Dynamics declared a quarterly cash dividend on its common stock of $0.05 per share. Beginning with the fourth quarter of fiscal year 2004 and continuing through fiscal year 2005, Packaging Dynamics increased its quarterly dividend on its common stock to $0.065 per share. On December 1, 2005, our board of directors declared a quarterly cash dividend on our common stock of $0.065 for each share and paid the dividend on January 3, 2006, to stockholders of record at the close of business on December 15, 2005. Pursuant to the terms of the merger agreement, Packaging Dynamics is prohibited from paying any dividends prior to the merger.

THE SPECIAL MEETING
      This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders or any adjournment or postponement thereof.
Date, Time and Place
      We will hold the special meeting at our principal executive offices, 3900 West 43rd Street, Chicago, Illinois 60632, at [ ● ] a.m., local time, on [       ●       ], 2006.
Purpose of the Special Meeting
      At the special meeting, we will ask the stockholders of our common stock to consider and vote on a proposal to adopt the merger agreement attached as Annex A to this proxy statement and approve the merger pursuant to which (i) KTHP Acquisition will merge with and into Packaging Dynamics, with Packaging Dynamics becoming a wholly owned subsidiary of Thilmany and (ii) each share of Packaging Dynamics common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $14.00 in cash without interest and less any applicable withholding tax and, if there are not sufficient votes in favor of the adoption of the merger agreement, to adjourn or postpone the special meeting to a later date to solicit additional proxies. It is not anticipated that any other matters will be brought before the special meeting.
Special Meeting Record Date; Shares Entitled to Vote; Quorum
      The Packaging Dynamics board of directors has fixed the close of business on [       ●       ], 2006 as the record date for determining the holders of Packaging Dynamics common stock entitled to notice of, and to vote at, the special meeting. Only holders of record of Packaging Dynamics common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting.
      On the record date, approximately [       ●       ] shares of our common stock were issued and outstanding and held by approximately [       ●       ] holders of record. Holders of record of our common stock on the record date are entitled to one vote per share on each matter to be considered at the special meeting.
      If you are a holder of record of Packaging Dynamics Corporation on the record date, you may vote your shares of Packaging Dynamics common stock in person at the special meeting or by proxy as described below under “— Voting of Proxies.”
      A quorum of stockholders is necessary to hold the special meeting. Under our bylaws, a quorum is present at the special meeting if a majority of the shares of our issued and outstanding common stock entitled to vote on the record date are present, in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions (properly signed proxies marked “abstain”) and “broker non-votes” (properly signed proxies held by brokers in street name on behalf of customers who have not provided their brokers with specific voting instructions on nonroutine matters) will be counted as present.
Required Vote
      The affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger. Because the required vote of Packaging Dynamics stockholders is based upon the number of outstanding shares of Packaging Dynamics stock entitled to vote, rather than upon the number of shares actually voted, the failure by the holder of any such shares to submit a proxy or vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the adoption of the merger agreement and approval of the merger. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit the further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting and voting on the matter.
Voting by Packaging Investors, L.P.
      In connection with the merger agreement, Packaging Investors, L.P., our largest stockholder, entered into a voting agreement with Thilmany. At the close of business on the record date for the special meeting of Packaging Dynamics stockholders, Packaging Investors owned and was entitled to vote 3,958,561 shares of Packaging Dynamics common stock, representing approximately 37% of the voting power of Packaging Dynamics common stock. Under the terms of the voting agreement, Packaging Investors agreed, subject to limited exceptions, to vote its shares in favor of the adoption of the merger agreement, approval of the merger and any other transactions contemplated by the merger agreement and against any extraordinary corporate transaction other than the merger. If the merger agreement is terminated for any reason, Packaging Investors’ obligations under the voting agreement will terminate as well.
Voting by Directors and Executive Officers
      At the close of business on the record date for the special meeting of Packaging Dynamics stockholders, the directors and executive officers of Packaging Dynamics, held and are entitled to vote, in the aggregate, 1,446,995 shares of our common stock (excluding options), representing approximately 13.5% of the outstanding shares of our common stock. Our directors and executive officers intend to vote in favor of adoption of the merger agreement and approval of the merger.
Voting of Proxies
      If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the meeting. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.
      Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate.
      If other matters are properly presented before the special meeting, the persons named in the proxy will have authority to vote in accordance with their judgment on any other such matter, including, without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting. Packaging Dynamics does not currently expect that any matter other than as described in this proxy statement will be brought before the special meeting.
      If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via telephone through your broker or bank if such a service is provided. To vote via telephone, you should follow the instructions on the voting form provided by your broker or bank. If you plan to attend the special meeting, you will need a proxy from your broker or bank in order to be given a ballot to vote the shares. If you do not return your bank’s or broker’s voting form, vote via telephone through your broker or bank, if possible, or attend the special and vote in person with a proxy from your broker or bank, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement and approval of the merger.

Revocability of Proxies
      Packaging Dynamics stockholders of record may revoke their proxies at any time prior to the time they are voted at the special meeting. Proxies may be revoked by one of three ways:
      First, you can deliver to the Secretary of Packaging Dynamics a written notice that is received prior to the special meeting stating that you are revoking your proxy.
      Second, you can complete a new, later-dated proxy card for the same shares and deliver it to the Secretary of Packaging Dynamics so that it is received prior to the special meeting.
      Third, you can attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.
      Any written notice of revocation or subsequent proxy should be delivered to Packaging Dynamics Corporation, 3900 West 43rd Street, Chicago, Illinois 60632, Attention: Secretary, or hand-delivered to the Secretary at or before the taking of the vote at the special meeting.
      If you have instructed a broker or bank to vote your shares and you wish to change your instructions, you must follow directions received from your broker or bank to change those instructions. If an adjournment within thirty (30) days occurs and no new record date is set, it will have no effect on the ability of Packaging Dynamics stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.
Board of Directors Recommendation
      After careful consideration, our board of directors has approved the merger agreement and determined that the merger agreement and the merger are in the best interests of Packaging Dynamics and its stockholders. Our board of directors unanimously recommends, with one director abstaining, that Packaging Dynamics stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger. Our board of directors also recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger at the time of the special meeting.
Solicitation of Proxies
      The expense of soliciting proxies in the enclosed form will be borne by Packaging Dynamics. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Adjournments and Postponements
      Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. If the special meeting is adjourned to a different place, date or time, Packaging Dynamics need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment or postponement, unless a new record date is or must be set for the adjourned meeting. Our board of directors must fix a new record date if the meeting is adjourned to a date more than thirty (30) days after the date fixed for the original meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Packaging Dynamics’ shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.
Stock Certificates
      Please do not send stock certificates with your proxy card. A transmittal form with instructions for the surrender of Packaging Dynamics common stock certificates will be mailed to Packaging Dynamics stockholders shortly after completion of the merger.

THE COMPANIES
Packaging Dynamics Corporation
      Packaging Dynamics Corporation, a Delaware corporation, was formed in 1998 to create a premier flexible packaging company providing value-added specialty packaging products for markets with attractive margins and growth rates. Since then, we have become a leading supplier of specialty converted paper, foil and film based products for use in a variety of end use markets.
      We have two operating segments: Food Packaging and Specialty Laminations. The Food Packaging segment converts paper, film and foil into a variety of specialty value-added food packaging products, including specialty bags, specialty sheets and wraps, interfolded tissue, pan liners, as well as a line of butcher, freezer and locker paper products. Key markets served by the Food Packaging segment include foodservice distribution, restaurant (quick-service/ QSR and fast-casual), supermarket, bakery, retail and packer processor. The Specialty Laminations segment produces laminated foil-paper structures which are engineered and manufactured to meet the requirements of specific customer applications. Representative products of the Specialty Laminations segment include base stock materials for the production of labels, bags, pouches, composite cans, lidding and blister packaging for use in food, consumer, medical and industrial packaging applications, as well as specialized facing material used by North American and European building materials manufacturers for the production of foam insulation and foil sandwich wraps for a limited number of quick-service restaurant customers.
      Our products are manufactured in eight (8) plants located in seven (7) states. As of December 31, 2005, we employed approximately 1,330 people.
      Our principal executive offices are located at 3900 West 43rd Street, Chicago, Illinois 60632. Our telephone number is (773) 843-8000. Our website is located at http://www.pkdy.com. Additional information regarding Packaging Dynamics is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information,” on page 62.
Thilmany, L.L.C.
      Thilmany, L.L.C., a Delaware limited liability company formed in June 2005, is a leading producer of non-commodity specialty papers, including lightweight papers, food and non-food packaging and pressure sensitive release base papers, and converted paper products, including grease-resistant paper and packaging products and silicone-coated release liners.
      Thilmany’s manufacturing operations are conducted at two (2) paper mills in Kaukana, Wisconsin and De Pere, Wisconsin. Thilmany’s converting operations are based at the Kaukana mill. As of February 28, 2006, Thilmany employed approximately 1,163 people at its paper mills and converting operations.
      Thilmany is an affiliate of Kolhberg & Company, L.L.C., a leading U.S. private equity firm specializing in middle-market investing.
      Thilmany’s principal executive offices are located at 600 Thilmany Road, Kaukana, Wisconsin 54130. Thilmany’s telephone number is (920) 766-4611. Thilmany’s website is located at http://www.thilmany.com.

KTHP Acquisition, Inc.
      KTHP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Thilmany, was organized solely for the purpose of entering into the merger agreement with Packaging Dynamics and completing the merger. KTHP Acquisition was incorporated on February 21, 2006, and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, KTHP Acquisition will merge with and into us. Packaging Dynamics will survive the merger, and KTHP Acquisition will cease to exist.
      KTHP Acquisition’s principal executive offices are located at 600 Thilmany Road, Kaukana, Wisconsin 54130. KTHP Acquisition’s telephone number is (920) 766-4611.

THE MERGER
      The following discussion summarizes the material terms of the merger. We urge you to read carefully the merger agreement, which is attached as Annex A to this proxy statement.
Background to the Merger
      Beginning in the fall of 2004, Packaging Investors, our largest stockholder, discussed from time-to-time with our management its desire for achieving liquidity for all or a portion of its investment in Packaging Dynamics. In particular, Packaging Investors indicated that it was considering exercising its demand registration rights for a secondary offering and requested that our board of directors consider a leveraged recapitalization transaction that would result in the payment of a significant, one-time cash dividend to stockholders and an associated debt incurrence by us. Such discussions were reviewed by our board of directors at its October 1, 2004 meeting, and our board of directors determined that pursuing such a transaction was not in the best long-term interests of our stockholders at that time.
      Following the October 1 meeting, our management informed Packaging Investors of the board of director’s decision. Packaging Investors asked that our board of directors consider the repurchase of 50% of the shares held by it. At its meeting on November 12, 2004, our board of directors considered such proposal and responded to Packaging Investors that, while we continued to be interested in cooperating with it to achieve its objectives, the terms of a repurchase transaction would need to be such that the repurchase was clearly in the long-term interests of all stockholders and the price per share at which we might be willing to consider a repurchase transaction would likely be at or below the price at which Packaging Investors could sell its shares in a secondary offering.
      No further discussions on these subjects occurred until the summer of 2005 when the board of directors, at its meetings on May 10 and 11, 2005, received a report from senior management that Packaging Investors had informally raised again the issue of liquidity. The board of directors determined that, consistent with its desire to regularly consider a variety of strategic alternatives for our business including various alternatives for expanding our business, improving our competitive position and enhancing stockholder value, it should consider possible liquidity alternatives. In this regard, the board of directors noted the difficulty of obtaining liquidity in the public markets due to the low trading volumes in our stock, the significant costs incurred and management resources required to remain publicly traded, that the original rationale to be publicly traded was to preserve value for Ivex Packaging Corporation stockholders when Ivex was sold to Alcoa Inc., that the multiples for Packaging Dynamics and other packaging companies were at or near peak historic values, that our stock price had significantly increased since its spin off but had leveled off and a favorable environment existed in the private equity and debt financing markets. Representatives of Deutsche Bank and Skadden, Arps, Slate, Meager & Flom LLP were asked to join the May 11 board meeting. Deutsche Bank presented an overview of the current equity and debt markets and discussed a variety of alternatives with the board of directors, including maintaining the status quo and other strategic alternatives such as a secondary equity offering, a leveraged recapitalization or a sale of Packaging Dynamics. Representatives of Skadden, Arps reviewed the board of director’s legal duties generally and specifically with respect to Packaging Investors and the other stockholders. The board of directors determined, following discussion, that it wished to discuss these matters further at a future meeting.
      On May 18, 2005, the board of directors met to further discuss strategic alternatives. The board of directors requested that representatives of Skadden, Arps further discuss the board of director’s legal duties in the context of considering strategic options relating to Packaging Dynamics. Following lengthy discussion, the board of directors determined that certain business issues needed to be further addressed and certain changes in our business completed before the time was right to consider any of these strategic alternatives and determined to defer further discussion until late summer or early fall.
      On September 21, 2005, the board of directors and representatives of Skadden, Arps met with representatives of Deutsche Bank to receive an update on the financing and M&A markets and discuss potential transaction structures which could provide stockholders with liquidity, including a secondary equity offering, leveraged recapitalization or sale of Packaging Dynamics. Deutsche Bank indicated, based on its knowledge of Packaging Dynamics and the packaging industry, that it believed interest in Packaging Dynamics from potential strategic acquirors would likely be limited. The board of directors also asked Deutsche Bank to report on its preliminary conversations with four private equity firms, which conversations the board of directors had previously requested Deutsche Bank undertake to determine whether there would be current interest in a potential acquisition of Packaging Dynamics while maintaining a high level of confidentiality and limiting the diversion of management resources. Deutsche Bank indicated that, of the four firms with whom it and management had met, two had submitted preliminary indications of interest in exploring a possible acquisition of Packaging Dynamics while the other two had declined further discussions with Packaging Dynamics. The representatives of Deutsche Bank provided copies of the written expressions of interest to the board of directors, reviewed key aspects of the expressions of interest and discussed their impressions regarding the interest level of the two firms. The board of directors also met with representatives of another investment banking firm. The representatives of the other investment banking firm reviewed the current status of the financing and M&A markets and indicated that they believed the current financing markets would support a transaction at or above the valuation implied by the then current trading range of our common stock. The representatives of the other investment banking firm also recommended a tightly focused process involving a limited number of private equity firms with the goal of maintaining confidentiality, minimizing disruption in the event a sale could not be achieved and limiting demands on our management. The board of directors concluded that we should continue discussions with the two private equity firms who had submitted expressions of interest and authorized the engagement of Deutsche Bank as our financial advisor with respect to the discussions with these two firms.
      On September 27, 2005, Packaging Dynamics and Deutsche Bank executed an engagement letter. Prior to executing the engagement letter, the board of directors deliberated upon the need for an additional financial advisor to provide a fairness opinion in the event that Deutsche Bank was involved in the financing of the buyer in any eventual transaction. Consequently, the engagement letter provided that, in the event that Packaging Dynamics determines that it is in the best interests of Packaging Dynamics and the success of any transaction for Deutsche Bank or its affiliates to provide such financing, any transaction fee payable to Deutsche Bank would be reduced by up to $750,000 for the amount of the fees paid by Packaging Dynamics to the additional financial advisor.
      Following the September 21 meeting and continuing in the months of October and early November, we provided due diligence materials, plant tours and management presentations to one of the firms who had expressed interest. The second firm declined to further consider a transaction with Packaging Dynamics after being invited to attend a management presentation in October. A third private equity firm was contacted by Deutsche Bank, following discussions with management and members of the board of directors, after the second firm withdrew from the process, and the additional private equity firm attended a management presentation and began to conduct business and financial due diligence.
      On or about October 6, 2005, management of Packaging Dynamics received a phone call from a representative of Thilmany expressing an interest in exploring the possible acquisition of Packaging Dynamics and combination with Thilmany. Following a second phone call on or about October 27, 2005 from a representative of Kohlberg & Company, L.L.C., a private equity firm that is the principal equity holder of Thilmany, confirming such interest, management agreed to attend an exploratory meeting.
      On November 7, 2005, we executed a non-exclusive confidentiality agreement with Thilmany with respect to our confidential information.
      On November 16, 2005, members of our management met with representatives of Kohlberg and Thilmany to discuss the two businesses and the potential synergies resulting from a combination. At the conclusion of the meeting, the representative of Kohlberg indicated a desire to provide a written expression of Thilmany’s interest in pursuing an acquisition of Packaging Dynamics. He noted that such a written indication would include specific transaction terms and a timeline to conduct due diligence and close a transaction. Our management responded that it would discuss Thilmany’s interest with the board of directors.
      At a meeting on November 21, 2005, the board of directors discussed the status of discussions with the two private equity firms who were conducting due diligence and the discussions with Kohlberg and Thilmany. The board of directors was informed that written proposals had been requested from the two private equity firms by December 1, 2005 and the board of directors determined to request a proposal from Thilmany by such date.
      On November 29, 2005, Thilmany submitted a written expression of interest which contained a proposal for the purchase of all of our outstanding shares of common stock for $14.00 per share. The proposal also contained other key proposed terms of a potential transaction, including financing structure. The proposed price per share represented a 36% premium over the trading value of the common stock as of the market close on November 28, 2005. In the proposal, Thilmany also requested that Packaging Dynamics enter into an exclusivity agreement.
      On December 2, 2005, the board of directors and representatives of Skadden, Arps and Deutsche Bank met to review the status of discussions with the interested parties. Deutsche Bank reported that both of the private equity firms had declined to submit proposals to acquire Packaging Dynamics in advance of the board meeting primarily due to their concerns regarding valuation given Packaging Dynamics’ performance trends and their perception of a weakening in the leveraged finance markets. Deutsche Bank noted that one of the firms had expressed a continuing interest in pursuing the acquisition of Packaging Dynamics following a review of our 2005 fourth quarter year end financial results. Deutsche Bank also discussed the written expression of interest submitted by Thilmany. The board of directors discussed the proposed terms of the transaction as set forth in the written expression of interest and raised several issues, including confidentiality and competitive considerations given the nature of our customer supplier relationship with Thilmany; the financial condition of Thilmany given perceived competitive pressures in the specialty paper market; the complexity of financing the combined entity as compared with financing a standalone acquisition of Packaging Dynamics; and operational and management structure plans for the combined entity. Following further discussions, the board of directors requested Deutsche Bank to speak with the private equity firm about continuing its due diligence efforts in order to confirm its interest level when 2005 financial results were available and to have our management and Deutsche Bank further explore Thilmany’s interest in an acquisition of Packaging Dynamics.
      On December 15, 2005, representatives of Deutsche Bank met with representatives of Kohlberg and Thilmany to discuss their interest in acquiring Packaging Dynamics, their views on synergies that could be obtained in a combination of the companies, their plans for financing the transaction and their estimates for the time required to complete their due diligence.
      On December 20, 2005, the board of directors met with representatives of Deutsche Bank and Skadden, Arps to receive an update on discussions with Thilmany and the other private equity firm. Deutsche Bank reported that the other private equity firm was continuing to evaluate financing structures in order to be prepared to move forward promptly following the availability of 2005 financial results. Deutsche Bank also reported on their meeting with Kohlberg and Thilmany. The board of directors determined that our management and Deutsche Bank should conduct further discussions with Thilmany on a non-exclusive basis including providing a management presentation and due diligence materials during January 2006 with the goal of having Thilmany then confirm their valuation and intended financing structure. The board of directors also concluded that our management and Deutsche Bank should resume further discussions with the private equity firm in January 2006.
      During the month of January and continuing into February, numerous representatives of Kohlberg and Thilmany and their legal and financial advisors and financing sources conducted extensive due diligence on our business, legal and financial records and met with our management to discuss our business.
      On January 24, 2006, we executed a confidentiality agreement with respect to Thilmany’s confidential information.

      On January 26, 2006, Thilmany submitted a written proposal setting forth an acquisition structure contemplating a merger of a subsidiary of Thilmany into Packaging Dynamics at $14.00 per share, a proposed financing structure, certain management and employee matters, its remaining due diligence needs, proposed timing of the transaction and its desire for exclusivity and expense reimbursement.
      On January 31, 2006, the board of directors met with representatives of Deutsche Bank and Skadden, Arps to receive an update regarding the ongoing dialogue with Thilmany and the private equity firm. Management reported that it had several conversations with the private equity firm and provided the firm with an update on our 2005 financial performance, as requested by them. Management indicated that the private equity firm was told that we were continuing to pursue other alternatives, but the firm indicated a desire to be kept up to date. Representatives of Deutsche Bank reviewed the written proposal submitted by Thilmany which had been previously provided to the members of board of directors. Following discussions, the board approved entering into an agreement with Thilmany for a 21-day exclusivity period in order to allow Thilmany to complete its confirmatory due diligence, secure committed debt and equity financing and reach agreement on a definitive merger agreement.
      On February 1, 2006, Packaging Dynamics and Thilmany executed a 21-day exclusivity agreement that did not include any expense reimbursement but did provide for liquidated damages equal to Thilmany’s out of pocket expenses up to $500,000 if we breached the exclusivity agreement and entered into a competing transaction.
      On February 3, 2006, Skadden, Arps delivered a draft merger agreement to Ropes & Gray LLP, counsel to Thilmany and Kohlberg.
      On February 9, 2006, Skadden, Arps received a response to our initial merger agreement draft which reflected Thilmany’s position that Packaging Investors enter into a voting agreement relating to the transaction.
      On February 16, 2006, in light of Deutsche Bank’s participation in Thilmany’s financing of the proposed transaction, we engaged Lehman Brothers to conduct an analysis of the proposed transaction and provide us with a fairness opinion in connection with the transaction, in addition to the opinion to be provided by Deutsche Bank.
      On February 17, 2006, Skadden, Arps and Ropes & Gray continued to negotiate the terms of the merger agreement.
      On the afternoon of February 17, 2006, Skadden, Arps received, and forwarded on February 18 to counsel for Packaging Investors, a draft voting agreement to be entered by Thilmany and Packaging Investors.
      On February 18, 2006, Ropes & Gray provided a revised draft of the merger agreement.
      Beginning February 21 and continuing through February 23, 2006, the parties and their respective legal advisors conducted further negotiations with regard to the terms and conditions of the merger agreement. These negotiations focused on the representations, warranties, covenants and closing conditions to be included in the merger agreement, as well as the limitations to be included in the agreement on our ability to conduct or engage in discussions with other potential acquirors. The negotiations also addressed the circumstances under which the parties could terminate the merger agreement and the circumstances under which a termination fee would be payable by us to Thilmany and by Thilmany to us. The parties and their respective legal advisors also reviewed and discussed the draft debt and equity commitment letters which had been obtained by Thilmany with respect to its financing structure. Separately, during this time period, the legal advisors for Packaging Investors and Thilmany negotiated the terms of the voting agreement.
      On February 23, 2006, the board of directors met to consider the proposed acquisition of Packaging Dynamics by Thilmany at a price of $14.00 per share in cash. During the meeting, management and Deutsche Bank updated the board of directors on developments since its meeting on January 31. It was noted that certain issues, including the closing conditions relating to the financing and the amount of, and triggering events for, any termination fee remained to be agreed to. Deutsche Bank reviewed its financial analysis of the proposed transaction with Thilmany. Lehman Brothers also made a separate presentation regarding its financial analysis of the proposed transaction. Representatives of Skadden, Arps outlined the key terms and conditions of the merger agreement and the voting agreement and the legal duties and responsibilities of the board of directors in such context. Mr. Tannura also reviewed with the board of directors the terms upon which Thilmany had proposed to employ him after the transaction and the proposed management structure of the surviving corporation. A copy of the draft merger agreement was provided to each member of the board of directors. After extensive discussion and deliberation on the proposed transaction, the board of directors determined that negotiations with Thilmany should continue and set a meeting for the following day to receive a further update.
      On February 24, 2006, the parties and their legal and financial advisors continued to negotiate the remaining open issues. In the afternoon of February 24, 2006, the board of directors met to receive a report on the proposed resolution of the open issues. Deutsche Bank delivered its oral opinion, later confirmed by its written opinion that, as of that date and subject to the specific factors, assumptions and limitations set forth in its opinion, the $14.00 per share in cash consideration to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of our common stock. Lehman Brothers also separately delivered its respective oral opinion, later confirmed by its written opinion that, as of that date and subject to the respective factors, assumptions and limitations set forth in its opinion, the $14.00 per share in cash consideration to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of our common stock. See “The Merger — Opinions of our Financial Advisors,” beginning on page 22.
      After further discussion, our board of directors unanimously determined, with Mr. Tannura abstaining, that the merger agreement and the merger are in the best interests of Packaging Dynamics and its stockholders, approved the merger agreement and approved its execution and resolved to recommend that all stockholders adopt the merger agreement and approve the merger. After the board meeting, our management and our legal advisors finalized the documentation of the transaction with Thilmany and its legal advisors.
      On the evening of February 24, 2006, Packaging Dynamics and Thilmany executed the merger agreement, and Thilmany and Packaging Investors executed the voting agreement. Packaging Dynamics and Thilmany publicly announced the transaction through the issuance of press releases.
Reasons for the Merger and Recommendation of the Packaging Dynamics Board of Directors
      At a special meeting of our board of directors on February 24, 2006, after careful consideration, including consultation with financial and legal advisors, our board of directors determined that the merger agreement and the merger are in the best interests of Packaging Dynamics stockholders. Our board of directors approved the merger agreement. Our board of directors unanimously recommends, with one director abstaining, that you vote “FOR” adoption of the merger agreement and approval of the merger. Our board of directors also recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger at the time of the special meeting.
      In the course of reaching its decision to approve the merger agreement and to recommend that Packaging Dynamics stockholders vote to adopt the merger agreement and approve the merger, our board of directors consulted with our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors weighing positively in favor of the merger, including, among others:

•	the business, competitive position, strategy and prospects of Packaging Dynamics, the position of current and likely competitors, and current industry, economic and market conditions;

•	the possible alternatives to the merger (including the possibility of continuing to operate Packaging Dynamics as an independent entity and the desirability and perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of such alternatives was reasonably likely to present superior opportunities for Packaging Dynamics or to create greater value for our stockholders, taking into account risks of execution as well as business, competitive, industry and market risks, than the merger;

•	the $14.00 per share in cash to be paid as merger consideration in relation to the current value of Packaging Dynamics and our board of directors’ estimate of the future value of Packaging Dynamics as an independent entity and, specifically, the fact that the $14.00 per share in cash to be paid as merger consideration represents approximately (1) a 17% premium over the average closing stock price during the 90 days prior to the signing of the merger agreement and (2) a 36% premium over the closing stock price the last full trading day before Thilmany submitted a written expression of interest for the purchase of all of our outstanding shares of common stock for $14.00 per share;

•	the respective financial analyses presented by each of Deutsche Bank and Lehman Brothers, as well as the opinions of each of Deutsche Bank and Lehman Brothers to the effect that, as of February 24, 2006, and based upon and subject to the respective factors, assumptions and limitations set forth in each respective opinion, the $14.00 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders;

•	the value of the consideration to be received by Packaging Dynamics stockholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•	the fact that the merger is not subject to any financing condition;

•	the fact that under the terms of the merger agreement, Thilmany must pay us a termination fee of $5 million if the merger agreement is terminated under certain circumstances;

•	the fact that under the terms of the merger agreement, we can furnish information to and negotiate with a third party in response to an unsolicited bona fide acquisition proposal reasonably likely to lead to a superior offer and accept a superior offer should one be made;

•	the fact that Packaging Investors, our largest stockholder, expressed a desire for achieving liquidity for all or a portion of its investment in Packaging Dynamics, including through the possible exercise of its demand registration rights, and supported, and agreed to vote its shares in favor of, the adoption of the merger agreement; and

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities and reputation of Thilmany and Kohlberg.
      In the course of its deliberations, our board of directors also considered a variety of risks and other factors weighing negatively against the merger, including the following:

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our possible growth;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our employees, customers and our relationships with third parties;

•	the conditions to Thilmany’s obligation to complete the merger and the right of Thilmany to terminate the merger agreement in certain circumstances;

•	the risk that we might not receive necessary regulatory approvals and clearances to complete the merger;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to Thilmany a termination fee of $5 million if the merger agreement is terminated under certain circumstances;

•	the fact that the income realized by stockholders as a result of the merger generally will be taxable to our stockholders;

•	the interests that certain directors and executive officers of Packaging Dynamics may have with respect to the merger, in addition to their interests as stockholders of Packaging Dynamics generally, as described in “The Merger — Interests of Packaging Dynamics Executive Officers and Directors in the Merger,” beginning on page 37;

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company; and

•	the fact that immediately prior to the signing of the merger agreement, the trading price of our common stock was higher than the $14.00 per share to be paid in cash as merger consideration.
      Our board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section, and our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation.
Opinions of our Financial Advisors
      In September 2005, we retained Deutsche Bank to act as our financial advisor in connection with a potential transaction. In light of Deutsche Bank’s participation in Thilmany’s financing of the proposed transaction, we engaged Lehman Brothers to conduct an analysis of the proposed transaction and provide us with a fairness opinion in connection with the transaction, in addition to the opinion to be provided by Deutsche Bank. At the February 24, 2006, meeting of our board of directors, each of Deutsche Bank and Lehman Brothers delivered its oral opinion, subsequently confirmed in its written opinion, dated as of February 24, 2006, to our board of directors to the effect that, as of the date of such opinion, and based upon and subject to the respective factors, assumptions and limitations set forth in each respective opinion, the $14.00 per share cash consideration to be received by the holders of the outstanding shares of Packaging Dynamics common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders.

Deutsche Bank Securities Inc.
      Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as the principal financial advisor to Packaging Dynamics in connection with the proposed merger. At the February 24, 2006 meeting of Packaging Dynamics’ board of directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of the same date, to Packaging Dynamics’ board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the $14.00 per share cash consideration to be received by the holders of shares of Packaging Dynamics common stock in the merger was fair, from a financial point of view, to such Packaging Dynamics stockholders.
      The full text of Deutsche Bank’s written opinion, dated February 24, 2006, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Packaging Dynamics’ stockholders are urged to read the Deutsche Bank opinion in its entirety. The summary of the Deutsche Bank opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Deutsche Bank opinion.

      In connection with Deutsche Bank’s role as the principal financial advisor to Packaging Dynamics, and in arriving at its opinion, Deutsche Bank, among other things:

•	reviewed certain publicly available financial information and other information concerning Packaging Dynamics and certain internal analyses and other information furnished to it by Packaging Dynamics;

•	reviewed the reported prices and trading activity for the common stock of Packaging Dynamics;

•	compared certain financial and stock market information for Packaging Dynamics with similar information for certain other companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;

•	reviewed the terms of the merger agreement as set forth in a draft dated February 24, 2006; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.
      In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Packaging Dynamics, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Packaging Dynamics. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Packaging Dynamics as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion.
      For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:

•	the representations and warranties of Packaging Dynamics, merger sub and Thilmany contained in the merger agreement are true and correct;

•	Packaging Dynamics, merger sub and Thilmany will each perform all of the covenants and agreements to be performed by it under the merger agreement;

•	all conditions to the obligations of each of Packaging Dynamics, merger sub and Thilmany to consummate the merger will be satisfied without any waiver or modification thereof;

•	all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained;

•	that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Packaging Dynamics, merger sub or Thilmany is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on Packaging Dynamics, merger sub or Thilmany; and

•	that definitive merger agreement did not differ in any respects material to Deutsche Bank’s analysis from the draft furnished to Deutsche Bank.

      Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Packaging Dynamics board of directors at its meeting on February 24, 2006. The summary set forth below does not purport to be a complete description of Deutsche Bank’s analyses. The following summary includes information presented in tabular format. In order to understand fully the financial analyses used by Deutsche Bank, the tables must be read together with the text of each summary.

Historical Stock Performance
      Deutsche Bank reviewed and analyzed recent and historical market prices and trading volumes for Packaging Dynamics common stock from August 2005 through February 23, 2006 (the last NASDAQ Stock Market trading day prior to announcement of the merger), and compared the $14.00 per share to be paid pursuant to the merger agreement to certain market prices of Packaging Dynamics common stock on the dates and in the time periods referenced in the table below:

	Packaging Dynamics
Merger Consideration Compared to:	Price Per Share	Offer Premium Per Share

Closing Price on 2/23/06	$14.35	(2.4)%
Trade-weighted average prices:
One Week Ending on 2/23/06	$14.01	(0.1)%
Four Weeks Ending on 2/23/06	$13.27	5.5%
Three Months Ending on 2/23/06	$11.97	16.9%
Six Months Ending on 2/23/06	$11.82	18.4%

Analysis of Selected Publicly Traded Companies
      Deutsche Bank compared certain financial information and commonly used valuation measurements for Packaging Dynamics to corresponding information and measurements for a group of (i) four publicly traded companies that participate in part or in whole in the packaging industry and that have a market capitalization of less than $500 million, consisting of AEP Industries, Inc., Atlantis Plastics, Inc., Intertape Polymer Group Inc. and Multi-Color Corporation (collectively, the “Selected Micro-Cap Packaging Companies”) and (ii) seven publicly traded companies that participate in part or in whole in the paper packaging industry, consisting of Caraustar Industries, Inc., Cascades Inc., Chesapeake Corporation, Graphic Packaging Corporation, MeadWestvaco Corporation, Rock-Tenn Company and Sonoco Products Company (collectively, the “Selected Paper Packaging Companies” and together with the Selected Micro-Cap Packaging Companies, the “Selected Companies”). Such financial information and valuation measurements included, among other things, ratios of enterprise value (“Enterprise Value”) to the last 12 months (“LTM EBITDA”) earnings before interest expense, income taxes and depreciation and amortization (“EBITDA”). To calculate the Enterprise Value to earnings and EBITDA trading multiples for Packaging Dynamics and the Selected Companies, Deutsche Bank used publicly available SEC and equivalent international filings, the most recently available research guidance from analyst equity reports and published earnings estimates reported by the Institutional Brokers Estimate System.
      In order to address factors deemed relevant to Packaging Dynamics’ valuation, Deutsche Bank focused on certain multiples of the Selected Companies to derive a range of Enterprise Value multiples. The analysis showed the following Enterprise Value to LTM EBITDA estimates based on certain of the

Selected Companies stock prices as of February 23, 2006. Deutsche Bank then applied these multiples to Packaging Dynamics LTM EBITDA and derived an implied stock price for Packaging Dynamics.

	Enterprise Value Range

	Low	Median	High

Selected Micro-Cap Packaging Companies(1)

Ratio of Enterprise Value to LTM EBITDA	6.5x	7.0x	7.7x
Implied Packaging Dynamics Stock Price	$9.52	$10.90	$12.82
Selected Paper Packaging Companies(2)

Ratio of Enterprise Value to LTM EBITDA	6.x	7.3x	8.9x
Implied Packaging Dynamics Stock Price	$10.07	$11.72	$16.11

(1)	Excludes Multi-Color Corporation.

(2)	Excludes Caraustar Industries, Inc. and Cascades Inc.
      Deutsche Bank observed that the share price for Packaging Dynamics implied by these Enterprise Value trading multiples ranged from a low of $9.52 to a high of $16.11 per share and compared that range of values with the merger consideration of $14.00 per share.
      None of the 11 companies utilized as a comparison are identical to Packaging Dynamics. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

Analysis of Selected Precedent Transactions
      Deutsche Bank reviewed the financial terms, to the extent publicly available, of (i) 13 proposed, pending or completed merger and acquisition transactions announced since 2001 involving companies that participate in part or in whole in the flexible packaging and foodservice packaging industry and (ii) nine proposed, pending or completed merger and acquisition transactions announced since 2000 involving companies that participate in part or in whole in the paper packaging industry (collectively, the “Selected Transactions”). Deutsche Bank calculated various financial multiples based on certain available information for each of the Selected Transactions, including publicly available SEC and equivalent international filings and research guidance from analyst equity reports at the time of the transaction announcements, and compared them to corresponding financial multiples for the merger. The following transactions were reviewed:

Year	Acquiror	Target

Flexible/Foodservice Packaging

2006	Sun Capital Partners	Exopack
2005	Pactiv	Newspring Industrial Corp.
2005	AEA Partners	Pactiv (Protective & Flexibles business)
2005	Bernis	Dixie Toga (64.4% ownership interest)
2004	Warburg Pincus	Clondalkin
2003	Solo Cup	SF Holdings Group Inc. (Sweetheart Cup)
2003	Amcor	Rexam (healthcare flexibles business)
2002	Alcan	VAW FlexPac
2002	Bridgepoint Capital	Caffaro Flexible Packaging
2002	Alcoa	Ivex Packaging
2002	Pactiv	Winkler Forming
2001	Cinven	Kloechner Pentaplast
2001	SCA	Tuscarora
Paper Packaging

2005	Rock-Tenn Co.	Gulf States (paperboard business)
2004	Sonoco Products	CorrFlex Graphics
2003	Graphic Packaging	Riverwood
2003	Rock-Tenn Co.	Cartem Wilco
2001	Westvaco	Mead
2001	Temple-Inland	Chesapeake Box Plants
2000	Westvaco Corp.	IMPAC Group
2000	International Paper	Shorewood Packaging
2000	Chesapeake	Boxmore International plc
      In order to address factors deemed relevant to Packaging Dynamics’ valuation, Deutsche Bank focused on certain multiples of the Selected Transactions to derive a range of Enterprise Value multiples. The analysis showed the following Enterprise Value ratios for certain of the Selected Transactions:

	Enterprise Value Range

	Low	Median	High

Flexible/ Food Service Packaging
Ratio of Enterprise Value to LTM EBITDA	5.7x	6.9x	7.6x
Implied Packaging Dynamics Stock Price	$7.33	$10.62	$12.54
Paper Packaging
Ratio of Enterprise Value to LTM EBITDA	6.7x	7.5x	11.8x
Implied Packaging Dynamics Stock Price	$10.07	$12.27	$24.06
      Deutsche Bank observed that the share price for Packaging Dynamics implied by these Enterprise Value trading multiples ranged from a low of $7.33 to a high of $24.06 per share and compared that range of values with the merger consideration of $14.00 per share.

      All multiples for the Selected Transactions were based on information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the six-year period during which the Selected Transactions occurred.
      Because the reasons for, and circumstances surrounding, each of the Selected Transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Packaging Dynamics and the companies involved in the Selected Transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and Packaging Dynamics.

Premiums Paid Analysis
      Deutsche Bank examined the premiums paid for a group (“Selected Group”) of historical business combinations involving companies that it considered to be comparable, in whole or in part, to Packaging Dynamics. The Selected Group included pending or completed merger and acquisition transactions with Enterprise Values between $200 and $500 million during the time period between 2001 and February 23, 2006. The Selected Group excluded regulated industries, acquisitions of bankrupt companies, acquisitions of less than 50% of the target’s outstanding shares and share repurchases.
      Deutsche Bank derived a premiums paid range of the closing stock price for each target in the Selected Group one week prior to announcement and the trade-weighted stock price one week prior to announcement of the transaction and four weeks prior to the announcement of the transaction. The following table presents the range of premiums paid for the Selected Group using the above parameters:

	Selected Group
	Premiums

	Low	High

Premium Over Share Price One Day Prior to Announcement ($14.35)	15.0%	25.0%
Implied Packaging Dynamics Stock Price	$16.50	$17.94
Premium Over Trade-Weighted Share Price One Week Prior to Announcement ($14.01)	15.0%	25.0%
Implied Packaging Dynamics Stock Price	$16.11	$17.51
Premium Over Trade-Weighted Share Price Four Weeks Prior to Announcement ($13.27)	20.0%	30.0%
Implied Packaging Dynamics Stock Price	$15.92	$17.25
      Deutsche Bank observed that the share price for Packaging Dynamics implied by these premiums paid percentages ranged from a low of $15.92 to a high of $17.94 per share and compared that range of values with the merger consideration of $14.00 per share.

Discounted Cash Flow Analysis
      Deutsche Bank performed a discounted cash flow analysis for Packaging Dynamics. Deutsche Bank calculated the discounted cash flow values for Packaging Dynamics as the sum of the net present values of (i) the estimated future cash flow that Packaging Dynamics will generate for the years 2006 through 2010, plus (ii) the value of Packaging Dynamics at the end of such period. The estimated future cash flows were based on the financial projections for Packaging Dynamics for the years 2006 through 2010 prepared by Packaging Dynamic’s management. The terminal values of Packaging Dynamics were calculated based on projected EBITDA for 2010 and a range of multiples of 6.0x and 7.5x. Deutsche Bank used discount rates ranging from 10.0% to 14.0%. Deutsche Bank used such discount rates based on its judgment of the estimated weighted average cost of capital of Packaging Dynamics, and used such multiples based on its review of the trading characteristics of the common stock of certain of the Selected Companies. The following table presents the range of Packaging Dynamics stock price values implied by the resulting discounted cash flow valuation range based on discount rates ranging from 10.0% to 14.0%.

	DCF Analysis
	Price Range

	Low	High

Implied Packaging Dynamics Stock Price	$11.21	$18.72
      Deutsche Bank observed that the share price for Packaging Dynamics implied by the discounted cash flow analysis ranged from a low of $11.21 to a high of $18.72 per share and compared that range of values with the merger consideration of $14.00 per share.
      The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Packaging Dynamics board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.
      In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Packaging Dynamics board of directors as to the fairness to Packaging Dynamics of the $14.00 per share cash consideration to be received by the holders of shares of Packaging Dynamics common stock in the merger and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Packaging Dynamics management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Packaging Dynamics’ control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Packaging Dynamics, Thilmany or their respective advisors, neither Packaging Dynamics nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.
      The terms of the merger were determined through negotiations between Packaging Dynamics and Thilmany and were approved by the Packaging Dynamics board of directors. Although Deutsche Bank provided advice to Packaging Dynamics during the course of these negotiations, the decision to enter into the merger was solely that of the Packaging Dynamics board of directors. As described above, the opinion and presentation of Deutsche Bank to the Packaging Dynamics board of directors were only one of a number of factors taken into consideration by the Packaging Dynamics board of directors in making its determination to approve the merger. Deutsche Bank’s opinion was provided to the Packaging Dynamics board of directors to assist it in connection with it consideration of the merger and does not constitute a recommendation to any holder of Packaging Dynamics as to how to vote with respect to the merger. In the context of Deutsche Bank’s engagement by Packaging Dynamics, Deutsche Bank was only authorized to solicit third-party indications of interest from a limited number of potential suitors specifically identified by Packaging Dynamics following discussions with Deutsche Bank. Except for those third parties identified by Packaging Dynamics, Deutsche Bank was not authorized to contact, nor did it contact, any third parties regarding a potential transaction with Packaging Dynamics. In addition, Deutsche Bank was not asked to, and its opinion does not address, the fairness to, or any consideration of, the holders of any class of securities, creditors or other constituencies of Packaging Dynamics, other than holders of Packaging Dynamic’s common stock.
      Packaging Dynamics selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Packaging Dynamics has retained Deutsche Bank pursuant to a letter agreement dated September 27, 2005, as amended January 10, 2006 (the “Engagement Letter”). As compensation for Deutsche Bank’s services relating to its fairness evaluation in connection with the merger, Packaging Dynamics agreed to pay Deutsche Bank a fee equal to 1.0% of the aggregate consideration payable by Thilmany in the merger, a substantial portion of which is contingent upon consummation of the merger. Deutsche Bank has agreed that its fee will be reduced by the amount of any fees Packaging Dynamics pays to Lehman Brothers up to $750,000. Regardless of whether the merger is consummated, Packaging Dynamics has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the Engagement Letter, which amount is not to exceed $50,000 without Packaging Dynamics’ prior written consent. Packaging Dynamics has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.
      Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking and other financial services to affiliates of Kohlberg & Company, LLC, an affiliate of Thilmany, for which it has received compensation. One or more members of the DB Group have agreed to provide financing to Thilmany in connection with the merger and will receive customary fees in connection therewith. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Packaging Dynamics for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Lehman Brothers Inc.
      In February 2006, the Packaging Dynamics board of directors engaged Lehman Brothers to render an opinion with respect to the fairness, from a financial point of view, to Packaging Dynamics’ stockholders of the consideration to be received in the proposed merger of Packaging Dynamics with Thilmany. On February 24, 2006, Lehman Brothers rendered its oral opinion, followed by a written opinion dated February 24, 2006, to the Packaging Dynamics board of directors that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be paid by Thilmany to the stockholders of Packaging Dynamics in the merger was fair to such stockholders.
      The full text of Lehman Brothers’ written opinion, dated February 24, 2006, is attached as Annex C to this Proxy Statement. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.
      Lehman Brothers’ opinion was provided for the information and assistance of the Packaging Dynamics board of directors in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of Packaging Dynamics as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, Packaging Dynamics’ underlying business decision to proceed with or effect the merger.

      In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

1. The merger agreement and the specific terms of the merger;

2. Publicly available information concerning Packaging Dynamics that Lehman Brothers believed to be relevant to our analysis, including Packaging Dynamics’:

i. Annual Report on Form 10-K for the fiscal year ending December 31, 2004;

ii. Quarterly Reports on Form 10-Q for the quarters ending March 31, 2005, June 30, 2005 and September 30, 2005; and

iii. Press release announcing fourth quarter and year ending December 31, 2005 financial results on Form 8-K, filed on February 9, 2006.

3. Financial and operating information with respect to the business, operations and prospects of Packaging Dynamics furnished to Lehman Brothers by Packaging Dynamics, including financial projections of Packaging Dynamics prepared by management of Packaging Dynamics;

4. Published estimates of third party research analysts with respect to the future financial performance of Packaging Dynamics;

5. The trading history of Packaging Dynamics’ common stock from June 10, 2002 to February 23, 2006 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

6. A comparison of the historical financial results and present financial condition of Packaging Dynamics with those of other companies that Lehman Brothers deemed relevant; and

7. A comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant.
      In addition, Lehman Brothers had discussions with the management of Packaging Dynamics concerning Packaging Dynamics’ business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.
      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of Packaging Dynamics that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Packaging Dynamics, upon advice of Packaging Dynamics Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Packaging Dynamics as to the future financial performance of Packaging Dynamics and that Packaging Dynamics will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Packaging Dynamics and did not make or obtain any evaluations or appraisals of the assets or liabilities of Packaging Dynamics. In addition, Packaging Dynamics did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or part of Packaging Dynamics, and, at the direction of Packaging Dynamics, Lehman Brothers relied on the efforts of Packaging Dynamics and its financial advisor to solicit indications of interest from other potential buyers with respect to the purchase of all or part of Packaging Dynamics. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, February 24, 2006.
      The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Packaging Dynamics board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Comparable Company Analysis
      Lehman Brothers reviewed and compared specific financial and operating data relating to Packaging Dynamics with selected companies that Lehman Brothers deemed comparable to Packaging Dynamics. Lehman Brothers chose the companies used in the comparable company analysis based on their general similarity to Packaging Dynamics in the mix and characteristics of their businesses, size, growth and returns. For Packaging Dynamics, Lehman Brothers included in its review of comparable companies the companies set forth in the chart below:

				Firm Value as
				Multiple of
				EBITDA:
	Price	Equity	Firm
Company	(2/23/06)	Value	Value	LTM	CY06P

	($ in millions, except per share amounts)
Specialty Packaging Peers
AptarGroup, Inc.	$53.63	$1,945	$2,074	8.2x	7.8x
Bemis Company, Inc.	$30.17	$3,209	$3,989	8.4x	7.8x
Pactiv Corporation	$23.40	$3,419	$4,128	9.1x	8.7x
Sealed Air Corporation	$56.85	$5,097	$7,186	10.5x	9.6x
Sonoco Products Company	$32.38	$3,295	$4,017	8.8x	8.0x
Winpak Ltd.	$9.33	$607	$658	11.2x	9.4x
Mean:				9.4x	8.5x
Median:				8.9x	8.3x
Micro-Cap Specialty Peers
AEP Industries Inc.	$27.00	$238	$423	7.5x	6.5x
Atlantis Plastics, Inc.	$8.92	$76	$283	7.3x	6.4x
CCL Industries Inc.	$27.24	$876	$1,121	6.8x	6.4x
Multi-Color Corporation	$28.20	$192	$222	9.2x	9.4x
Intertape Polymer Group	$8.43	$349	$689	7.6x	NA
Mean:				7.7x	7.2x
Median:				7.5x	6.5x
Other Packaging Peers
Ball Corporation	$43.70	$4,713	$6,797	8.8x	8.7x
Crown Holdings, Inc.	$18.71	$3,210	$6,555	8.2x	7.6x
Owens-Illinois, Inc.	$19.30	$2,958	$8,591	6.4x	6.3x
Silgan Holdings Inc.	$40.00	$1,509	$2,189	6.6x	6.6x
Mean:				7.5x	7.3x
Median:				7.4x	7.1x
Total Mean:				8.3x	7.8x
Total Median:				8.2x	7.8x
Packaging Dynamics:				8.3x	6.7x
      Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to those of Packaging Dynamics. However, because of the inherent differences between the business, operations and prospects of Packaging Dynamics and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as Packaging Dynamics. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Packaging Dynamics and the companies included in the comparable company analysis to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels, degree of operational risk, daily common stock trading volume, ownership makeup and equity research coverage breadth between Packaging Dynamics and the companies included in the comparable company analysis.
      For each comparable company, Lehman Brothers calculated multiples of enterprise value over earnings before interest, taxes, depreciation, and amortization, referred to as EBITDA, based upon last twelve months EBITDA results and estimates of EBITDA for the calendar year ending December 31, 2006. Lehman Brothers then applied a range of multiples derived from this analysis to Packaging Dynamics’ actual and projected EBITDA for the fiscal years ending December 31, 2005 and 2006 to calculate Packaging Dynamics’ implied enterprise value. Lehman Brothers calculated Packaging Dynamics’ implied equity value by subtracting the net debt (which is total debt (including the value of future non-compete payments) minus cash) from the implied enterprise value and divided the implied equity value by the diluted shares outstanding to obtain Packaging Dynamics’ implied equity value per share. All of these calculations were performed and based on the management projections for Packaging Dynamics and utilized closing share prices as of February 23, 2006. These implied stand-alone public market trading values did not include any value an acquiror may derive from consolidated ownership such as synergies, cost savings and enhanced revenue opportunities.
      When evaluating the comparable company analysis, Lehman Brothers developed two sets of value ranges based on actual EBITDA for the last twelve months results and projected EBITDA for the calendar year ending December 31, 2006.
      Based on a selected range of multiples of enterprise value to last twelve months EBITDA for the comparable companies of 7.5x to 8.0x, Lehman Brothers calculated a range of implied enterprise values for Packaging Dynamics of $249 million to $265 million and an implied equity value of $136 million to $151 million. This analysis resulted in an implied equity value per share for Packaging Dynamics of $12.25 to $13.50 per share.
      Based on a selected range of multiples of enterprise value to CY 2006 EBITDA for the comparable companies of 6.5x to 7.0x, Lehman Brothers calculated a range of implied enterprise values for Packaging Dynamics of $265 million to $289 million and an implied equity value of $151 million to $175 million. This analysis resulted in an implied equity value per share for Packaging Dynamics of $13.50 to $15.50 per share.
      Lehman Brothers noted that the merger consideration of $14.00 per share was above and within the range of the implied share prices of $12.25 and $13.50 and $13.50 and $15.50, respectively, that resulted from these analyses.

Comparable Transaction Analysis
      Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in thirty acquisitions of companies that Lehman Brothers, based on its experience, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the Comparable Transaction Analysis based on the similarity of the target companies in the transactions to Packaging Dynamics in the size, mix, margins and other relevant characteristics of their businesses. Lehman Brothers reviewed the transactions set forth in the chart below:

			(Currency in
			millions)

Announce Date	Target	Acquiror	Transaction Value

12/20/05	Tyco Plastics & Adhesives	Apollo Management	$975.0
12/16/05	W/ S Packaging	J.W. Childs Associates	$240.0
10/05/05	Exopack	Sun Capital Partners	$245.8
07/15/05	Cello-Foil Products	Sun Capital Partners	$34.0
06/23/05	Pregis (Pactiv)	AEA Investors	$559.2
02/07/05	John Henry	Bear Stearns Merchant Banking	$100.0
01/05/05	Dixie Toga SA	Bemis	$334.7
08/06/04	Papercon, Inc.	Packaging Dynamics	$68.4
07/19/04	UCB Films (Innovia Films)	Candover	€320.0
04/29/04	Sonoco Products	CorrFlex Graphics	$250.0
01/30/04	Clondalkin	Warburg Pincus	€630.0
12/22/03	SF Holdings (Sweetheart)	Solo Cup/ Vestar	$882.2
08/21/03	Rexam Healthcare Flexibles	Amcor	£135.0
11/22/02	VAW Packaging (FlexPac)	Alcan	€345.0
10/31/02	Trespaphan	Dor Chemicals/Bain Capital	€200.0
08/21/02	UPM-Kymmene-Walki Films	Bemis	$68.5
06/19/02	DuPont Clysar Shrink Film	Bemis	$142.5
03/18/02	Ivex Packaging	Alcoa	$786.6
10/19/01	Klockner-Pentaplast	Cinven	€925.5
07/06/01	Duralam, Inc.	Bemis	$69.0
06/07/01	Plastics Inc. (Home Products Int’l.)	Tyco	$71.3
04/06/01	Danisco Flexible	Amcor	€302.9
04/06/01	Akerlund & Rausing	Amcor	€86.4
01/22/01	Tuscarora	SCA	$287.1
10/16/00	JPS Packaging	Pechiney	$45.5
09/29/00	Packaging Resources	Huhtamaki Van Leer	$158.9
07/07/00	Viskase (Specialty Plastic Films)	Bemis	$245.0
06/28/00	Dolphin Packaging PLC	Sealed Air	$84.6
06/09/00	Waddington North America, Inc. (WNA)	Code, Hennessy & Simmons	$209.5
03/31/00	Huntsman Packaging (Pliant)	Chase Capital Partners	$1,009.9
      The reasons for and the circumstances surrounding each of the transactions analyzed were diverse and there are inherent differences in the business, operations, financial condition and prospects of Packaging Dynamics, and the businesses, operations, financial conditions and prospects of the companies included in the Comparable Transaction Analysis. Accordingly, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers believed that the appropriate use of the Comparable Transaction Analysis required qualitative judgments concerning the differences between the characteristics of these transactions and the merger.
      Based on publicly available information, Lehman Brothers considered the transaction value as a multiple of the then last twelve months EBITDA for each transaction. For the transactions reviewed, the mean and median of the transaction value as a multiple of the then last twelve months EBITDA was 6.9x and 6.7x, respectively. Lehman Brothers then applied the range of multiples derived from this analysis to

Packaging Dynamics’ EBITDA for the fiscal year ending December 31, 2005 to calculate an implied transaction value for the merger. The transaction value of the proposed merger as a multiple of Packaging Dynamics’ last twelve months EBITDA is 8.1x. Lehman Brothers calculated Packaging Dynamics’ implied equity value by subtracting net debt from the implied transaction value and divided the implied equity value by the diluted shares outstanding to obtain Packaging Dynamics’ implied equity value per share.
      Based on a selected range of multiples of transaction value to last twelve months EBITDA for the comparable transactions of 6.5x to 7.5x, Lehman Brothers calculated a range of implied transaction values of $216 million to $249 million and an implied equity value of $103 million to $136 million. This analysis resulted in an implied equity value per share for Packaging Dynamics of $9.50 to $12.25.
      Lehman Brothers noted that the merger consideration of $14.00 per share was above the range of the implied share prices of $9.50 and $12.25 that resulted from this analysis.

Premiums Paid Analysis
      Lehman Brothers compared the premium proposed to be paid in the merger with premia paid in all-cash merger and acquisition transactions for domestic companies in the industrial sector that were completed between January 1, 2002 and February 1, 2006 with implied equity values ranging from $100 million to $500 million. For each transaction, Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company prevailing (i) one day, (ii) seven days, (iii) four weeks and (iv) three-month average prior to the announcement of the transaction. To calculate the implied share price, Lehman Brothers applied the range of premia paid derived from this analysis to Packaging Dynamics’ average stock price for the three-month period ending February 23, 2006. Lehman Brothers used the three-month average stock price as a result of the relatively volatile nature of Packaging Dynamics’ stock price and the low average daily trading volume and low public float of Packaging Dynamics’ common stock. Lehman Brothers calculated Packaging Dynamics’ implied equity value by multiplying the implied share price by the diluted shares outstanding and implied enterprise value by adding Packaging Dynamics’ net debt to its implied equity value.
      Based on a selected range of premia paid on the three-month average price in such transactions of 10.0% to 25.0%, Lehman Brothers calculated a range of implied transaction values for Packaging Dynamics of $259 million to $283 million and an implied equity value of $145 million to $169 million. This analysis resulted in an implied equity value per share for Packaging Dynamics of $13.00 to $15.00.
      Lehman Brothers noted that the merger consideration of $14.00 per share was within the range of the implied share prices of $13.00 and $15.00 that resulted from this analysis.

Discounted Cash Flow Analysis
      As part of its analysis, and in order to estimate the present value of Packaging Dynamics’ common stock, Lehman Brothers performed a five-year discounted cash flow analysis of Packaging Dynamics based on the projected financial information of Packaging Dynamics provided by its management for fiscal years 2006 to 2010.
      A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a discounted cash flow analysis for Packaging Dynamics by adding (1) the present value of Packaging Dynamics’ projected after-tax unlevered free cash flows for the fiscal years 2006 through 2010 to (2) the present value of the “terminal value” of Packaging Dynamics as of fiscal year 2010.
      To estimate the residual value of Packaging Dynamics at the end of the forecast period, or terminal value, Lehman Brothers applied EBITDA terminal value multiples of 6.0x, 6.5x and 7.0x to projected fiscal year 2010 EBITDA. This EBITDA multiple range was based on Lehman Brothers’ analysis of historical last twelve month EBITDA multiples for comparable companies. Lehman Brothers discounted the unlevered free cash flows and the estimated terminal value to a present value at after-tax discount rates ranging from 11.0% to 13.0%. This range of discount rates was based on an analysis of Packaging Dynamics’ weighted average cost of capital, micro-capitalization equity value and those of other comparable companies. Lehman Brothers calculated a range of implied enterprise values for Packaging Dynamics by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario. Lehman Brothers then calculated Packaging Dynamics’ implied equity values subtracting the net debt from the implied enterprise value and divided the implied equity value by the diluted shares outstanding to obtain Packaging Dynamics’ implied equity value per share.
      Lehman Brothers also performed further analysis by sensitizing operating assumptions of average sales growth rates and average EBITDA margins from 2006 through 2010 to arrive at an implied equity value range. Assuming a constant discount rate of 12% and constant terminal value multiple of 6.5x, Lehman Brothers applied a range of average sales growth rates of 4% to 8% and a range of average EBITDA margins of 9% to 11%.
      Based on the selected discounted cash flow analyses, Lehman Brothers calculated an implied enterprise value range of $253 million and $306 million and an equity value range of $139 million and $192 million. By dividing equity value by the diluted shares outstanding, this analysis resulted in an implied equity value per share for Packaging Dynamics of $12.50 to $17.00 per share.
      Lehman Brothers noted that the merger consideration of $14.00 per share was within the range of the implied share prices of $12.50 to $17.00 that resulted from this analysis.

Leveraged Buyout Analysis
      Lehman Brothers performed a leveraged buyout analysis in order to ascertain a per share price of Packaging Dynamics which might be achieved in a leveraged buyout transaction based upon current market conditions. In conducting this analysis, Lehman Brothers assumed the following: (i) a capital structure of Packaging Dynamics comprising approximately $183 million in total debt (or approximately 5.5x fiscal year 2005 EBITDA), (ii) an equity investment that would achieve a minimum rate of return in the range of 20%-25% on equity invested during a five-year period and (iii) a projected EBITDA terminal value multiple of 7.0x last twelve month EBITDA. Additionally, Lehman Brothers performed sensitivity analyses based on initial total debt of 5.0x, 5.25x and 5.5x fiscal year 2005 EBITDA and EBITDA terminal value multiples of 6.5x, 7.0x and 7.5x.
      Based on these assumptions, the analysis resulted in a range of implied leveraged buyout acquisition prices per share of Packaging Dynamics common stock of $12.50 to $14.00.
      Lehman Brothers noted that the merger consideration of $14.00 per share was at the top of the range of the implied share prices of $12.50 to $14.00 that resulted from this analysis.

Equity Research Analysis
      Lehman Brothers utilized equity research estimates from Jefferies & Company, Inc. and Sidoti & Company, LLC to arrive at an implied per share value range for Packaging Dynamics. Lehman Brothers noted that these were the only firms that provided publicly available equity research coverage of Packaging Dynamics as of February 24, 2006.
      Lehman Brothers calculated the implied transaction multiples of the merger based on Packaging Dynamics’ management projections and applied these derived multiples to the available equity research analysts’ estimates for the corresponding statistics. Specifically, Lehman Brothers calculated the multiple of the transaction value of the merger to management’s projections for fiscal years 2006 and 2007 EBIT of 8.5x and 7.6x, respectively, and applied these multiples to Jefferies & Company, Inc.’s 2006 and 2007 EBIT estimates for Packaging Dynamics of $27.2 million and $30.2 million to arrive at an enterprise value range for Packaging Dynamics. An implied equity value per share was calculated by subtracting net debt from these enterprise values and then dividing by the diluted shares outstanding.
      In addition, Lehman Brothers calculated the price to earnings ratio of the merger, using management’s projections for earning per share, for fiscal years 2006 and 2007 of 11.9x and 10.6x, respectively. Lehman Brothers then applied these PE multiples to the 2006 and 2007 EPS estimates for Packaging Dynamics from Jefferies & Company, Inc. of $1.07 and $1.29 and from Sidoti & Company, LLC of $1.05 and $1.16 to arrive at a per-share equity value range for Packaging Dynamics.
      Utilizing this equity research analysis, Lehman Brothers arrived at an implied equity value per share range for Packaging Dynamics of $10.75 to $13.75. Lehman Brothers noted that the merger consideration of $14.00 per share was above the range of the implied share prices that resulted from this analysis. Lehman Brothers also noted that the available equity research sources, Jefferies & Company, Inc. and Sidoti & Company, LLC, had established 12-month share price targets for Packaging Dynamics of $13.00 and $12.00, respectively, as of February 24, 2006.

General
      In connection with the review of the merger by Packaging Dynamics’ board of directors, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of Packaging Dynamics.
      In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with reserves, industry performance, general business and economic conditions and other matters, many of which are beyond the control of Packaging Dynamics. None of Packaging Dynamics, Lehman Brothers or any other person assumes responsibility if the future results are materially different than those discussed. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness, from a financial point of view, to Packaging Dynamics stockholders and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated February 24, 2006, to Packaging Dynamics’ board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Packaging Dynamics common stock might trade following announcement of the merger or the prices at which Packaging Dynamics common stock might trade following consummation of the merger.
      The terms of the merger were determined through arm’s length negotiations between Packaging Dynamics and Thilmany and were approved by Packaging Dynamics’ board of directors. Lehman Brothers did not recommend any form of consideration to Packaging Dynamics or that any specific form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers’ opinion was provided to Packaging Dynamics’ board of directors to assist it in its consideration of the merger. Lehman Brothers’ opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by Packaging Dynamics’ board of directors in making its determination to approve the merger agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of Packaging

Dynamics’ board of directors with respect to the value of Packaging Dynamics or of whether Packaging Dynamics’ board of directors would have been willing to agree to a different form of consideration.
      Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Packaging Dynamics board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with the packaging sector generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.
      As compensation for its services in connection with the merger, Packaging Dynamics paid Lehman Brothers $750,000 upon the delivery of Lehman Brothers’ opinion. In addition, Packaging Dynamics has agreed to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Packaging Dynamics and the rendering of the Lehman Brothers opinion.
      In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Packaging Dynamics for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
Interests of Packaging Dynamics Directors and Executive Officers in the Merger
      When considering the recommendation of Packaging Dynamics’ board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger other than their interests as Packaging Dynamics stockholders generally, pursuant to certain agreements between such directors and executive officers and us and, in the case of the executive officers, pursuant to employment agreements with Thilmany. These interests may be different from, or in conflict with, your interests as a Packaging Dynamics stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

Treatment of Stock Options
      As of the record date, there were approximately 434,065 shares of our common stock subject to stock options with an exercise price of less than $14.00 granted under our equity incentive plans to our current executive officers and directors. Immediately prior to the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $14.00, if any, over the exercise price per share of common stock subject to such option and

•	the number of shares of common stock subject to such option.
      The following table summarizes the vested and unvested options with exercise prices of less than $14.00 per share held by our executive officers and directors as of March 8, 2006 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

	No. of Shares	Weighted Average
	Underlying Vested	Exercise Price of
	and Unvested	Vested and Unvested
	Options	Options	Resulting Consideration

Directors:
Gaby A. Ajram	5,000	$10.20	$19,000.00
George V. Bayly	12,000	$9.79	$50,500.00
Anthony P. Scotto	12,000	$9.79	$50,500.00
Frank V. Tannura	161,761	$7.46	$1,057,786.00
William J. White	12,000	$9.79	$50,500.00

Executive Officers:
Patrick T. Chambliss	30,000	$10.20	$114,000.00
Eugene J. Gentili	90,000	$12.14	$167,000.00
Jeremy S. Lawrence	101,304	$6.76	$733,670.00
David E. Wartner	10,000	$10.20	$38,000.00

Severance and Change of Control Agreements
      We have entered into severance and change of control agreements with each of Mr. Tannura, dated January 23, 2003 and amended on October 1, 2004 and March 31, 2005, and Mr. Chambliss, dated October 1, 2004 and amended on January 16, 2005, pursuant to which, if any such officer’s employment is terminated without “cause” or for “good reason,” such officer will be entitled to receive a lump sum payment on the date of termination equal to one times the sum of such officer’s annual base salary and target bonus, each as in effect immediately prior to the date of such officer’s termination (or, if higher, immediately prior to the first occurrence or circumstance constituting “good reason”). Mr. Tannura’s agreement provides that any termination of his employment by Mr. Tannura during the six month period beginning three months following a change of control will be deemed “good reason” entitling Mr. Tannura to receive severance. In the event such termination occurs after a change of control, however, Mr. Tannura will be entitled to a lump sum payment on the date of termination equal to three times such amounts, and Mr. Chambliss will be entitled to a lump sum payment on the date of termination equal to two times such amounts. Such officers will also receive continuation of medical and dental benefits until the first anniversary (or third anniversary, in the case of Mr. Tannura, or second anniversary, in the case of Mr. Chambliss, if such termination occurs after a change of control) of such officer’s termination or until covered by insurance with another employer, if sooner. If such termination occurs on or after (or within close proximity of) a “change in control,” such officers are also entitled to outplacement services for up to one year in an amount not to exceed $25,000 each. In addition, such officers will receive gross-up payments for certain excise taxes, interest and penalties, if any, that may be imposed by Section 4999 of the Internal Revenue Code. In connection with his employment with the combined company following the merger, we expect that Mr. Tannura will have a new employment arrangement with the severance rights described below under “—Management Arrangements with the Surviving Corporation.”
      We have also entered into similar severance and change of control agreements with each of Mr. Gentili and Mr. Wartner, each dated March 31, 2005, except that, with respect to Mr. Gentili, if his employment is terminated without “cause” or for “good reason,” he will be entitled to receive a lump sum payment on the date of termination equal to one times the sum of his annual base salary and target bonus or two times his base salary if such termination occurs after a change of control and, with respect to Mr. Wartner, if his employment is terminated without “cause” or for “good reason,” he will be entitled to receive a lump sum payment on the date of termination equal to one-half times the sum of his annual base salary, outplacement services for up to six months in an amount not to exceed $12,500 and continued medical and dental benefits for six months following termination.

      In addition, we have entered into a severance agreement with Mr. Lawrence, dated August 1, 2000, pursuant to which if Mr. Lawrence’s employment is terminated without “cause” or for “good reason,” such officer will receive a lump sum payment on the date of his termination equal to his base salary then in effect and continued participation in our medical plan until the first anniversary of his termination or until covered by insurance with another employer, if sooner.
      The following table shows the amount of potential cash severance payable to our current executive officers (including reimbursement for outplacement expenses, if applicable) based on an assumed termination date of February 28, 2006, which is the last day of the most recent month prior to the mailing of this proxy statement. The table also shows the estimated present value of continuing coverage of medical, dental and other benefits.

	Amount of Potential
	Cash Severance	Estimated Present
	Payment	Value of Benefits

Executive Officers:
Frank V. Tannura	$2,065,000	$36,409
Patrick T. Chambliss	775,000	24,273
Eugene J. Gentili	625,000	13,709
Jeremy S. Lawrence	200,000	43,309
David E. Wartner	105,000	6,855
      In addition, in the event any benefit gives rise to an excise tax, certain of our executive officers are also entitled to a “gross-up” payment in an amount that would place the executive officer in the same after-tax position that he would have been in if no excise tax had applied.

Termination of Deferred Compensation Plan and Distribution of Accounts
      At the effective time of the merger, Packaging Dynamics will terminate its non-qualified deferred compensation plans, in which our executive officers or directors participate, and will cause all accounts thereunder to be paid out to participants in cash, less any required withholding taxes.
      The following table shows the account balances in the non-qualified deferred compensation plan of our directors and executive officers as of February 28, 2006. All account balances (through the effective time of the merger) will be distributed upon consummation of the merger.

Participant	Account Balances

Directors:
Frank V. Tannura	$79,867.68

Executive Officers:
Patrick T. Chambliss	10,773.70
Jeremy S. Lawrence	33,839.32

Management Arrangements with the Surviving Corporation
      Mr. Tannura and Thilmany have entered into an arrangement with respect to Mr. Tannura’s position with the surviving corporation following the effective time of the merger. Mr. Tannura will serve as chief executive officer of the surviving corporation for a period of at least one year and a member of the board of directors of the surviving corporation’s parent company for at least two years, with any continuing role beyond such period to be mutually agreed upon in the future. For each of the two years, Mr. Tannura will receive a base salary of $425,000, subject to annual review by the compensation committee of the surviving corporation, and a target bonus of 60% of his base salary, provided certain financial targets, which will be set by the compensation committee of the surviving corporation, are met. Mr. Tannura will also receive options to purchase 1,000,000 shares of the surviving corporation’s parent company that vest ratably over a two-year period so long as Mr. Tannura remains as chief executive officer or board member during such time. In lieu of any payments under Mr. Tannura’s existing severance and change of control agreement with Packaging Dynamics, Mr. Tannura will receive the following payments from Thilmany:

•	$1,020,000 in cash payable at the closing of the merger; and

•	$1,020,000 in cash payable on the first anniversary of the closing, provided that Mr. Tannura has not terminated his employment other than for “good reason.”
      Mr. Tannura has agreed to make an equity investment of $500,000 in the surviving corporation’s parent company at the closing. In addition, Mr. Tannura will be entitled, at his sole discretion, to purchase additional shares of the surviving corporation’s parent company and to invest in any future portfolio companies of Kohlberg on the same terms as the Kohlberg limited partners. Mr. Tannura will also be entitled to receive continuing medical benefits for a period of at least three years following his termination with the surviving corporation.
      As of the date of this proxy statement, other than Mr. Tannura, no member of our management has entered into any amendments or modifications to existing employment agreements with us in connection with the merger. In addition, as of the date of this proxy statement, no member of our management other than Mr. Tannura has entered into any agreement, arrangement or understanding with Thilmany or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or its parent company; however, Thilmany has informed us of its intention to retain members of our existing management team with the surviving corporation after the merger is completed and to set up equity purchase plans and equity-based incentive compensation plans for management of the surviving corporation.

Indemnification and Insurance
      The merger agreement provides that Thilmany will, and will cause the surviving corporation of the merger to, indemnify, defend and hold harmless any current or former officer, director, employee or agent of Packaging Dynamics or its subsidiaries in their capacities as such to the same extent such persons are indemnified by Packaging Dynamics as of the date of the merger agreement for any actions pertaining to any matter or fact arising, existing or occurring prior to the effective time of the merger, to the fullest extent permitted by applicable law. Thilmany or the surviving corporation will also be required to advance expenses to indemnified persons, provided that the indemnified persons undertake to reimburse the advanced amounts in the event it is determined that such person is not entitled to indemnification.
      The merger agreement also provides that all rights of indemnification and limitations of liability existing as of the date of the merger agreement in favor of any indemnified person will continue in full force and effect for a period of six years after the effective time of the merger. In addition, for six years after the effective time of the merger, Thilmany will maintain directors’ and officers’ liability insurance for matters occurring prior to the effective time of the merger covering those persons who were, as of the effective date of the merger, covered by our directors’ and officers’ liability insurance policies, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. Thilmany’s obligation to provide this insurance coverage is subject to a cap on the annual premium equal to 150% of the last annual premium paid. This obligation may also be satisfied by our purchase of a “tail” insurance policy in an amount not to exceed $425,000 for our existing policy so long as it provides coverage and amounts no less favorable than those in effect on the date of the merger agreement.
Legal Proceedings Regarding the Merger
      On March 2, 2006, a purported stockholders class action complaint, captioned Camp Ger, Inc. and Ruthy Parness v. Frank V. Tannura et al., was filed by two stockholders of Packaging Dynamics in the Court of Chancery of the State of Delaware against Packaging Dynamics and its directors, Packaging Investors and Thilmany challenging the proposed merger.

      The complaint alleges causes of action for (i) illegal and unenforceable limits placed on the board of directors’ exclusive authority and duties to govern the business and affairs of Packaging Dynamics by the stockholders agreement between Packaging Dynamics and Packaging Investors pursuant to which Packaging Investors has been granted special approval rights with respect to certain extraordinary corporate transactions under certain circumstances and (ii) breach of fiduciary duty against our directors for not providing an effective fiduciary out for the board of directors’ exercise of its continuing fiduciary duties in the sale of Packaging Dynamics. The complaint seeks, among other things, to enjoin the merger, to invalidate Packaging Investors’ special approval rights under the stockholders agreement, to rescind any actions taken to effect the merger, to require the defendants to fully disclose all material information regarding the merger and to direct the defendants to disgorge all their profits from the merger.
      The lawsuit is in its preliminary stage. We believe that the lawsuit is without merit and intend to defend vigorously against it.
Appraisal Rights
      The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Any of our stockholders who wish to exercise statutory appraisal rights or who wish to preserve the right to do so should review this discussion and Annex D carefully because failure to comply with the procedures set forth in this section and Annex D will result in the loss of appraisal rights.
      If the merger is consummated, our stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, or Section 262, provided that such stockholder complies with the procedures and conditions established by Section 262.
      A stockholder who makes the demand described below and in Annex D with respect to shares of our stock, who continuously holds such shares through the effective date of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the adoption of the merger agreement and approval of the merger nor consents to the adoption of the merger agreement and approval of the merger in writing, will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such stockholder’s shares, in lieu of the consideration that such stockholders would otherwise be entitled to receive pursuant to the merger agreement.
      Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of record of its stock for whom appraisal rights are available that appraisal rights are available and include in each notice a copy of Section 262. This proxy statement constitutes such notice to our stockholders and Section 262 is attached to this proxy statement as Annex D.
      Any stockholder that desires to exercise his, her or its appraisal rights must deliver to us, before the vote on the proposal to adopt the merger agreement and approve the merger, a written demand for appraisal of such stockholder’s shares. A proxy or vote against the adoption of the merger agreement and approval of the merger will not by itself constitute a demand for appraisal. The demand for appraisal must be executed by or on behalf of the stockholder and must reasonably inform us of the stockholder’s identity and that such stockholder intends to demand appraisal of the shares of our stock. A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand for appraisal of such stockholder’s shares before the taking of the vote on the adoption of the merger agreement and approval of the merger to: Packaging Dynamics Corporation, 3900 West 43rd Street, Chicago, IL 60632, Attention: Secretary.
      A person having a beneficial interest in shares of our stock that are held of record in the name of another person, such as a broker, bank, fiduciary, depositary or other nominee, must act promptly and in a timely manner to cause the record holder to follow the steps summarized here and set forth in greater detail in Annex D properly and in a timely manner to perfect appraisal rights. If the shares of our stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the demand for appraisal must be executed by or for the record owner. If the shares of our stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, such person is acting as agent for the record owner. If a stockholder holds shares of our stock through a broker, who in turn holds the shares through a central securities depositary nominee, a demand for appraisal of the shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.
      A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of our stock as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of our stock held in the name of the record holder.
      Our stockholders who desire to exercise their appraisal rights must not vote in favor of the adoption of the merger agreement and approval of the merger. A stockholder who signs and returns a proxy card without expressly directing that his, her or its shares of stock be voted against the adoption of the merger agreement and approval of the merger will effectively waive his, her or its appraisal rights because such shares represented by the proxy card will be voted for the adoption of the merger agreement and approval of the merger. Accordingly, a stockholder who votes by proxy or in person and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement and approval of the merger, or abstain from voting on the merger agreement.
      Within 10 days after the effective date of the merger, we must provide notice of the effective date of the merger to all former stockholders who have complied with Section 262 and who have not voted in favor of, or consented to, the adoption of the merger agreement and approval of the merger.
      Within 120 days after the effective date of the merger, any former stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our stock not voting in favor of the merger with respect to which demands for appraisal were received by us and the number of holders of such shares. The statement must be mailed within 10 days after the written request for the statement has been received by us or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.
      Within 120 days after the effective date of the merger, either Packaging Dynamics or any former stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery, with a copy served on us in the case of a petition filed by a former stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on our part to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that we will file an appraisal petition or that we will initiate any negotiations with respect to the fair value of the shares. Accordingly, our stockholders who desire to have their shares appraised should initiate any petitions necessary to perfect their appraisal rights within the time periods and in the manner prescribed in Section 262.
      Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof.
      If a petition for an appraisal is timely filed, at the hearing on the petition, the Delaware Court of Chancery will determine which former stockholders have complied with Section 262 and are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation on them of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares of our stock, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.
      Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that the exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
      The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro-rata against the value of all shares of stock entitled to appraisal.
      Any holder of shares of our stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose any shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date before the effective date of the merger.
      At any time within 60 days after the effective date of the merger, any former stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger by delivering to us a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration; after this period, the former stockholder may withdraw the demand for appraisal only with the written approval of us. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective date of the merger, a former stockholder’s right to appraisal shall cease, and such former holder of shares of our stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as we have no obligation to file a petition for appraisal, and we have no present intention to do so, any holder of shares of our stock who desires a petition for appraisal to be filed is advised to file it on a timely basis. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.
      Failure by any Packaging Dynamics stockholder to comply fully with the procedures described above and set forth in Annex D to this proxy statement may result in termination of such stockholder’s appraisal rights.
Form of the Merger
      Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, KTHP Acquisition, a wholly owned subsidiary of Thilmany and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned subsidiary of Thilmany.
Merger Consideration
      At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by Thilmany or any direct or indirect wholly owned subsidiary of Thilmany or us, and shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $14.00 in cash, without interest and less any applicable withholding tax. Treasury shares and shares held by Thilmany or any direct or indirect wholly owned subsidiary of Thilmany or us will be canceled immediately prior to the effective time of the merger.
      As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled, retired and will cease to exist, and each holder of a certificate representing any shares of our common stock will cease to have any rights as a stockholder, except the right to receive $14.00 per share in cash, without interest and less applicable withholding tax (other than stockholders who have perfected their appraisal rights). The price of $14.00 per share was determined through arm’s-length negotiations between Thilmany and us.
Treatment of Stock Options
      Immediately prior to the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $14.00, if any, over the exercise price per share of common stock subject to such option and

•	the number of shares of common stock subject to such option.
Effective Time of the Merger
      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Thilmany and us and specified in the certificate of merger. The filing of the certificate of merger will occur at the closing, which will take place not later than the third business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other time as is agreed upon by Thilmany and us.

Delisting and Deregistration of Packaging Dynamics Common Stock
      If the merger is completed, our common stock will be delisted from and will no longer be traded on the Nasdaq National Market and will be deregistered under the Securities Exchange Act. Following the completion of the merger, Packaging Dynamics will no longer be a public company.
Certain Projections
      In connection with Thilmany’s due diligence review of Packaging Dynamics and in the course of the negotiations between the parties, Packaging Dynamics provided Thilmany with certain non-public business and financial information about Packaging Dynamics. This information included projections for fiscal years 2006 through 2008 (collectively, the “projections”). The projections, dated February 16, 2006, included, but were not limited to, estimates of earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA) and EBIT and EBITDA margins. These projections do not give effect to the merger or the financing of the merger.
      The projections are summarized below:

	2006	2007	2008

EBIT	$32.0	$35.6	$39.8
EBITDA	$41.0	$45.3	$50.2
EBIT Margin	7.8%	8.3%	8.8%
EBITDA Margin	10.0%	10.5%	11.1%
      In preparing the above projections, Packaging Dynamics made a number of assumptions, including the assumptions regarding sales growth, expenses, customers and economic and market conditions. No assurances can be given that these assumptions will accurately reflect future conditions. Although presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by Packaging Dynamics’ management that Packaging Dynamics’ management believed were reasonable at the time the projections were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Packaging Dynamics’ management. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those reflected in the projections. You should review our most recent filings on Form 10-K and Form 10-Q for a description of risk factors with respect to our business.
      Packaging Dynamics does not, as a matter of course, publicly disclose projections of future revenues, earnings or other results. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to Thilmany. Packaging Dynamics also provided its financial advisors with these projections in connection with its financial analysis of the merger consideration. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections included in this proxy statement have been prepared by, and are the responsibility of, Packaging Dynamics’s management. The inclusion of the projections in this proxy statement should not be regarded as an indication that such projections will be predictive of actual future results, and the projections should not be relied upon as such. No representation is made by Packaging Dynamics, Kohlberg, Thilmany or their respective affiliates or representatives to any security holder of Packaging Dynamics regarding the ultimate performance of Packaging Dynamics compared to the information contained in the projections. Packaging Dynamics does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Material United States Federal Income Tax Consequences of the Merger
      The following is a summary of the material U.S. federal income tax consequences of the merger to stockholders of Packaging Dynamics whose shares of Packaging Dynamics common stock are converted into the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: non-U.S. persons, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, insurance companies, cooperatives, pass-through entities and investors in such entities, stockholders who have a functional currency other than the U.S. Dollar, stockholders who hold their shares of Packaging Dynamics common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of Packaging Dynamics common stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.
      The Merger. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Packaging Dynamics common stock converted into cash in the merger. If shares of Packaging Dynamics common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Packaging Dynamics common stock exceeds one year at the time of the merger. Capital gains recognized by an individual upon a disposition of a share of Packaging Dynamics that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of Packaging Dynamics common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.
      Backup Withholding. A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of Packaging Dynamics common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%) unless the stockholder provides the stockholder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each stockholder that is an individual should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Each foreign individual stockholder must submit a signed statement (such as a Certificate of Foreign Status on Form W-8BEN) attesting to his or her exempt status. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

      THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.
Regulatory Matters
      The completion of the merger is subject to expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder. Under the HSR Act and the rules thereunder, the merger may not be completed unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting periods expire or are terminated. Thilmany and Packaging Dynamics have each filed a notification and report form pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission and are pursuing the approval of the transaction. The Antitrust Division, the Federal Trade Commission or others could still take action under the applicable antitrust laws with respect to the merger, including seeking to enjoin the closing of the merger, to rescind the merger or to conditionally approve the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT
      The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. Packaging Dynamics urges you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you.
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Packaging Dynamics. Such information can be found elsewhere in this document and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.
      The representations and warranties described below and included in the merger agreement were made by Packaging Dynamics to Thilmany and Thilmany to us. These representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to by Packaging Dynamics and Thilmany in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Packaging Dynamics and Thilmany rather than to establish matters as facts. The merger agreement is described in, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Packaging Dynamics or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in the documents incorporated by reference into this document for information regarding Packaging Dynamics and its business. See “Where You Can Find More Information,” beginning on page 62.
Form of the Merger
      Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, KTHP Acquisition, a wholly owned subsidiary of Thilmany and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned subsidiary of Thilmany.
Effective Time
      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Thilmany and us and specified in the certificate of merger. The filing of the certificate of merger will occur at the closing, which will take place not later than the third business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other time as is agreed upon by Thilmany and us.
Certificate of Incorporation and Bylaws
      The certificate of incorporation and bylaws of the surviving corporation shall be the certificate of incorporation and bylaws of KTHP Acquisition as of the effective time of the merger.
Directors and Officers of the Surviving Corporation
      The directors of KTHP Acquisition immediately prior to the effective time will become of the directors of the surviving corporation following the merger. Our officers will continue to be the officers of the surviving corporation following the merger.

Conversion of Shares; Procedures for Exchange of Certificates
      The conversion of each outstanding share of our common stock into the right to receive $14.00 per share in cash, without interest and less any applicable withholding tax will occur automatically at the effective time of the merger. Promptly following the effective time of the merger, [ ● ], the exchange agent, will send a letter of transmittal to each former Packaging Dynamics stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock.
      Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the exchange agent, the holder of the certificate will be entitled to receive from the exchange agent, acting on behalf of Thilmany, $14.00 in cash for each share represented by the stock certificate, and that stock certificate will be cancelled.
      In the event of a transfer of ownership of our common stock that is not registered in our stock transfer books, the merger consideration for shares of our common stock so transferred may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed and is otherwise in proper form for transfer, and

•	the person requesting such payment:

•	pays to the exchange agent any transfer or other taxes resulting from the payment of merger consideration to a person other than the registered holder of the certificate; or

•	establishes to the satisfaction of the exchange agent that such tax has been paid or is not applicable.
      The cash paid upon conversion of shares of our common stock in the merger will be issued in full satisfaction of all rights relating to those shares of our common stock.
Treatment of Stock Options
      Immediately prior to the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $14.00, if any, over the exercise price per share of common stock subject to such option and

•	the number of shares of common stock subject to such option.
Representations and Warranties
      We made a number of representations and warranties to Thilmany and merger sub relating to, among other things:

•	our corporate organization, qualification to conduct business and similar corporate matters;

•	our capital structure;

•	the authorization, execution, delivery and enforceability of the merger agreement and related matters with respect to Packaging Dynamics;

•	the required consents, approvals, orders and authorizations of, and filings with, governmental authorities relating to the merger agreement and related matters with respect to Packaging Dynamics;

•	the absence of violations or conflicts with our and our subsidiaries’ governing documents, applicable law or judgments as a result of entering into the merger agreement and consummating the merger;

•	documents and financial statements that Packaging Dynamics has filed with the Securities and Exchange Commission, or SEC, since January 1, 2003, lack of undisclosed liabilities, our existing indebtedness for borrowed money and matters with respect to our internal controls and procedures;

•	in each case since September 30, 2005, the absence of: a material adverse effect on Packaging Dynamics; any damage, destruction or loss, whether covered by insurance or not, resulting in a material adverse effect on Packaging Dynamics; conducting our business outside of the ordinary course; issuances of any shares of our capital stock other than in connection with exercised options; payments of dividends, other than our regular quarterly dividend, or purchases or redemptions of our capital stock; any stock splits or reclassification or our capital stock; amendments to our corporate governing documents; or our entering into any agreement to acquire any third-party;

•	our entering into any agreement with regard to the acquisition, sale or transfer of any material intellectual property right or other material asset; any material changes in accounting methods or practices; dividends or purchases of capital stock; certain employee-related events; changes in discount, credit or warranty policies or the making of other material concessions other than in the ordinary course of business consistent with past practice; damage or loss to material assets, property or business; or any settlement of material litigation;

•	the absence of pending or threatened litigation, governmental investigations or other investigations;

•	the accuracy of information supplied by Packaging Dynamics in connection with this proxy statement;

•	tax matters with respect to Packaging Dynamics;

•	our employee benefit plans and agreements and matters relating to the Employee Retirement Income Security Act;

•	our collective bargaining agreements and labor matters with respect to Packaging Dynamics;

•	our intellectual property;

•	environmental matters with respect to operations of Packaging Dynamics;

•	our compliance with applicable laws, judgments and permits;

•	title to, and leasehold interests in, our owned and leased real property;

•	the validity and enforceability of our material contracts;

•	the inapplicability of state law restrictions on the merger;

•	affiliate transactions;

•	insurance matters;

•	our significant customers and suppliers;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors; and

•	our receipt of a fairness opinion from each of Deutsche Bank and Lehman Brothers.
      Thilmany and merger sub made a number of representations and warranties to us in the merger agreement relating to, among other things:

•	their corporate organization, qualification to conduct business and similar corporate matters;

•	the authorization, execution, delivery and enforceability of the merger agreement and related matters with respect to Thilmany and merger sub;

•	the required consents, approvals, orders and authorizations of, and filings with, governmental authorities relating to the merger agreement and related matters with respect to Thilmany and merger sub;

•	the absence of violations or conflicts with Thilmany’s and merger sub’s governing documents, applicable law or judgments as a result of entering into the merger agreement and consummating the merger;

•	the authorization, execution, delivery and enforceability of, and required consents, approvals, orders and authorizations of, and filings with, governmental authorities relating to, the merger agreement and related matters with respect to Thilmany and merger sub;

•	the accuracy of information supplied by Thilmany and merger sub in connection with this proxy statement;

•	receipt by Thilmany of its financing commitment letters and the sufficiency of such financing to effect the merger;

•	merger sub’s lack of prior operating activity;

•	their ownership of our common stock; and

•	their lack of engagement of, and payment of fees to, brokers, investment bankers and financial advisors.
      Most of the representations and warranties contained in the merger agreement are subject to materiality qualifications and/or knowledge qualifications and all of the representations and warranties expire at the effective time of the merger.
Conduct of Business Pending the Merger
      Under the merger agreement, we have agreed that prior to the effective time of the merger, subject to certain exceptions, unless we obtain Thilmany’s prior written consent, we will and will cause each of our subsidiaries to:

•	conduct our and their operations in the ordinary and usual course of business consistent with past practice;

•	use reasonable efforts to preserve intact our and their businesses, properties and current business organizations; and

•	use reasonable efforts to keep available the service of current officers and employees and preserve our and their relationships with customers and suppliers.
      In addition, we have also agreed that until the effective time of the merger, subject to certain exceptions for actions taken in the ordinary course of business, consistent with past practice or below certain dollar thresholds, or with Thilmany’s prior written consent, we will and will cause our subsidiaries not to, among other restrictions:

•	issue, grant, deliver, sell, transfer, dispose of, pledge or otherwise encumber any capital stock or any securities or rights convertible into capital stock other than issuing shares in respect of exercised options;

•	redeem, purchase or otherwise acquire any outstanding shares of capital stock or otherwise make any change in the number of shares of capital stock authorized, issued or outstanding other than issuing shares in respect of exercised options;

•	split, combine, subdivide or reclassify any shares of capital stock, or declare, set aside for payment or pay any dividend in respect of any shares of capital stock;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization except as otherwise described in this proxy statement;

•	amend our or their articles of incorporation or bylaws or similar organizational documents;

•	acquire any business, corporation, partnership, joint venture, association or other business organization;

•	authorize any capital expenditure or acquire any property or asset other as set forth in our annual budget, enter into any new line of business, or make investments in any other persons;

•	sell, lease, license or encumber of our assets, including intellectual property, other than inventory or equipment in the ordinary course; or fail to maintain our intellectual property;

•	repurchase, repay, cancel or incur any indebtedness for borrowed money other than borrowings in the ordinary course under our existing credit facility;

•	pay, discharge, settle or release any claims, liabilities and obligations outside of the ordinary course, or any pending or threatened actions, suits or other investigations;

•	enter into, or amend, any material contract outside of the ordinary course;

•	amend or modify any existing takeover defenses;

•	make any changes with respect to compensation and benefits payable to respect to employees, directors and officers;

•	enter into, or amend, any employment agreement or benefit, option or severance plan;

•	lay off or terminate employees for a reason constituting an “employment loss” under the Worker Adjustment and Retraining Notification Act;

•	make any tax election, file required tax returns, settle any tax claims or liabilities, change tax accounting or waive or extend the statute of limitations in respect of taxes;

•	change our accounting methods, except as may be required by changes in generally accepted accounting principles;

•	enter into, amend or waive contracts with executive officers or directors;

•	take any action to delay the consummation of the merger; and

•	commit or agree to take any of the actions described in the previous bullet points.
No Solicitation of Third Parties by Packaging Dynamics
      We have agreed that we and our subsidiaries will, and will use reasonable best efforts to cause our and our subsidiaries’ officers, directors, employees and advisors and agents to, cease any discussions or negotiations with any other party with respect to an acquisition proposal. We have also agreed that we and our subsidiaries will not, and we will not authorize our and their respective officers, directors, employees or representatives to, directly or indirectly:

•	initiate, solicit, propose or knowingly encourage any inquiries or the making of any acquisition proposal, as described below; or

•	engage in negotiations or discussions with, or furnish any non-public information to any person relating to, in connection with or which would reasonably likely lead to an acquisition proposal.
      An “acquisition proposal” means any inquiry, proposal or offer made by any person (other than from Thilmany, merger sub, or any affiliate) relating to: (i) the acquisition of (x) Packaging Dynamics, (y) beneficial ownership of 25% or more of any class of our capital stock pursuant to a merger or other business combination, or tender or exchange offer or similar transaction or (z) 25% or more of the fair market value of the assets of Packaging Dynamics and its subsidiaries taken as a whole; or (ii) any other merger, consolidation, business combination, recapitalization reorganization, liquidation, dissolution or other similar transaction involving Packaging Dynamics or any of its subsidiaries.

      Notwithstanding the restrictions described above, if, at any time prior to the stockholder’s meeting, we receive an unsolicited bona fide written acquisition proposal, we may participate in discussions or negotiations with or furnish information to any person in connection with such unsolicited bona fide written acquisition proposal if and only to the extent that prior to taking such action, the board of directors:

•	determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that such acquisition proposal is or could reasonably be expected to result in a superior proposal, as described below; and

•	receives from such person an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to Packaging Dynamics than those agreements executed in connection with the merger.
      If requested to do so by a third party, we may waive the provisions of any “standstill” agreement between us and the third party solely to the extent of permitting such person to submit an unsolicited acquisition proposal that our board of directors believes, in its good faith judgment (after consultation with its financial advisors), is reasonably likely to result in a superior proposal.
      A “superior proposal” means an unsolicited bona fide written acquisition proposal (with the percentages in the definition of acquisition proposal above increased to 80%) which our board of directors has determined in good faith (after consultation with our legal counsel and financial advisors) to be more favorable, from a financial point of view, to our stockholders than the terms of the merger agreement and is reasonably capable of being completed.
      The merger agreement also provides that our board of directors (or any committee thereof), will not and will not publicly propose to:

•	withdraw or modify, in a manner adverse to Thilmany, the approval of our board of directors of the merger agreement;

•	approve, adopt or recommend any acquisition proposal; or

•	approve or recommend, or allow us to enter into any letter of intent or any other agreement relating to any acquisition proposal.
      Notwithstanding the above, at any time prior to the stockholders’ meeting, our board of directors may, in response to an unsolicited bona fide written acquisition proposal, withdraw or modify, in a manner adverse to Thilmany, the approval of our board of directors of the merger agreement; approve, adopt or recommend any acquisition proposal; or approve or recommend, or allow us to enter into any letter of intent or any other agreement relating to any acquisition proposal, if:

•	the board of directors determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that such acquisition proposal is a superior proposal;

•	the board of directors determines in good faith (after consultation with its outside legal counsel) that failure to take such actions would cause it not to be in compliance with its fiduciary duties; and

•	the board of directors is not otherwise in violation of the solicitation restrictions set forth above.
      We have also agreed that our board of directors will not take the actions set forth in preceding paragraph unless:

•	we have given Thilmany three (3) business days prior written notice of our board of directors’ intention to take such action;

•	the board of directors has considered and negotiated with Thilmany in good faith regarding proposed changes to the merger agreement proposed in writing by Thilmany before approving or recommending an acquisition proposal or superior proposal or entering into a letter or intent or similar agreement relating to or reasonably likely to lead to an acquisition proposal; and

•	Packaging Dynamics has terminated the merger agreement pursuant to the termination provisions described below. See “— Termination of the Merger Agreement.”

      We have further agreed to advise Thilmany orally and in writing within forty-eight hours of the receipt of request for information or any acquisition proposal and the material terms and conditions of such request or acquisition proposal (including the identity of the person making any such request or acquisition proposal).
      Nothing in the merger agreement prevents us or our board of directors from taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or make a statement required under Rule 14a-9 under the Exchange Act or making any disclosure with respect to an acquisition proposal to our stockholders that is required by applicable law.
Cooperation with Debt Financing
      We have agreed to use, and cause our subsidiaries to use, commercially reasonable efforts to cooperate with and assist Thilmany, at Thilmany’s sole cost and expense, with arranging its debt financing as may be reasonably be requested by Thilmany and to the extent that such cooperation does not unreasonably interfere with our ongoing operations. This cooperation includes:

•	participation in meetings, drafting sessions and due diligence sessions led by Thilmany;

•	providing Thilmany and its financing sources with financial and other pertinent information;

•	assisting in the preparation of an offering document for Thilmany’s debt offering and materials for rating agency presentations;

•	cooperating with marketing efforts;

•	providing and executing documents to facilitate Thilmany’s debt financing;

•	assisting in the satisfaction of the conditions to the debt financing;

•	making our senior officers and representatives available for presentations to ratings agencies; and

•	facilitating the pledge of the surviving corporation’s collateral.
Conditions to the Completion of the Merger
      Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:
      Thilmany and we are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the merger agreement is approved by our stockholders at the special meeting;

•	no statute, rule, injunction or other order is in effect which makes the closing of the merger illegal or otherwise prohibits completion of the merger; and

•	all governmental consents or approvals required for the merger have been obtained and the waiting period required under the HSR Act has terminated or expired.
      Thilmany and merger sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties in the merger agreement are true and accurate, except in certain cases where the failure of such representations and warranties to be true and accurate does not have, and would not reasonably be likely to have, a material adverse effect on Packaging Dynamics, in each case as of the date of the merger agreement and as of the effective time of the merger (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period);

•	we have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the effective time of the merger;

•	we have obtained certain consents and provided certain notices required by the agreement; and

•	we have not suffered a material adverse effect since the date of the merger agreement.

      We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	Thilmany’s representations and warranties in the merger agreement are true and accurate, except in certain cases where the failure of such representations and warranties to be true and accurate would not materially adversely affect the ability of Thilmany or merger sub to consummate the merger, in each case as of the date of the merger agreement and as of the effective time of the merger (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period); and

•	each of Thilmany and merger sub has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger.
Termination of the Merger Agreement
      Thilmany and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent;

•	by either Thilmany or us, if the merger has not been completed by September 30, 2006, provided that the terminating party’s willful breach of a representation, warranty or covenant of the agreement is not the principal cause of the merger not being completed by such date;

•	by either Thilmany or us, if any governmental entity has issued an order, decree or ruling or taken any other action having the effect of permanently prohibiting the completion of the merger, and such order, decree, ruling or other action is in effect and has become final and nonappealable;

•	by either Thilmany or us, if our stockholders do not approve the merger agreement at the special meeting, provided that the terminating party’s willful breach of a representation, warranty or covenant of the agreement is not the principal cause of the merger not obtaining such approval;

•	by us, if:

•	Thilmany or merger sub has breached any of its respective representations, warranties, covenants or obligations, which would cause Thilmany or merger sub to fail to satisfy any of the conditions to the completion of the merger required to be satisfied by Thilmany or merger sub set forth above and such breach is not cured by Thilmany or merger sub within thirty days of notice from us of such breach; or

•	in accordance with and subject to the conditions described above. See “— No Solicitations of Third Parties by Packaging Dynamics.”

•	by Thilmany if:

•	we have breached any of our representations, warranties, covenants or obligations, which would cause us to fail to satisfy any of the conditions to the completion of the merger required to be satisfied by us set forth above and such breach is not cured by us within thirty days of notice from Thilmany of such breach;

•	our board of directors publicly proposes to withdraw or modify, in a manner adverse to Thilmany, the approval of our board of directors of the merger agreement;

•	our board of directors approves, adopts or recommends any acquisition proposal;

•	our board of directors approves or recommends that we, or allows us to, enter into any letter of intent or any other agreement relating to any acquisition proposal;

•	we fail to include the board of directors’ recommendation in favor of adoption and approval of the merger agreement and merger in this proxy statement;

•	we fail to call or hold the special meeting; or

•	our board of directors fails to publicly reaffirm its recommendation in favor of the merger agreement and merger within ten business days of a request from Thilmany to do so.
Termination Fees and Expenses
      The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.
      The merger agreement requires, however, that we pay Thilmany a termination fee of $5 million if:

•	either party terminates the merger agreement because the merger has not been completed by September 30, 2006, or stockholder approval of the merger has not been obtained, and:

•	at such termination, Thilmany is not in breach in any material respect of any of its representations, warranties or covenants in the merger agreement;

•	prior to such termination, any person has publicly announced an acquisition proposal not withdrawn prior to termination; and

•	within twelve months of such termination, we enter into a definitive agreement with respect to any acquisition proposal.

•	Thilmany terminates the merger agreement because we have intentionally breached any of our representations, warranties, covenants or obligations, which would cause us to fail to satisfy any of our conditions to the completion of the merger set forth above and such breach is not cured by us within thirty days of notice from Thilmany of such breach, and:

•	at such termination, Thilmany is not in breach in any material respect of any of its representations, warranties or covenants in the merger agreement;

•	prior to such termination, any person has publicly announced an acquisition proposal not withdrawn prior to termination; and

•	within twelve months of such termination, we enter into a definitive agreement with respect to any acquisition proposal.

•	Thilmany terminates the merger agreement because our board of directors publicly proposes to withdraw or modify, in a manner adverse to Thilmany, the approval of our board of directors of the merger agreement; our board of directors approves, adopts or recommends any acquisition proposal; our board of directors approves or recommends that we, or allows us to, enter into any letter of intent or any other agreement relating to any acquisition proposal; we fail to include the board of directors’ recommendation in favor of adoption and approval of the merger agreement and merger in this proxy statement; we fail to call or hold the special meeting; or our board of directors fails to publicly reaffirm its recommendation in favor of the merger agreement and merger within ten business days of a request from Thilmany to do so.

•	We terminate the merger agreement because our board of directors publicly proposes to withdraw or modify, in a manner adverse to Thilmany, the approval of our board of directors of the merger agreement; our board of directors approves, adopts or recommends any acquisition proposal; or our board of directors approves or recommends that we, or allows us to, enter into any letter of intent or any other contract relating to any acquisition proposal.
      The merger agreement also requires, however, that Thilmany pay us a termination fee of $5 million if:

•	we terminate the merger agreement because the merger has not been completed by September 30, 2006, and at the time of such termination:

•	all conditions to the completion of the merger have been completed or waived; and

•	the debt financing has not been consummated, due to any condition or circumstance which has had, or could reasonably be expected to have, a material adverse effect on the business, assets (tangible or intangible), financial condition, liabilities or results of operations of Thilmany since September 30, 2005, excluding developments or occurrences resulting from general changes in economic, market (including securities market), regulatory or political conditions or changes in conditions generally applicable to the industries and markets in which Thilmany is involved that do not, in each case, have a disproportionate effect on Thilmany or resulting from the execution or announcement of the merger agreement or consummation of the merger.
Indemnification and Insurance for Packaging Dynamics’ Directors and Officers
      The merger agreement provides that Thilmany will, and will cause the surviving corporation of the merger to, indemnify, defend and hold harmless any current or former officer, director, employee or agent of Packaging Dynamics or its subsidiaries in their capacities as such to the same extent such persons are indemnified by us pursuant to our certificate of incorporation, bylaws or indemnification agreements, as applicable, as of the date of the merger agreement for any actions pertaining to any matter or fact arising, existing or occurring prior to the effective time of the merger, to the fullest extent permitted by applicable law. Thilmany or the surviving corporation will also be required to advance expenses to indemnified persons, provided that the indemnified persons undertake to reimburse the advanced amounts in the event it is determined that such person is not entitled to indemnification.
      The merger agreement also provides that all rights of indemnification and limitations of liability existing as of the date of the merger agreement in favor of any indemnified person will continue in full force and effect for a period of six years after the effective time of the merger. In addition, for six years after the effective time of the merger, Thilmany will maintain directors’ and officers’ liability insurance for matters occurring prior to the effective time of the merger covering those persons who were, as of the effective date of the merger, covered by our directors’ and officers’ liability insurance policies, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. Thilmany’s obligation to provide this insurance coverage is subject to a cap on the annual premium equal to 150% of the last annual premium paid prior to the date of the merger agreement. This obligation may also be satisfied by our purchase of a “tail” insurance policy in an amount not to exceed $425,000 for our existing policy so long as it provides coverage and amounts no less favorable than those in effect on the date of the merger agreement.
Liability of Thilmany Affiliates
      The merger agreement provides that none of the stockholders, partners, members, directors, officers, affiliates or agents of Thilmany or merger sub, including Kohlberg, will have any liability or obligation with respect to the merger, the merger agreement or any of the related transactions.
Material Adverse Effect
      Several of our representations and warranties contained in the merger agreement are qualified by reference to whether the failure of such representation or warranty to be true and accurate is reasonably likely to have a “material adverse effect” on us. The merger agreement provides that a “material adverse effect” means any event, change, effect, development or occurrence that either individually or in the aggregate, when taken together with all other events, changes, effects, developments or occurrences is or is reasonably likely to:

•	be materially adverse to the business, assets (tangible or intangible), financial condition, liabilities or results of operations of us or any of our subsidiaries, taken as a whole; or

•	materially and adversely affect the ability of us to consummate the merger or prevent or delay the consummation of the merger; excluding, in either case, any events, changes, effects, developments or occurrences resulting from general changes in economic, market (including securities market), regulatory or political conditions or changes in conditions generally applicable to the industries and markets in which we and our subsidiaries are involved that do not, in each case, have a disproportionate effect on us and our subsidiaries, taken as a whole, as compared to other persons in the industries and markets in which we and our subsidiaries are involved or resulting from the execution or announcement of the merger agreement or consummation of the merger.
Extension, Waiver and Amendment of the Merger Agreement
      Packaging Dynamics and Thilmany may amend the merger agreement at any time prior to the effective time of the merger. However, after stockholder approval of the merger agreement has been obtained, no amendment will be made that changes the consideration payable under the merger, adversely affects the rights of our stockholders under the merger agreement or is otherwise required by law to be approved by our stockholders without the approval of such stockholders.
      Either Packaging Dynamics, Thilmany or merger sub may, at any time prior to the effective time of the merger, extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement, waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any of the agreements or conditions contained in the merger agreement.

THE VOTING AGREEMENT
      As a condition to and inducement for Thilmany in entering into the merger agreement, Packaging Investors entered into a voting agreement with Thilmany, dated as of February 24, 2006, pursuant to which Packaging Investors agreed, among other things, to vote, and granted Thilmany proxy to vote, all the shares of Packaging Dynamics’ common stock over which it exercises voting control in favor of adoption of the merger agreement. Packaging Investors exercises voting control over an aggregate of 3,985,561 shares of Packaging Dynamics common stock as of [       ●       ], the record date for the special meeting, which constitutes approximately 37% of the issued and outstanding shares of Packaging Dynamics common stock. In connection with the execution and delivery of the voting agreement, Thilmany did not pay Packaging Investors any consideration in addition to the consideration it may receive pursuant to the merger agreement in respect of its shares.
      The voting agreement requires Packaging Investors, among others things, to vote the subject shares (a) in favor of adoption of the merger agreement and the transactions contemplated by the merger agreement and (b) against (i) any extraordinary corporate transaction (other than the merger described in this proxy statement), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount or assets or securities of Packaging Dynamics or any of its subsidiaries or (ii) any acquisition proposal.
      Packaging Investors agreed to terminate any ongoing discussions or negotiations with respect to a any acquisition proposal and to not, directly or indirectly, (i) initiate, solicit, propose or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal, (ii) enter into any agreement with respect to an acquisition proposal or (iii) engage in negotiations or discussions with, or furnish any information to any person relating to, in connection with or would reasonably likely lead to an acquisition proposal.
      Packaging Investors also agreed not to, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to its shares of our common stock or (ii) sell, pledge, assign, transfer, encumber or otherwise dispose of its shares of our common stock.
      The voting agreement and all obligations of Packaging Investors and Thilmany under the voting agreement will automatically terminate upon the earliest to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms or (iii) the delivery of written notice of termination by Thilmany to Packaging Investors.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
      The following table sets forth certain information regarding the beneficial ownership of Packaging Dynamics common stock by each person known by us to be the beneficial owner of more than 5% of our common stock, and as of March 8, 2006, by (i) each of our directors, (ii) each of the our executive officers, and (iii) all of our executive officers and directors as a group. The information with respect to beneficial owners of more than 5% of our common stock is based on currently available Schedules 13D and 13G.

	Number of Shares
Name and Address of	of Common	Percentage
Beneficial Owner	Stock(1)(2)	of Class

Beneficial Owners of more than 5% of Common Stock
Packaging Investors, L.P.(3)(4)	3,985,561	34.76%
J. Taylor Crandall(5)	4,023,793	35.09%
Fidelity Management & Research Company(6)	1,148,230	10.01%
Kayne Anderson Rudnick Investment Management, LLC(7)	691,664	6.03%
Executive Officers
Frank V. Tannura	357,693	3.12%
Eugene J. Gentili	16,667	*
Jeremy S. Lawrence	100,759	*
Patrick T. Chambliss	21,668	*
David E. Wartner	3,334	*
Non-Executive Directors
Gaby A. Ajram	845,000	7.37%
George V. Bayly	189,524	1.65%
Anthony P. Scotto	18,971	*
William J. White	8,935	*
All directors and executive officers as a group (9 individuals)	1,562,551	13.63%

*	Represents less than 1% of the outstanding shares of Packaging Dynamics common stock.

(1)	To our knowledge, each stockholder has sole voting and investment power as to the shares shown unless otherwise noted.

(2)	Shares beneficially owned include 111,761, 16,667, 77,972, 21,668, 3,334, 11,667, 6,335, 6,335 and 6,335 stock options granted to Messrs. Tannura, Gentili, Lawrence, Chambliss, Wartner, Ajram, Bayly, Scotto and White, respectively, that are currently exercisable or exercisable within 60 days after March 8, 2006.

(3)	Packaging Investors is a party to a stockholders agreement containing obligations relating to, among other things, the nomination and election of members of the board of directors of Packaging Dynamics Corporation and the transfer of shares of the Company’s common stock. See “Certain Relationships and Related Transactions — Stockholders Agreement.” In addition, Packaging Investors is party to a voting agreement with Thilmany. See “The Voting Agreement,” beginning on page 59

(4)	The address of Packaging Investors is 201 Main Street, Suite 3100, Fort Worth, Texas 76102. The sole general partner of Packaging Investors is Group III 31, L.L.C., a Delaware limited liability company located at 201 Main Street, Suite 3100, Fort Worth, Texas 76102. J. Taylor Crandall is the sole member of Group III 31, L.L.C.

(5)	Shares beneficially owned include 3,985,561 shares held by Packaging Investors (as discussed in footnote (4) above). J. Taylor Crandall is the sole member of Group III 31, L.L.C., which is the sole general partner of Packaging Investors. Mr. Crandall’s address is c/o Group III 31, L.L.C., 201 Main Street, Suite 3100, Fort Worth, Texas 76102.

(6)	Shares beneficially owned include 1,148,230 shares beneficially owned by various investment companies for which Fidelity Management & Research Company is the investment manager. The address of Fidelity Management & Research Company is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR Corp.

(7)	Shares beneficially owned include 691,664 shares held various entities for which Kayne Anderson Rudnick Investment Management LLC acts as investment manager. The address of Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.

FUTURE STOCKHOLDER PROPOSALS
      If the merger is completed, we will not hold a 2006 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2006 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2006 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The deadline for receipt by Packaging Dynamics Corporation’s secretary of stockholder proposals for inclusion in our proxy materials for the 2006 annual meeting of stockholders (if it is held) will be a reasonable time before we begin to print and mail proxy materials.
      In accordance with our bylaws, stockholders who do not submit a proposal for inclusion in the proxy statement, as described in the previous paragraph, but who intend to present a proposal, nomination for director or other business for consideration at the 2006 annual meeting, are required to notify the Secretary of Packaging Dynamics of their proposal, nomination or other business by no later than ninety (90) days and no earlier than one hundred twenty (120) days prior to the 2006 annual meeting. Our bylaws contain detailed requirements that the stockholder’s notice must satisfy. Any stockholder notice and any request for a copy of Packaging Dynamics’ bylaws should be in writing and addressed to Packaging Dynamics Corporation, 3900 West 43rd Street, Chicago, IL 60632, Attention: Secretary.
OTHER MATTERS
      At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.
      It is important that your shares be represented at the special meeting, regardless of the number of shares which you hold. Therefore, we urge you to mark, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
      If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn or postpone our special meeting, if a quorum is present, for a period of not more than thirty (30) days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment or postponement at our special meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting on the matter.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

      The SEC allows Packaging Dynamics to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that Packaging Dynamics has previously filed with the SEC. These documents contain important information about the companies and their financial condition and are incorporated by reference into this proxy statement.
      The following Packaging Dynamics filings with the SEC (all filed under file number 000-49741) are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and

•	Current Reports on Form 8-K with filing dates of January 5, 2006, January 19, 2006 and February 27, 2006.
      Packaging Dynamics also incorporates by reference into this proxy statement additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting of Packaging Dynamics stockholder or the termination of the merger agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-K, as well as Current Reports on Form 8-K and proxy and information statements. You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:
Packaging Dynamics Corporation
3900 West 43rd Street
Chicago, IL 60632
Attention: Investor Relations
Telephone: (773) 843-8000
      If you would like to request documents from us, please do so by [       ●       ], to receive them before the special meeting. Please note that all of our documents that we file with the Securities and Exchange Commission are also promptly available at the investor relations tab of our website, http://www.pkdy.com.
      If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact our Secretary at the address or telephone number above.
      If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.
MISCELLANEOUS
      You should not send in your Packaging Dynamics certificates until you receive the transmittal materials from the exchange agent. Our record stockholders who have further questions about their share certificates or the exchange of our common stock for cash should contact the exchange agent.
      You should rely only on the information contained in this proxy statement to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [       ●       ]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

      Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card (if you are a holder of record) or instruction card (if you were forwarded these materials by your broker or nominee) as soon as possible in the enclosed envelope.
CERTAIN INFORMATION REGARDING THILMANY AND PACKAGING DYNAMICS
      Packaging Dynamics has supplied all information relating to Packaging Dynamics, and Thilmany has supplied all information contained in this proxy statement relating to Thilmany and KTHP Acquisition. Some of the important business and financial information relating to Packaging Dynamics that you may want to consider in deciding how to vote is incorporated by reference into this proxy statement.

ANNEX A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
THILMANY, L.L.C.,
KTHP ACQUISITION, INC.
AND
PACKAGING DYNAMICS CORPORATION
February 24, 2006

TABLE OF CONTENTS

ARTICLE I THE MERGER; EFFECTIVE TIME; CLOSING		A-4
1.1	The Merger	A-4
1.2	Effective Time	A-4
1.3	Closing	A-5

ARTICLE II SURVIVING CORPORATION		A-5
2.1	Certificate of Incorporation	A-5
2.2	By-laws	A-5
2.3	Directors	A-5
2.4	Officers	A-5

ARTICLE III MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER		A-5
3.1	Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger	A-5
3.2	Dissenting Shares	A-6
3.3	Stockholders’ Meeting and Proxy	A-6
3.4	Payment for Shares in the Merger	A-7
3.5	Transfer of Shares Immediately Prior to the Effective Time	A-8
3.6	Stock Options and Other Equity Incentive Awards	A-8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-9
4.1	Corporate Organization and Qualification	A-9
4.2	Capitalization	A-9
4.3	Authority Relative to This Agreement	A-10
4.4	Consents and Approvals; No Violation	A-10
4.5	SEC Documents; Financial Statements	A-11
4.6	Absence of Certain Changes or Events	A-12
4.7	Litigation	A-12
4.8	Proxy Statement	A-12
4.9	Taxes	A-13
4.10	Employee Benefit Plans	A-14
4.11	Labor Matters	A-15
4.12	Environmental Laws and Regulations	A-16
4.13	Intellectual Property	A-16
4.14	Compliance with Laws and Orders	A-18
4.15	Property	A-18
4.16	Material Contracts	A-19
4.17	State Takeover Statutes	A-19
4.18	Interested Party Transactions	A-19
4.19	Insurance	A-20
4.20	Commercial Relationships	A-20
4.21	Brokers and Finders	A-20
4.22	Opinion of Financial Advisors	A-20

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO		A-20
5.1	Corporate Organization and Qualification	A-20
5.2	Authority Relative to This Agreement	A-20
5.3	Consents and Approvals; No Violation	A-21
5.4	Proxy Statement	A-21
5.5	Financing	A-21
5.6	Interim Operations of Newco	A-22
5.7	Share Ownership	A-22
5.8	Brokers and Finders	A-22

ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS		A-22
6.1	Conduct of Business of the Company	A-22
6.2	Acquisition Proposals	A-24
6.3	Commercially Reasonable Efforts	A-26
6.4	Financing	A-27
6.5	Access to Information	A-27
6.6	Publicity	A-28
6.7	Indemnification of Directors and Officers	A-28
6.8	Employees	A-29
6.9	Certain Actions and Proceedings	A-30
6.10	Director Resignations	A-30

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		A-30
7.1	Conditions to Each Party’s Obligations to Effect the Merger	A-30
7.2	Conditions to Obligations of Parent and Newco	A-31
7.3	Conditions to the Obligation of the Company	A-31

ARTICLE VIII TERMINATION; AMENDMENT; WAIVER		A-32
8.1	Termination by Mutual Consent	A-32
8.2	Termination by Either Parent or the Company	A-32
8.3	Termination by Parent	A-32
8.4	Termination by the Company	A-33
8.5	Effect of Termination	A-33
8.6	Certain Payments	A-33
8.7	Extension; Waiver	A-34

ARTICLE IX MISCELLANEOUS AND GENERAL		A-35
9.1	Payment of Expenses	A-35
9.2	Survival of Representations and Warranties; Survival of Confidentiality	A-35
9.3	Modification or Amendment	A-35
9.4	Waiver of Conditions	A-35
9.5	Counterparts	A-35
9.6	Governing Law	A-35
9.7	Jurisdiction	A-35
9.8	Notices	A-35
9.9	Entire Agreement; Assignment	A-36
9.10	Parties in Interest	A-36
9.11	Certain Definitions	A-37
9.12	Disclosure Schedules	A-38
9.13	Obligation of Parent	A-38
9.14	Validity	A-39
9.15	Captions	A-39

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 24, 2006, by and among Thilmany, L.L.C., a Delaware limited liability company (“Parent”), KTHP Acquisition, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Newco”), and Packaging Dynamics Corporation, a Delaware corporation (the “Company”).
RECITALS
      WHEREAS, the board of directors of Newco and the board of managers of Parent have unanimously approved this Agreement and the transactions contemplated hereby; and
      WHEREAS, the board of directors of the Company (the “Board of Directors”) has (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that it is advisable and in the best interests of the Company and its stockholders to adopt the Agreement and to consummate the acquisition of the Company by Parent and Newco upon the terms and subject to the conditions set forth in the Agreement, (iii) determined that the cash consideration to be received for the Shares, in the Merger is fair to the stockholders of the Company who will receive such consideration, and (iv) recommended to the stockholders of the Company to vote to approve this Agreement and the Merger;
      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s and Newco’s willingness to enter into this Agreement, each of the stockholders of the Company listed on Exhibit A hereto (the “Principal Stockholders”), Parent and Newco will enter into voting agreements, in the form attached hereto as Exhibit B (the “Voting Agreements”), pursuant to which, among other things, such Principal Stockholders will agree to vote their Shares to approve this Agreement and the Merger, upon the terms and subject to the conditions set forth in the Voting Agreements; and
      WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco and the Company hereby agree as follows:
ARTICLE I
THE MERGER; EFFECTIVE TIME; CLOSING
      1.1     The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company and Newco shall consummate a merger (the “Merger”) in which (a) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Newco or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Newco or the Company, as the case may be, to take, and shall take, any and all such lawful action.
      1.2     Effective Time. Parent, Newco and the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed and filed on the date of the Closing (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or such later date as is agreed upon by the parties and specified in the Certificate of Merger, and such date is hereinafter referred to as the “Effective Time.”
      1.3     Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, at 10:00 a.m. Chicago time on the third business day following the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement (other than such conditions which by their terms are not capable of being satisfied until the Closing) or (b) at such other place, time and date as Parent and the Company may agree in writing (the “Closing Date”).
ARTICLE II
SURVIVING CORPORATION
      2.1     Certificate of Incorporation. The certificate of incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.
      2.2     By-laws. The by-laws of Newco, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.
      2.3     Directors. The directors of Newco immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.
      2.4     Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.
ARTICLE III
MERGER CONSIDERATION; CONVERSION OR
CANCELLATION OF SHARES IN THE MERGER
      3.1     Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”) or capital stock of Newco:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent and any of its direct or indirect wholly-owned Subsidiaries (the “Parent Companies”), any of the Company’s direct or indirect wholly-owned Subsidiaries, Shares held in the treasury of the Company, or Shares held by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be cancelled and extinguished and converted into the right to receive, pursuant to Section 3.4, $14.00 in cash (the “Merger Consideration”), payable to the holder thereof, less any required withholding of taxes, without interest thereon.

(b) At the Effective Time, each Share issued and outstanding and owned by any of the Parent Companies or any of the Company’s direct or indirect wholly-owned Subsidiaries or held in the treasury of the Company immediately prior to the Effective Time shall cease to be outstanding (if applicable), be cancelled, retired and cease to exist and no consideration shall be delivered in exchange therefor.

(c) At the Effective Time, each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one duly authorized, validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) shall cease to have any rights as stockholders of the Company, except the right to receive the consideration set forth in this Article III for each Share held by them. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

(e) If between the date of this Agreement and the Effective Time, the Shares shall have been changed into a different number of shares or other form of security or a different class, by reason of any stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares, or rights issued in respect of the Shares, or other like changes in the Company’s capitalization, there will be a proportionate adjustment made to the Merger Consideration to reflect such change.
      3.2     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration unless such stockholder fails to perfect or waives, withdraws or otherwise loses his or her right to appraisal under Section 262 of the DGCL. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or waives, withdraws or loses his or her right to appraisal under Section 262 of the DGCL, in which case such Shares shall be treated as Shares that had been converted as of the Effective Time into only the right to receive the Merger Consideration, less any required withholding of taxes, without interest thereon, in accordance with Section 3.1. The Company shall give Parent (i) prompt notice of any notices of dissent, written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal, or agree to do any of the foregoing.
      3.3     Stockholders’ Meeting and Proxy.

(a) The Company shall, in accordance with applicable Law and its certificate of incorporation and by-laws, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (the “Stockholders’ Meeting”), for the purpose of considering the adoption and approval of this Agreement and the Merger as soon as practicable following the date hereof, regardless of whether the Board of Directors determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Company Adverse Recommendation has occurred at any time; provided that unless otherwise requested in writing by Parent, with reasonable advance notice, the date of the Stockholders’ Meeting shall be no earlier than May 15, 2006; provided, further, that the Company may extend the date of the Stockholders’ Meeting to the extent (i) necessary in order to obtain a quorum of its stockholders or (ii) the Company reasonably determines that such delay is required by applicable Law.

(b) Subject to Section 6.2, the Company shall, through its Board of Directors, recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and approval of the Merger and include such recommendation in the Proxy Statement;

(c) As promptly as practicable following the date of this Agreement (but in any event within fifteen (15) business days following the date hereof), the Company shall prepare and file a preliminary proxy statement relating to the transactions contemplated by this Agreement and the

Merger (the “Preliminary Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”), and shall use its commercially reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Newco, respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause a definitive proxy statement (the “Definitive Proxy Statement”, and together with the Preliminary Proxy Statement, the “Proxy Statement”) to be mailed to its stockholders as soon as is reasonably practicable following the date hereof.

(d) Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the other parties with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement. If at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and the parties shall cooperate (which shall include providing each other with an opportunity to review and comment) in the prompt filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company.

(e) Subject to Section 6.2, the Company will use commercially reasonable efforts to (i) solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other action necessary or advisable to secure the vote or consent of its stockholders required by applicable Law to obtain such approvals.

(f) At such meeting, Parent, Newco and their affiliates will vote all Shares owned by them in favor of adoption of this Agreement, approval of the Merger and the transactions contemplated thereby.

      3.4     Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

(a) At the Effective Time, Parent shall deliver to a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”) for the benefit of the holders of Shares, the funds necessary to make the payments contemplated by Section 3.1 (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. Pending distribution of the Exchange Fund pursuant to Section 3.4(b) hereof, the Exchange Fund shall be held in trust for the benefit of the holders of the Shares and the Exchange Fund shall not be used for any other purposes, and Parent and the Surviving Corporation may direct the Exchange Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000 (collectively “Permitted Investments”) or money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to Section 3.4(b) hereof. Any interest and other income resulting from such investments remaining after nine months from the Effective Date and thereafter shall be paid to Parent.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (other than holders of certificates for Shares referred to in Section 3.1(b))

of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares formerly represented by such Certificates the Merger Consideration, less any required withholding of taxes, without any interest thereon, and the Certificates so surrendered shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.4(b), each Certificate (other than Certificates formerly representing Shares held by the Parent Companies or any of the Company’s direct or indirect wholly-owned Subsidiaries or held in the treasury of the Company) shall represent for all purposes only the right to receive, for each Share formerly represented thereby, the Merger Consideration, less any required withholding of taxes, without interest thereon.

(c) Any portion of the Exchange Fund made available to the Exchange Agent which remains unclaimed by the former stockholders of the Company for twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, and any former stockholders of the Company shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration for the Shares.

(d) None of Parent, Newco, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any retained Shares (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold in respect of such Shares under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

      3.5     Transfer of Shares Immediately Prior to the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.
      3.6     Stock Options and Other Equity Incentive Awards. Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option, restricted stock units or similar rights to purchase Shares (“Options”), as set forth in Section 4.2 of the Company Disclosure Schedule, and which have been granted under any compensatory stock option plan or any other equity-based plans, agreements or arrangements of or with the Company or any of its Subsidiaries providing for the granting of options or other equity-based awards (collectively, the “Option Plans”), including, without limitation, the Packaging Dynamics Corporation 2005 Long-Term Stock Incentive Plan or 2002 Long-Term Incentive Stock Plan or any predecessor plans thereto, and that is outstanding at the Effective Time, whether or not then vested or exercisable, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Option shall be entitled to receive, in consideration of the cancellation of such Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount equal to the product of (a) the excess, if any, of the Merger Consideration minus the exercise or reference price per Share of each such Option and (b) the number of Shares covered by such Option (such amounts payable hereunder being referred to as the “Option Payment”). From and after the Effective Time, any such cancelled Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, without interest thereon. Prior to the Closing, the Company and Parent shall each use its reasonable efforts to obtain all necessary consents, waivers or releases, if any, from holders of such Options and take such actions to give effect to, and accomplish, the transactions contemplated by this Section 3.6, including but not limited to the payment of the Option Payment at the Effective Time and ensure that no Options remain outstanding as of the Effective Time. After the Effective Time, all Option Plans shall be terminated and no further Options shall be granted thereunder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      The Company hereby represents and warrants to Parent and Newco that:
      4.1     Corporate Organization and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries is qualified to do business and (if applicable) in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification, except where failure to so qualify or be in good standing has not had and would not reasonably be likely to have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or other power and authority to own its properties and to carry on its business as it is now being conducted, except where failure to have such power and authority has not had and would not reasonably be likely to have a Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and by-laws or other organizational documents of the Company and each of its Subsidiaries as presently in effect. Neither the Company nor any of its Subsidiaries is in material violation of any provision of its certificate of incorporation or by-laws or similar organizational document.
      4.2     Capitalization. The authorized capital stock of the Company consists of 40,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, (i) 10,751,249 Shares are issued and outstanding, (ii) no shares of preferred stock of the Company are issued and outstanding, (iii) no Shares are issued and held in the treasury of the Company and (iv) 1,363,301 Shares are reserved for issuance upon the exercise of outstanding Options. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or by-laws or any Contract to which the Company is a party or otherwise bound. Except as set forth in Section 4.2 of the disclosure schedule delivered by the Company herewith (the “Company Disclosure Schedule”), all outstanding shares of capital stock of or comparable equity interests in the Company’s Subsidiaries are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all Liens. Other than the equity of its Subsidiaries, the Company does not own, directly or indirectly, any Investments or other equity interests in any other person. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Section 4.2 of the Company Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization and capitalization of each of the Company’s Subsidiaries and, for the Company and each Subsidiary, the jurisdictions in which it is qualified to do business. Section 4.2 of the Disclosure Schedules lists each Option outstanding on the date hereof, the Plan under which such Option was granted, the number of Shares issuable thereunder, the vesting schedule, the expiration date and the exercise price thereof. Except as set forth in Section 4.2 of the Company Disclosure Schedule, there are not any outstanding or authorized options, warrants, calls, rights (including preemptive rights), convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, undertakings or any other arrangements of any character to which the Company or any of its Subsidiaries is a party, or by which any of them may be bound, (i) requiring any of them to issue, transfer, sell, purchase, redeem or acquire, or cause to be issued, transferred, sold, purchased, redeemed or acquired, any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of or comparable equity interests in the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, undertaking or arrangement or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the capital stock of the Company. Except as set forth in Section 4.2 of the Company Disclosure Schedule, to the best knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company. No dividends on the Shares have been declared or have accrued since December 1, 2005.
      4.3     Authority Relative to This Agreement. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Board of Directors has duly and validly approved this Agreement and the performance and consummation by the Company of the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the adoption of this Agreement by holders of a majority of the Shares to the extent required by applicable Laws). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);
      (b) the Board of Directors, at a meeting duly called and held prior to the execution of this Agreement, (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (iii) resolved to recommend that the holders of Shares approve and adopt this Agreement and the Merger and (iv) directed that this Agreement be submitted for consideration by the holders of Shares at a meeting of such stockholders.
      4.4     Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby will:

(a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries;

(b) except as set forth in Section 4.4(b) of the Company Disclosure Schedule, require any consent, approval, license, order, authorization or permit of, or registration, declaration or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, (iv) in connection with any state or local tax which is attributable to the beneficial ownership of the Company’s or any of its Subsidiaries’ real property, if any, (v) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws, (vi) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect, or (vii) where the requirement to obtain such consent, approval, authorization or permit, or to make such filing or notification, has or will become applicable as a result of the activities or status of Parent or Newco;

(c) except as set forth in Section 4.4(c) of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance or to loss of a material benefit under, or to material increased, additional or accelerated costs) or require consent under any of the terms, conditions or provisions of any note, license, agreement, Contract, Employment Agreement or other instrument or obligation, whether written or oral, to which or by which the Company or any of its Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect; or

(d) except as set forth in Section 4.4(d) of the Company Disclosure Schedule, assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made and, with respect to the Merger, the approval of this Agreement by the Company’s stockholders has been obtained to the extent required by applicable Laws, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets; except for violations which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect.

      4.5     SEC Documents; Financial Statements.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, the Company has timely filed all reports and documents required to be filed by it with the SEC since January 1, 2003 (collectively, the “Company SEC Documents”) pursuant to the federal securities Laws and the SEC rules and regulations thereunder, all of which Company SEC Documents, as of their respective dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the rules and regulations promulgated thereunder. None of the Company SEC Documents, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later dated Company SEC Document filed prior to the date hereof, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which statement or omission individually or in the aggregate would require an amendment, supplement or corrective filing to such Company SEC Document. As of the date of this Agreement, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. As of the date of this Agreement, the SEC has not notified the Company that any final responses to SEC comment are inadequate, insufficient or otherwise non-responsive.

(b) The consolidated financial statements (including the related notes thereto) of the Company included in the Company SEC Documents (the “Financial Statements”), (i) as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, (ii) were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (except as otherwise noted therein), and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations, changes in stockholders’ equity and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). The Company has no liabilities other than (i) those disclosed in the Financial Statements filed with the SEC prior to the date hereof (excluding the notes to such Financial Statements), (ii) those arising in the ordinary course of business, consistent with past practice, since September 30, 2005 (iii) those disclosed in Section 4.5(b) of the Company Disclosure Schedules or (iv) that, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect.

(c) Section 4.5(c) of the Company Disclosure Schedule sets forth (i) as of January 31, 2006, (x) the aggregate principal amount of borrowings under the Amended and Restated Credit Agreement, dated September 29, 2003, as amended (the “Credit Agreement”) and (y) the principal amount outstanding under the Promissory Note dated September 14, 2004 payable to Gaby A. Ajram and (ii) as of December 31, 2005, the outstanding capital lease obligations of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has indebtedness for borrowed money other than pursuant to the foregoing arrangements and neither the Company nor any of its Subsidiary guaranties any indebtedness of any Person other than of the Company or its Subsidiaries.

(d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC.

(e) The Company has disclosed to Parent, as of the date hereof, (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting known to management of the Company which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud known to management of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

      4.6     Absence of Certain Changes or Events. Except as set forth in Section 4.6 of the Company Disclosure Schedule, since September 30, 2005, (a) there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect, (b) there has not been any damage, destruction or loss, whether covered by insurance or not, that, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect, (c) the Company and its Subsidiaries have conducted their business only in the ordinary course, consistent with past practice and (d) the Company and its Subsidiaries have not taken any actions that would have been prohibited by Sections 6.1 (a)-(f) of this Agreement if such actions had been taken after the date hereof.
      4.7     Litigation. Except as set forth in Section 4.7 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, there are no actions, claims, suits, proceedings, arbitrations or administrative, governmental or other investigations pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any of their properties, assets or business, which individually or in the aggregate, have had or would reasonably be likely to have a Material Adverse Effect.
      4.8     Proxy Statement. None of the information included in the Proxy Statement distributed to the Company’s stockholders in connection with the Merger, including any amendments or supplements thereto, at the respective times that the Proxy Statement or any amendments or supplements thereto are (i) filed with the SEC, (ii) mailed to the Company’s stockholders, (iii) at the time of the Stockholders’ Meeting or (iv) at the Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
      4.9     Taxes. (a) Except as disclosed in Section 4.9 of the Company Disclosure Schedule, since January 1, 2003, the Company and its Subsidiaries have (i) timely filed all Tax Returns required to be filed by any of them (taking into account applicable extensions), all of which Tax Returns were true, correct and complete in all material respects and (ii) paid or accrued (in accordance with GAAP) all material Taxes (whether or not shown to be due on such Tax Returns), other than such Taxes not yet due and payable or as are being contested in good faith and for which adequate reserves have been established on the Company’s books and records in accordance with GAAP;
      (b) with respect to Tax Returns referred to in Section 4.9(a), except as disclosed in Section 4.9 of the Company Disclosure Schedule, there are no material ongoing federal, state, local or foreign Tax audits, disputes, investigations or examinations;
      (c) with respect to Tax Returns referred to in Section 4.9(a), except as disclosed in Section 4.9 of the Company Disclosure Schedule, there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes;
      (d) except as disclosed in Section 4.9 of the Company Disclosure Schedule, the Company and its Subsidiaries (x) are not a party to any agreement providing for the allocation or sharing of Taxes and (y) have not executed any power of attorney with respect to any Tax, other than powers of attorney that will not be in force after the Effective Time. Section 4.9 of the Company Disclosure Schedule lists all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes that have been entered into or issued by any governmental authority with or in respect of the Company or any of its Subsidiaries that have effect for any period after the Effective Time;
      (e) except as disclosed in Section 4.9 of the Company Disclosure Schedule, there are no material liens for Taxes upon the assets of the Company or its Subsidiaries which are not provided for in the Company SEC Reports, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith and for which appropriate reserves have been established on the Company’s books and records in accordance with GAAP;
      (f) the unpaid Taxes of the Company and its Subsidiaries (a) did not as of the date of the most recent audited financial statements of the Company and its Subsidiaries exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such most recent audited financial statements (rather than in any notes thereto) and (b) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns;
      (g) neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code;
      (h) Company and each of its Subsidiaries has deducted, withheld and timely paid to the appropriate Governmental Entity all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and the Company and each of its Subsidiaries has complied in all material respects with all reporting and recordkeeping requirements; and
      (i) neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treas. Reg. Section 1.6011-4 or any “tax shelter” within the meaning of Section 6662 of the Code.

      4.10     Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule contains a true and complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material benefit plans, policies, programs, agreements or arrangements and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, incentive or equity compensation or other fringe benefit plan, program, policy, agreement, arrangement or practice (each, a “Plan”) maintained, or contributed to, by the Company or any of its Subsidiaries or any trade or business, whether or not incorporated, that, together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended (each, an “ERISA Affiliate”), for the benefit of any current or former employees, officers, consultants or directors of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could have any liability (collectively, the “Benefit Plans”). Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, the Company has delivered or made available to Newco correct and complete copies (including all amendments) of (i) each Benefit Plan, (ii) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description and summary of material modifications for each Benefit Plan for which such document is required, (iv) each trust agreement and group annuity contract relating to any Benefit Plan, (v) the most recent actuarial report or valuation, to the extent applicable, and (vi) a current Internal Revenue Service favorable determination letter, to the extent applicable. Section 4.10(a) of the Company Disclosure Schedule lists all Employment Agreements (other than Employment Agreements with individuals who are paid an annual base salary of less than $150,000) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or affected.

(b) Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, (i) each Benefit Plan has been operated in accordance with its terms and complies with all applicable Laws, except as, individually and in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect and (ii) all Pension Plans intended to be qualified plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked. To the knowledge of the Company as of the date hereof, there is no reasonable basis for the revocation of any such determination letter.

(c) Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, none of the Benefit Plans is, and none of the Company, any of its Subsidiaries or any ERISA Affiliate has ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan (as such term is defined in section 3(37) of ERISA), (iii) a “multiple employer plan” (as such term is defined in ERISA), or (iv) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, there are no unpaid contributions due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law and all contributions due have been timely made. None of the Company or any of its Subsidiaries has incurred any liability or taken any action, and the Company does not have any knowledge of any action or event, that could reasonably be likely to cause any one of them to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any single employer plan (as such term is defined in Section 4001(a)(15) of

ERISA), (ii) under Title IV of ERISA, including on account of a partial or complete withdrawal (as such term is defined in Section 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, (iii) on account of unpaid contributions to any Multiemployer Pension Plan or (iv) by reason of Section 4069, 4203 or 4212 of ERISA.

(d) None of the Company, any of its Subsidiaries or any ERISA Affiliate has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan that reasonably could be expected to subject the Company or any of its Subsidiaries to any material tax or penalty. Except as set forth in Schedule 4.10(d) of the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, and (ii) there is no action, suit, audit, investigation or claim pending, or to the Company’s knowledge, threatened, other than routine claims for benefits.

(e) Except as set forth in Schedule 4.10(e) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has any obligation to provide any material health benefits or other non-pension benefits to retired or other former employees, directors or consultants except as specifically required by Part 6 of Title I of ERISA (“COBRA”).

(f) Except as set forth in Schedule 4.10(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service (or other event or occurrence) in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to, or result in any forgiveness of indebtedness with respect to, any current or former employee, director or consultant, (ii) increase any benefits otherwise payable by the Company or any Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits (except as expressly contemplated by this Agreement).

(g) To the knowledge of the Company, each Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and guidance of the Internal Revenue Service provided thereunder. Except as set forth in Section 4.10(g) of the Company Disclosure Schedule, no amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any Subsidiary of the Company may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 404 or Section 280G of the Code.

(h) To the knowledge of the Company, neither the Company nor any of its ERISA Affiliates has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise taxes with respect to the Plans by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation.

      4.11     Labor Matters.

(a) Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing or, to the Company’s knowledge, purporting to represent or attempting to represent any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is now, or within the last three years has been, the subject of any union organizing effort, strike, dispute, slowdown, picketing, work stoppage, concerted refusal to work overtime or similar labor activity; nor, to the Company’s knowledge, has the Company or any of its Subsidiaries been threatened with any such labor activity within the last three years.

(b) Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, no labor union has been certified by the National Labor Relations Board or any state labor board as bargaining agent for any employees of the Company or any of its Subsidiaries and, to the Company’s knowledge, none of the employees of the Company or any of its Subsidiaries is the subject of a representation petition before the National Labor Relations Board or any state labor board.

(c) There are no unfair labor practice charges or complaints pending before the National Labor Relations Board or, to the Company’s knowledge, otherwise threatened in writing against the Company. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is engaged in any unfair labor practices. Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, there is no labor or employment dispute involving either the Company or any of its Subsidiaries that is currently subject to any grievance procedure, arbitration or litigation, which, individually or in the aggregate, has had or and would reasonably be likely to have a Material Adverse Effect.

(d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, and there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries within the last three (3) years. Neither the Company nor any of its Subsidiaries is presently planning to effectuate any such “plant closing” or “mass layoff.”

      4.12     Environmental Laws and Regulations. Except as set forth in Section 4.12 of the Company Disclosure Schedule, (i) the Company and its Subsidiaries are in compliance with all applicable federal, state and local Laws relating to protection of human health or the environment (collectively, “Environmental Laws”), except for non-compliance that, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material (including toxic mold), substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or, to the knowledge of the Company, previously owned, leased or otherwise used by the Company, except for releases that, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect; (iii) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; (iv) to the knowledge of the Company, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for such underground storage tanks, PCB-containing equipment and storage of hazardous waste in compliance with Environmental Laws; and (v) the Company has made available to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in the Company’s possession and, with respect to each Subsidiary, prepared since the acquisition of such Subsidiary.
      4.13     Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all material registered copyrights, registered Trademarks, (including internet domain name registrations), common law Trademarks, and patents and all applications to register any of the foregoing, currently owned by the Company or its Subsidiaries (collectively, “Scheduled Intellectual Property”). The entire right, title and interest in the Scheduled Intellectual Property is solely owned by the

Companies or its Subsidiaries. Each of the registered or applied for Scheduled Intellectual Property has been duly registered or application filed with the appropriate authority. All application, renewal or other similar fees for any such Scheduled Intellectual Property have been properly paid and are current as of the date of this Agreement, and all such registrations and filings remain in full force and effect except as, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries owns or possesses the valid rights to exploit all Intellectual Property exploited in the operation of their business, free and clear of any Liens, in the manner and for the purposes that such rights are exploited in their business, except where failure to so own or possess, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect. “Intellectual Property” means all rights, titles and interest pertaining to or deriving from (i) patents, copyrights, technology, know-how, processes, trade secrets, algorithms, inventions, proprietary data, databases, formulae, research and development data and computer software or firmware; (ii) trademarks, trade names, service marks, service names, brands, domain names, trade dress and logos, and the goodwill and activities associated therewith (“Trademarks”); (iii) rights of privacy and publicity, moral rights, proprietary rights of any kind or nature and other similar intangible assets; (iv) any and all registrations, applications, licenses, common-law rights and contractual obligations relating to any of the foregoing; and (v) all actions, audits, suits, claims and rights to sue at law or in equity for any past or future infringement or other violation of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

(c) Except as disclosed in Section 4.13(c) of the Company Disclosure Schedule, and except for such claims which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect, there are no actual or, to the knowledge of the Company, threatened opposition proceedings, cancellation proceedings, interference proceedings or other similar action challenging the validity, enforceability, and ownership of any portion of the Scheduled Intellectual Property. None of the Scheduled Intellectual Property has been previously adjudged to be invalid or unenforceable in whole or in part except as disclosed in Section 4.13(c) of the Company Disclosure Schedule.

(d) Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, and except for such claims which would not have a Material Adverse Effect, no claims are pending or, to the knowledge of the Company, threatened that the conduct of the Company’s or its Subsidiaries’ respective businesses has or does infringe, misappropriate or otherwise violate the Intellectual Property of any person. Except as set forth in Section 4.13(d), to the knowledge of the Company, neither the Company nor any of its Subsidiaries have received any “invitations to license” or other communications asserting that the Company or any of its Subsidiaries will be obligated to take license under third party Intellectual Property rights to continue to conducting business in the ordinary course.

(e) Except as would not have a Material Adverse Effect, with respect to the Scheduled Intellectual Property, proprietary product designs, confidential marketing plans and business methods, proprietary data, and computer software owned or purported to be owned by the Company or any Subsidiary (collectively, “Owned Intellectual Property”), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property (except for portions thereof that may consist of embedded third party products licensed from others) and is entitled to use, sell, license, transfer, and otherwise exploit such Owned Intellectual Property in the continued operation of its respective business consistent with past practice. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or violate any copyrights, trademarks, service marks, trade names, trade secrets and patents of any third party. Except as set forth in Schedule 4.13(e), neither the Company nor any Subsidiary has exclusively licensed any Owned Intellectual Property to any person. To the knowledge of the Company, no person has engaged in any activity that has infringed upon the Owned

Intellectual Property in any material respect. The Company and its Subsidiaries take commercially reasonable actions to protect, preserve and maintain the Owned Intellectual Property and to retain the confidentiality of and restrict the improper use of confidential information. To the knowledge of the Company, there has been no unauthorized disclosure of any material trade secrets or confidential information of the Company.

      4.14     Compliance with Laws and Orders. Except as set forth in Sections 4.9, 4.10, 4.11 and 4.12 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of or in default under any law, statute, rule or regulation having the effect of law of the United States or any state, county, city or other political subdivision thereof or of any government or regulatory authority (“Laws”) or writ, judgment, decree, injunction or similar order of any governmental or regulatory authority, in each case, whether preliminary or final, applicable to the Company or any Subsidiary or any of their respective assets and properties the effect of which, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect. The Company and its Subsidiaries has in effect from the appropriate Governmental Entity, whether federal, state or local, all licenses, permits, authorizations, approvals, franchises and rights (“Governmental Approvals”) that are necessary for the Company or its Subsidiaries to engage in the business currently conducted by the Company and its Subsidiaries, except in those instances in which failure to possess Governmental Approvals, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect. Except as set forth in Section 4.14 of the Company Disclosure Schedule, the Company and its Subsidiaries are not now, and during the last three years have not been, the subject of any complaint, charge, citation, investigation, audit, suit or other legal process with respect to any of its employees, or any of the terms or conditions of their employment, by any federal, state, or local governmental agency, including the U.S. Department of Labor, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, Occupational Safety and Health Review Commission, the National Labor Relations Board, the Office of Federal Contract Compliance or any state agency comparable to any of the foregoing, except as, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect.
      4.15     Property.

(a) The Company or its Subsidiaries has good and valid title to each parcel of real property owned by the Company or any Subsidiary (the “Owned Real Property”), in each case free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or Xother encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than Permitted Liens. Section 4.15(a) of the Company Disclosure Schedule lists each parcel of Owned Real Property.

(b) The Company or one of its Subsidiaries has a valid leasehold interest and right to the use and occupancy of each parcel of real property leased or subleased by the Company or any Subsidiary that is currently used in the conduct of the business of the Company or any of its Subsidiaries (the “Leased Properties”), subject to the terms of the applicable lease or sublease relating thereto and Permitted Liens. Other than (i) leases with a remaining term of three (3) months or less and monthly rental payments less than $5,000 or (ii) month-to-month leases that are terminable by the Company upon one month’s prior notice and monthly rental payments less than $5,000, Section 4.15(b) of the Company Disclosure Schedule lists each lease in respect of real property to which the Company or any of its Subsidiaries is a party as of the date hereof and lists by address each parcel of Leased Property.

(c) There is not pending, or, to the knowledge of the Company, threatened, any eminent domain, condemnation or similar proceeding affecting any Owned Real Property or Leased Property.

      4.16     Material Contracts.

(a) Except as specifically set forth in Section 4.16(a) of the Company Disclosure Schedule, and except as has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Company’s knowledge, no other party is) in breach of or default under any Contract, (ii) neither the Company nor any of its Subsidiaries has received any written notice or claim of default under any Contract or any written notice of an intention to, and to the knowledge of the Company, no other party to any Contract intends to terminate, not renew or challenge the validity or enforceability of any Contract (including as a result of the execution and performance of this Agreement), (iii) to the Company’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under any Contract, (iv) each of the Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Company’s knowledge, of the other parties thereto, and (v) the Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder.

(b) Section 4.16(b) of the Company Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound or affected as of the date hereof, complete and correct copies of which Contracts have previously been made available to Parent, other than such Contracts that the Company has previously filed with the SEC:

(i) any Contract that purports to limit in any material respect the right of the Company or its Subsidiaries (A) to engage or compete in any line of business or market, or to sell, supply or distribute any service or product or (B) to compete with any person or operate in any location;

(ii) any Contract that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any person;

(iii) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than inventory or capital expenditures in the ordinary course of business) or capital stock or other equity interests of another person for aggregate consideration in excess of $1,000,000;

(iv) other than Employment Agreements, any Contract with Affiliates of the Company or any of its Subsidiaries;

(v) all agreements under which the Company or any Subsidiary has advanced or loaned any funds in excess of $1,000,000 individually;

(vi) any Contract with the customers or suppliers listed in Section 4.20 of the Company Disclosure Schedule.
      4.17     State Takeover Statutes. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Board of Directors. To the knowledge of the Company, no other takeover statute or similar statute or regulation enacted under state or federal laws in the United States is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement.
      4.18     Interested Party Transactions. Since the date of the filing of the Company’s 2005 annual meeting proxy statement with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC except as (i) have been reported prior to the date hereof or (ii) relate to Contracts that have been reported pursuant to Item 404 of Regulation S-K prior to the date hereof and are not materially different in amount than amounts previously reported.
      4.19     Insurance. The Company maintains in full force and effect policies of insurance that to the knowledge of the Company are reasonably adequate with respect to all material properties, assets and business activities of the Company and each of its Subsidiaries against such casualties, risks, and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities.
      4.20     Commercial Relationships. Section 4.20 of the Company Disclosure Schedule sets forth a list of (a) the top ten customers of the Company and the Company Subsidiaries during the fiscal year ended December 31, 2005, determined on the basis of gross revenues (on a consolidated basis) and (b) the top ten suppliers from whom the Company and the Company Subsidiaries purchased goods or services during the fiscal year ended December 31, 2005, determined on the basis of gross expenditures (on a consolidated basis). Since September 30, 2005, to the Company’s knowledge, there has been no material adverse change in the business relationship of the Company or any of its Subsidiaries with any customer or supplier named in Section 4.20 of the Company Disclosure Schedule.
      4.21     Brokers and Finders. Except for the fees and expenses payable to Deutsche Bank Securities Inc. (“Deutsche Bank”) and Lehman Brothers Inc. (“Lehman”), the Company and its Subsidiaries have not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.
      4.22     Opinion of Financial Advisors. The Company has received the opinion of Deutsche Bank dated the date of this Agreement and the opinion of Lehman dated the date of this Agreement, both to the effect that, as of such date, the cash consideration to be received by the holders of the Shares pursuant to the Merger is fair to such holders from a financial point of view.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO
      Each of Parent and Newco represent and warrant jointly and severally to the Company that:
      5.1     Corporate Organization and Qualification. Each of Parent and Newco is duly formed, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the Laws of its respective jurisdiction of organization and is qualified to do business and (if applicable) in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification, except, in each case, where such failure would not materially delay the consummation of the transactions contemplated hereby. Each of Parent and its Subsidiaries has all requisite corporate or other power and authority to own its properties and to carry on its business as it is now being conducted, except where failure to have such power and authority would not materially delay the consummation of the transactions contemplated hereby. Parent and Newco have heretofore made available to the Company complete and correct copies of their respective by-laws and organizational documents.
      5.2     Authority Relative to This Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the boards of managers of Parent and the board of directors of Newco and by Parent as sole stockholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
      5.3     Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Newco, the performance by Parent and Newco of their obligations hereunder, nor the consummation by Parent and Newco of the transactions contemplated hereby will:

(a) conflict with or result in any breach of any provision of the charter or the by-laws, respectively, of Parent or Newco;

(b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL, (iv) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws, or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not materially adversely affect the ability of Parent or Newco to consummate the transactions contemplated hereby;

(c) except as set forth in Section 5.3(d) of the disclosure schedule delivered by Parent and Newco herewith (the “Parent Disclosure Schedule” and, together with the Company Disclosure Schedule, the “Disclosure Schedules”), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance or to loss of a material benefit under, or to material increased, additional or accelerated costs) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) which would not materially adversely affect the ability of Parent or Newco to consummate the transactions contemplated hereby; or

(d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.3 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective assets, except for violations which would not materially adversely affect the ability of Parent or Newco to consummate any of the transactions contemplated hereby.
      5.4     Proxy Statement. None of the information supplied by Parent or Newco in writing for inclusion in the Proxy Statement distributed to the Company’s stockholders in connection with the Merger, including any amendments or supplements thereto, at the respective times that the Proxy Statement or any amendments or supplements thereto are (i) filed with the SEC, (ii) mailed to the Company’s stockholders, (iii) at the time of the Stockholders’ Meeting or (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
      5.5     Financing. Parent has received commitment letters (the “Financing Letters” and the financing to be collectively provided thereunder, the “Financing”) addressed to the Parent from (i) Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Trust Company Americas, Jefferies Babson Finance LLC and Jefferies & Company, Inc. (collectively, the “Lenders”), dated as of the date hereof (the financing to be provided thereunder, the “Debt Financing”), and (ii) Kohlberg Partners V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Investors V, L.P. and Kohlberg Offshore Investors V, L.P. (collectively, the “Kohlberg Funds”), dated as of the date hereof. Subject to the terms and conditions of the Financing Letters, the Financing is sufficient to consummate the Merger, pay the Merger Consideration and to pay related fees and expenses. Parent has provided the Company with complete and correct copies of such Financing Letters. The Financing Letters have been duly executed by Parent and by all other parties thereto, are in full force and effect on the date hereof and have not been withdrawn as of the date hereof and are not, to the knowledge of Parent, subject to any conditions other than as set forth therein. All commitment and other fees required to be paid under the Financing Letters prior to the date hereof have been paid and, as of the date hereof, to the knowledge of Parent, there is no fact or occurrence existing that would be reasonably expected to make any of the stated assumptions or conditions or any of the other statements set forth in the Financing Letters materially inaccurate. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy any of the conditions to the Financing Letters or that the funds for the Financing Letters will not be available on a timely basis for the transactions contemplated by this Agreement.
      5.6     Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
      5.7     Share Ownership. Except as set forth in Section 5.7 of the Parent Disclosure Schedule, none of Parent, Newco or any of their respective “affiliates” or “associates” (as those terms are defined in Rule 12b-2 under the Exchange Act) beneficially owns any Shares.
      5.8     Brokers and Finders. Parent has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.
ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS
      6.1     Conduct of Business of the Company. The Company agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise expressly contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and use reasonable efforts to preserve intact their respective businesses, properties and assets and their current business organizations, keep available the service of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. In addition, without limiting the generality of the foregoing, except as expressly permitted in this Agreement or as set forth in Section 6.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent, which consent with respect to subsections (g)(i), (h)(ii), (j), (k), (l), (p), (q) or (r) shall not be unreasonably withheld or delayed:

(a) except for Shares to be issued or delivered pursuant to options outstanding on the date hereof and listed in Section 4.2 of the Company Disclosure Schedule, issue, grant, deliver, sell, transfer, dispose of, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, transfer, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest (including phantom stock) of the Company or any Subsidiary (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interests of the Company or any Subsidiary, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any Subsidiary or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any Subsidiary, or (ii) any other securities of the Company or any Subsidiary in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock or make any change in the number of shares of its capital stock authorized, issued or outstanding (other than issuances of Shares in connection with the exercise of options outstanding on the date hereof, or redemptions or acquisitions of stock required in connection with any Plan, in each case, as listed in Section 4.2 of the Company Disclosure Schedule);

(c) split, combine, subdivide or reclassify any shares of capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or otherwise make any payments to stockholders in their capacity as such, except for dividends by a wholly-owned Subsidiary of the Company;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(e) adopt any amendments to its certificate of incorporation or by-laws or comparable governing documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary or elect or appoint new officers or directors;

(f) acquire or agree to acquire by means of merger, consolidation, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

(g)(i) authorize, or make any commitment with respect to any capital expenditure, or acquire any property or asset, other than as referenced in the Company’s annual budget as previously provided to Parent, in excess of $250,000 individually, but in no event to exceed $1,000,000 in the aggregate; (ii) enter into any new line of business; or (iii) make investments in persons other than wholly owned Subsidiaries;

(h)(i) sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including any Intellectual Property rights, other than sales or transfers of inventory or equipment in the ordinary course of business, consistent with past practice or (ii) fail to pay any fee, take any action or make any filing reasonably necessary to maintain material Intellectual Property;

(i) other than borrowings in the ordinary course of business consistent with past practice under the Credit Agreement, repurchase, repay, cancel or incur any indebtedness for borrowed money in excess of $100,000 in the aggregate or guarantee any such indebtedness, or make any loans, advances or capital contributions to, or investments in, any other person other than to the Company or any wholly-owned Subsidiary of the Company;

(j) pay, discharge, waive, release, assign, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver, release, assignment, settlement or satisfaction, in the ordinary course of business and consistent in amount and kind with past practice;

(k) pay, discharge, waive, release, assign, settle or compromise any pending or threatened action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (i) in respect of any matter requiring payment by the Company or any of its Subsidiaries in excess of $250,000 individually or $1,000,000 in the aggregate or entailing any admission of liability by the Company or any of its Subsidiaries or any material non-monetary relief against the Company or any of its Subsidiaries, or (ii) that is brought by any current, former or purported holder of any securities of the Company or any of its Subsidiaries in its capacity as such;

(l) other than in the ordinary course of business, in a manner consistent with past practice and on terms not materially adverse to the Company and its Subsidiaries taken as a whole, (a) enter into, amend or modify in any material respect, cancel or consent to the termination of any material Contract; or (b) materially amend, waive, modify, cancel or consent to the termination of the Company’s or any of its Subsidiary’s rights thereunder;

(m) amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the transactions contemplated by this Agreement;

(n) make any change in the compensation or benefits payable to any of its employees, directors or officers other than (i) normal recurring increases in the ordinary course of business for employees who are not an officer or director, (ii) pursuant to any Company Benefit Plan or Employment Agreement existing on the date hereof or (iii) as required pursuant to any collective bargaining agreement existing on the date hereof;

(o) enter into, adopt or amend any Employment Agreement, Company Benefit Plan, stock option or restricted stock plan, severance plan or except in the ordinary course of business make any loan to any employee;

(p) lay off or otherwise terminate the employment of any employees within 91 days of the Closing Date for a reason that would constitute an “employment loss” under the Worker Adjustment and Retraining Notification Act, or any successor federal law or any applicable state plant closing, mass layoff or severance pay or notification law or like law (all of the foregoing, collectively, the “WARN Act”);

(q) except as may be required by applicable Law, make any Tax election, file any amended Tax Returns or settle or compromise any material federal, state, local or foreign income Tax liability, make any material change in any method of Tax accounting, or waive or extend the statute of limitations in respect of Taxes;

(r) make any material change in its accounting principles or methods except insofar as may be required by a change in GAAP or in applicable Law;

(s) enter into, amend in any material respect or waive any rights under any Contract or transaction (or series of related Contracts or transactions) with an executive officer or director (or, other than on arm’s-length terms in the ordinary course of business, any person in which such executive officer or director, or any immediate family member of such executive officer or director, has over a 10% interest) involving amounts in excess of $60,000;

(t) except in accordance with Section 6.3(b) or as otherwise explicitly permitted by this Agreement, (i) take any action that would reasonably be likely to prevent or materially delay satisfaction of any condition contained in Section 7.1, 7.2 or 7.3 or the consummation of the Merger, or (ii) take any action that would have a Material Adverse Effect; or

(u) announce an intention, enter into any contract, agreement, commitment or arrangement or otherwise undertake to do any of the foregoing.
      6.2     Acquisition Proposals.

(a) From and after the date of this Agreement, the Company and its Subsidiaries will not, and will use their reasonable best efforts to cause their respective officers, directors, employees and investment bankers, attorneys, financial advisors, accountants or other advisors, agents or representatives (collectively, “Representatives”) retained by the Company or any of its Subsidiaries to immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Newco and their respective representatives) that may be ongoing with respect to an Acquisition Proposal. From and after the date of this Agreement, the Company and its Subsidiaries will not, and will not authorize their respective officers, directors, employees or Representatives to directly or indirectly (i) initiate, solicit, propose or knowingly encourage any inquiries or the making of any Acquisition Proposal or (ii) except as permitted below in Section 6.2(d) or to inform persons of the existence of the provisions contained in this Section 6.2, engage in negotiations or discussions with, or furnish any non-public information or data to, any person relating to, in connection with or which would reasonably likely lead to an Acquisition Proposal. The Company shall promptly inform its, and its Subsidiaries’, directors, officers, employees and Representatives of the obligations undertaken in this Section 6.2. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any of Company’s Subsidiaries or any of the Company’s or its Subsidiaries’ officers, directors, employees or Representatives shall be a breach of this Section 6.2 by the Company.

(b) Except as provided in this Section 6.2(b), the Board of Directors (or any committee thereof) shall not and shall not publicly propose to (i) withdraw, modify or change in a manner adverse to Parent the Company Recommendation, (ii) approve, adopt or recommend an Acquisition Proposal or Superior Proposal or (iii) approve or recommend, or allow the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, acquisition agreement or similar agreement constituting or relating to, or that is intended to or would be reasonably expected to result in an Acquisition Proposal (other than any confidentiality agreement as permitted by paragraph (d) of this Section 6.2) (any action described in clause (i), (ii) or (iii), a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the Stockholders’ Meeting, in response to an unsolicited bona fide written Acquisition Proposal, if the Board of Directors (A) determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal is a Superior Proposal, (B) determines in good faith (after consultation with its outside legal counsel) based on such matters as it deems appropriate that the failure to do so would cause it not to be in compliance with its fiduciary duties under applicable Law and (C) is not otherwise in violation of this Section 6.2, then the Company may in connection with such Superior Proposal, make a Company Adverse Recommendation Change; provided, that the Board of Directors shall not make a Company Adverse Recommendation Change unless (I) the Company has given Parent three (3) business days prior written notice of its intention to take such action and (II) in the case of an action described in clause (ii) or (iii) above, (x) the Board of Directors shall have considered and negotiated with Parent in good faith regarding proposed changes to this Agreement proposed in writing by Parent, (y) the Company has complied in all material respects with its obligations under this Section 6.2 and (z) the Company shall have terminated this Agreement in accordance with the provisions of Sections 8.4(ii) and 8.6(e) hereof.

(c) The Company shall promptly (and in any event within 48 hours) advise Parent orally and in writing of the Company’s receipt of any request for information or any Acquisition Proposal and the material terms and conditions of such request or Acquisition Proposal (including the identity of the person making such request or Acquisition Proposal). The Company shall keep Parent reasonably informed in all material respects of the status and details of any such Acquisition Proposal.

(d) Notwithstanding any other provision of this Agreement, provided that in no event shall this Section 6.2(d) affect or limit the obligations of the Company and the Board of Directors under Sections 6.2(a), (b) or (c), the Company and the Board of Directors

(i) prior to Stockholders’ Meeting, may participate in discussions or negotiations with or furnish information to any person in connection with an unsolicited bona fide written Acquisition Proposal by such person received after the date hereof, if and only to the extent that prior to taking such action the Board of Directors (A) determines in good faith (after receiving the advice of its outside legal counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, which Acquisition Proposal was not, directly or indirectly, the result of a breach of this Section 6.2 and (B) receives from such person an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreements; and

(ii) shall be permitted to (A) take and disclose to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or make a statement required under Rule 14a-9 under the Exchange Act and (B) make any disclosure with respect to an Acquisition Proposal to the Company’s stockholders that is required by applicable Law.

If requested to do so by a third party, the Company may waive the provisions of any “standstill” agreement between the Company and such person solely to the extent necessary and for the limited purpose of permitting such person to submit an unsolicited Acquisition Proposal that the Board of Directors believes, in its good faith judgment (after consultation with its financial advisors), is reasonably likely to result in a Superior Proposal.

(e) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer made by any person other than Parent, Newco or any affiliate thereof relating to (i) the acquisition of, other than in the transactions contemplated by this Agreement, (x) the Company, (y) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 25% or more of any class of capital stock of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company including, without limitation, any single or multistep transaction or series of related transactions which is structured in good faith to permit such person to acquire beneficial ownership of 25% or more of any class of capital stock of the Company or (z) 25% or more of the fair market value of the assets of the Company and its Subsidiaries taken as a whole or (ii) any other merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries.

(f) The term “Superior Proposal” means a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 80%) not solicited or initiated in violation of this Agreement, which the Board of Directors determines in good faith (after consultation with its financial advisors of nationally recognized reputation and legal counsel) to be (i) more favorable (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) to the holders of Shares (in their capacities as stockholders) from a financial point of view than the transactions provided for in this Agreement and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory, financing commitments and contingencies and other aspects of such proposal.
      6.3     Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, including the provisions of Section 6.2, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective as soon as reasonably practicable the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, (i) filings under the HSR Act and any other submissions requested by the Federal Trade Commission or Department of Justice and (ii) such filings, consents, approvals, orders registrations and declarations as may be required under the Laws of any country other than the United States in which the Company, Parent or any of their respective Subsidiaries conducts any business or owns any assets) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the stockholders of the Company, if applicable. Upon the terms and subject to the conditions hereof, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary to satisfy the other conditions of Closing set forth herein and to cooperate with all reasonable requests made by the other parties. Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, the Company shall use commercially reasonable efforts to obtain all consents, amendments to or waivers from other parties under the terms of all leases and other agreements between the Company and such parties required as a result of the transactions contemplated by this Agreement and obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal or state Law. The Parties shall consult regularly with each other in advance and from time to time regarding the conduct and status of any filings with Governmental Entities. Nothing in this Agreement shall be deemed to require any party to waive any provision of this Agreement or any other substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. Between the date hereof and the Closing, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate if made at such time and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any of such party’s covenants, conditions or agreements to be complied with or satisfied by it hereunder; provided, however, that the delivery or non-delivery of any notice required to be sent pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
      6.4     Financing. At the sole cost and expense of Parent (including the Company’s reasonable attorneys’ and other out-of-pocket fees and expenses), the Company shall use, and shall cause its Subsidiaries to use, commercially reasonable efforts to cooperate and assist Parent with respect to the Financing. The Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide on a timely basis, all commercially reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions led by Parent, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including without limitation all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act as well as of the type and form customarily included in private placements under Rule 144A of the Securities Act, (iii) assisting Parent and its financing sources and counsel in the preparation by Parent of (A) an offering document for any of the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any of the Debt Financing, (v) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company or any of its Subsidiaries with respect to solvency matters and assisting Parent in obtaining comfort letters of the Company’s accountants, consents of the Company’s accountants for use of their reports in any materials relating to the Debt Financing, legal opinions of the Company’s counsel and surveys and title insurance with respect to the Owned Real Property; (vi) assisting in the satisfaction of the conditions set forth in Exhibit C to the Senior Secured Financing Letter and in Section 3 of Bridge Financing Letter (in each case to the extent the satisfaction of such conditions requires actions by or cooperation of the Company or its Subsidiaries), (vii) making senior officers and representatives of the Company reasonably available for presentations to ratings agencies, and (viii) reasonably facilitating the pledge of the Surviving Corporation’s collateral; provided, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. All non-public or otherwise confidential information regarding the Company obtained by Parent or its representatives pursuant to this Section 6.4 shall be kept confidential in accordance with the Confidentiality Agreements; provided, that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing so long as the parties who receive such information are informed of the confidential nature of the information or upon the prior consent of the Company, which consent shall not be unreasonably withheld or delayed.
      6.5     Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized Representatives of Parent, in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided, however,that the Company may restrict the foregoing access and information to the extent that (i) applicable Laws require the Company or any of its Subsidiaries to restrict or prohibit access to any such properties, books, records or information or (ii) the information is subject to confidentiality obligations to a third party. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.5 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated November 7, 2005 (the “Thilmany Confidentiality Agreement”), by and between the Company and Parent, and the Confidentiality Agreement, dated January 24, 2006 (the “Packaging Dynamics Confidentiality Agreement”, together with the Thilmany Confidentiality Agreement, the “Confidentiality Agreements”) shall apply with respect to information furnished by the parties hereunder, their Subsidiaries and their officers, employees, counsel, accountants and other authorized representatives hereunder; provided, that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practice in connection with the Debt Financing so long as the parties who receive such information are informed of the confidential nature of the information or upon the prior consent of the Company, which consent shall not be unreasonably withheld or delayed. The parties acknowledge that the Confidentiality Agreements shall remain in full force and effect until the Closing. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.
      6.6     Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.
      6.7     Indemnification of Directors and Officers.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify, defend and hold harmless any person who is now, has been at any time prior to the date hereof, or becomes prior to the Effective Time an officer, director, employee or agent (the “Indemnified Party”) of the Company or its Subsidiaries (i) to the fullest extent permitted under Delaware Law, to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company’s certificate of incorporation and the Company by-laws and indemnification agreements, if any, in existence on the date of this Agreement with any directors and officers of the Company against all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “Claim”) to the extent that any such Claim is based on, or arises out of, the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and (ii) without limitation to clause (i), to the fullest extent permitted under Delaware Law, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time (including to the extent that any such Claim is based on, or arises out of this Agreement or any of the transactions contemplated hereby), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, other than in each case for Claims judicially determined to involve a wilful breach of this Agreement. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, advance periodically and promptly upon a request therefor to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

(b) Parent and the Company agree that all rights to indemnification and all limitations of liability existing in favor of any Indemnified Party as provided in the Company’s certificate of incorporation and by-laws and indemnification agreements as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided that, in the event any Claim or Claims are asserted or made within such six-year period, all rights to indemnification in respect of each such Claim shall continue until disposition of any and all such Claims; provided further that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Laws, the Company’s certificate of incorporation or by-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent; and provided further that nothing in this Section 6.7 shall impair any rights or obligations of any present or former directors or officers of the Company;

(c) Parent shall provide for not less than six (6) years from the Effective Time policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) that provides substantially the same coverage containing terms and conditions which are no less favorable in the aggregate than the Company’s policies existing on the date of this Agreement for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement); provided, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid prior to the date of this Agreement. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 6.7(c), which policies provide such directors and officers with coverage that is no less favorable in the aggregate than the Company’s policies existing on the date of this Agreement for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement, except as set forth in Section 6.7(a) hereof; provided, however, that without Parent’s prior written consent, Company shall not pay more than $425,000 to purchase such policy; and provided, further, however, that prior to purchasing any such policy, Company shall afford Parent the opportunity to purchase a substitute policy on terms not materially less favorable to such directors and officers. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) this Section 6.7 is intended to benefit the Insured Parties, including the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Newco, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.7 and the certificate of incorporation and by-laws of the Surviving Corporation; and

(e) in the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.7.
      6.8     Employees.

(a) Parent agrees to provide employee benefit plans, programs, arrangements and policies for the benefit of employees of the Company and its Subsidiaries (excluding any equity incentive or defined benefit plans, programs or arrangements) (i) for a period of nine (9) months following the Effective

Time, that in the aggregate are no less favorable to such employees than the Company Benefit Plans and (ii) for the three (3) month period immediately thereafter, that in the aggregate are no less favorable to such employees of the Parent holding comparable positions. All service credited to each employee by the Company or its affiliates through the Effective Time shall be recognized by Parent and its affiliates for all purposes, including for purposes of eligibility to participate and vesting and benefit accruals under any employee benefit plan provided by Parent or its affiliates for the benefit of the employees (other than with respect to benefit accruals under defined benefit plans or to the extent necessary to avoid the duplication of benefits). Without limiting the foregoing, to the extent permitted by the applicable plan or plans, Parent shall not treat (and shall cause its affiliates not to treat) any such employee as a “new” employee for purposes of any pre-existing condition exclusions, waiting periods, evidence of insurability requirements or similar provision under any health or other welfare plan, and will take commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s), to the extent applicable to ensure such result, and Parent shall provide (or shall cause its affiliates to provide) each such employee with credit for any copayments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans in which such employees are eligible to participate after the Effective Time, as if those deductibles or copayments had been paid under the welfare benefit plans (if different) in which such employees are eligible to participate at and after the Effective Time.

(b) The Surviving Corporation hereby agrees to honor (promptly and without modification) and assume the Company’s obligations under employment agreements, employment termination agreements and individual benefit arrangements set forth in the Company Disclosure Schedule, all as in effect at the Effective Time. Parent hereby guarantees the payment and performance by the Surviving Corporation of such obligations pursuant to this Section 6.7(b).

      6.9     Certain Actions and Proceedings. Until this Agreement is terminated in accordance with Article VIII, the parties hereto shall cooperate and consult with the other parties in the defense of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any court or Governmental Entity or threatened by any Governmental Entity or any third party, including a Company shareholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.
      6.10     Director Resignations. At the Closing the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of each Subsidiary of the Company, as specified by Parent reasonably in advance of the Closing, in each case, effective at the Effective Time.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
      7.1     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction, or (to the extent permitted by Law) waiver by Parent and Company, on or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted and the Merger approved by the stockholders of the Company in accordance with applicable Laws and the certificate of incorporation and by-laws of the Company.

(b) No Injunctions or Restraints. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated or which prevents or prohibits consummation of the Merger or any transactions contemplated by this Agreement; provided, however, that prior to invoking this condition each party shall use its reasonable best efforts to have any such decree, ruling, injunction or order vacated.

(c) Governmental Filings and Consents. All governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not, individually or in the aggregate, reasonably be expected to be material, and the waiting period under the HSR Act shall have expired or been terminated.
      7.2     Conditions to Obligations of Parent and Newco. The obligations of Parent and Newco to effect the Merger are further subject to the satisfaction, or (to the extent permitted by Law) waiver by Parent and Newco, on or prior to the Effective Date of the following conditions:

(a) Representations and Warranties. Other than with respect to Sections 4.2 (Capitalization), 4.3 (Authority Relative to This Agreement), 4.17 (State Takeover Statutes), 4.18 (Interested Party Transactions), 4.21 (Brokers and Finders) and 4.22 (Opinion of Financial Advisors), the representations and warranties of the Company shall be true and accurate on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such dates (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect. The representations and warranties of the Company contained in Sections 4.2 (Capitalization) and 4.18 (Interested Party Transactions) shall be true and correct in all respects on the date hereof and as of the Effective Time as if made on and as of such dates except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not resulted in and would not reasonably be expected to result in, liability to the Company or to the Surviving Corporation in excess of $1,000,000. The representations and warranties of the Company contained in Sections 4.3 (Authority Relative to This Agreement), 4.17 (State Takeover Statutes), 4.21 (Brokers and Finders) and 4.22 (Opinion of Financial Advisors), giving effect to all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct in all respects on the date hereof and as of the Effective Time as if made on and as of such dates.

(b) Performance of Obligations of the Company. The Company shall have performed and complied with in all material respects its obligations hereunder required to be performed or complied with by it at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer, dated as of the Effective Time, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(c) Consents. Company shall have obtained the waivers or consents, which shall remain in full force and effect, and provided the notices, set forth on Section 7.2(c) of the Company Disclosure Schedule.

(d) Material Adverse Effect. Since the date of this Agreement, there shall have been no event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect.
      7.3     Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or (to the extent permitted by Law) waiver by Company, on or prior to the Effective Date of the following conditions:

(a) Representations and Warranties. Other than with respect to Sections 5.2 (Authority Relative to This Agreement) and 5.5 (Financing), the representations and warranties of Parent and Newco shall be true and accurate on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such dates (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate, individually or in the aggregate, would not materially adversely affect the ability of Parent or Newco to consummate the transactions contemplated hereby. The representations and warranties of Parent and Newco contained in Sections 5.2 (Authority Relative to This Agreement) and 5.5 (Financing), giving effect to all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct in all respects on the date hereof and as of the Effective Time as if made on and as of such dates (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period).

(b) Performance of Obligations of Parent and Newco. Each of Parent and Newco shall have performed and complied with in all material respects all of the respective obligations hereunder required to be performed or complied with by Parent or Newco, as the case may be, at or prior to the Effective Time and the Company shall have received a certificate signed by two authorized officers of Parent, dated as of the Effective Time, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER
      8.1     Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time by the mutual written consent of Parent and the Company.
      8.2     Termination by Either Parent or the Company. This Agreement may be terminated, and the Merger may be abandoned, by Parent or the Company if (i) the Merger shall not have been consummated by September 30, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.2(i) shall not be available to any party whose willful breach of a representation, warranty or covenant in this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date, (ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable or (iii) if the Company fails to obtain the required approval of its stockholders as required by Law; provided, however, that the right to terminate this Agreement under this Section 8.2(iii) shall not be available to any party whose willful breach of a representation, warranty or covenant in this Agreement has been a principal cause of or resulted in the failure to obtain such approval.
      8.3     Termination by Parent. This Agreement may be terminated by Parent, if (i) the Company shall have breached or failed to perform or comply with any of its representations, warranties, covenants or obligations set forth in this Agreement, which breach or failure to perform or comply (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 and (B) is not cured, or is incapable of being cured, by the Company within 30 calendar days following receipt or written notice of such breach or failure to perform from Parent or (ii) a Triggering Event shall have occurred. For purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (1) the Board of Directors or any committee thereof shall for any reason have effected a Company Adverse Recommendation Change; (2) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors in favor of the adoption and approval of this Agreement and the Merger; (3) the Company shall have failed to call or hold the Company Stockholders’ Meeting in accordance with Section 3.3(a); or (4) the Board of Directors or any committee thereof shall have failed to publicly reaffirm its recommendation of this Agreement and the Merger within 10 business days following Parent’s request to do so.

      8.4     Termination by the Company. This Agreement may be terminated by the Company, (i) if Parent or Newco shall have breached or failed to perform or comply with any of their representations, warranties, covenants or obligations set forth in this Agreement, which breach or failure to perform or comply (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.3 and (B) is not cured, or is incapable of being cured, by Parent or Newco within 30 calendar days following receipt or written notice of such breach or failure to perform from Company or (ii) a Company Adverse Recommendation Change shall have occurred; provided, the Company shall have complied with the provisions and requirements of Sections 6.2(b) and 8.6(e).
      8.5     Effect of Termination. In the event of the termination of this Agreement as provided in Article VIII written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Newco or the Company or their respective affiliates, directors, officers, employees, stockholders, interest holders, Representatives, agents or advisors other than, with respect to Parent, Newco and the Company, the obligations pursuant to Section 6.6, Section 8.5, Section 8.6, Article IX and the confidentiality provisions of Section 6.5. Nothing contained in this Section 8.5 shall relieve Parent, Newco or the Company from liability for willful breach of this Agreement or the Confidentiality Agreements.
      8.6     Certain Payments.

(a) Except as otherwise expressly contemplated herein, whether or not the Merger is consummated, all fees and Expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees and expenses. “Expenses”, as used in this Agreement, shall include all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on their behalf (or with respect to Parent, incurred by Parent’s interest holders or financing sources or on their behalf) in connection with or related to the transactions contemplated hereby, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, financing and all other matters related to the closing of the Merger.

(b) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(i) or Section 8.2(iii) and at such time of termination Parent is not in breach in any material respect of any of its representations, warranties or covenants contained in this Agreement and (A) prior to such termination, any person publicly announces an Acquisition Proposal which shall not have been withdrawn prior to such termination and (B) within 12 months of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal, then the Company shall, upon the earlier to occur of the second business day following execution of such definitive agreement and the consummation of such Acquisition Proposal, pay Parent a non-refundable fee equal to $5,000,000 (the “Termination Fee”), payable by wire transfer in immediately available funds to an account designated in writing to the Company by Parent.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.3(i) as a result of any intentional breach or failure to perform by the Company and at such time of termination Parent is not in breach in any material respect of any of its representations, warranties or covenants contained in this Agreement and (A) prior to such termination, any person publicly announces an Acquisition Proposal which shall not have been withdrawn prior to such termination and (B) within 12 months of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal, then the Company shall, upon the earlier to occur of the second day following execution of such definitive agreement and the consummation of such Acquisition Proposal, pay Parent a non-refundable Termination Fee, payable by wire transfer in immediately available funds to an account designated in writing to the Company by Parent.

(d) In the event that this Agreement is terminated by Parent pursuant to Section 8.3(ii), then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a non-refundable fee Termination Fee, payable by wire transfer in immediately available funds to an account designated in writing to the Company by Parent.

(e) In the event that this Agreement is terminated by the Company pursuant to Section 8.4(ii), then the Company shall, at the time of and as a condition to the effectiveness of such termination, pay Parent a non-refundable Termination Fee, payable by wire transfer in immediately available funds to an account designated in writing to the Company by Parent.

(f) Notwithstanding anything to the contrary in this Agreement, Parent’s right to receive payment of the Termination Fee pursuant to Sections 8.6(b), (c), (d) or (e), as the case may be, shall be the exclusive remedy of Parent and Newco against the Company or any of its stockholders, partners, members, directors, officers or agents for the loss suffered as a result of the failure of the Merger to be consummated in accordance with Sections 8.6(b), (c), (d) or (e), as the case may be, and upon payment of the Termination Fee in accordance with Sections 8.6(b), (c), (d) or (e), as the case may be, neither the Company nor any of its stockholders, partners, members, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.6(f) shall relieve any Principal Stockholder from its obligations under any Voting Agreement.

(g) In the event that this Agreement is terminated by the Company pursuant to Section 8.2(i) and at the time of any such termination (1) all of the conditions set forth in Article VII have been satisfied or waived except for conditions that are capable of being satisfied on the date of termination but, by their terms, cannot be satisfied until the Closing Date and (2) the Debt Financing has not been consummated due to any condition or circumstance which has had, or could reasonably be expected to have, a material adverse effect on the business, assets (tangible or intangible), financial condition, liabilities or results of operations of Parent since September 30, 2005, excluding developments or occurrences resulting from general changes in economic, market (including securities market), regulatory or political conditions or changes in conditions generally applicable to the industries and markets in which Parent is involved that do not, in each case, have a disproportionate effect on Parent as compared to other persons in the industries and markets in which Parent is involved or resulting from the execution or announcement of the Merger Agreement or consummation of the Merger, then Parent shall promptly, but in no event later than two business days after the date of such termination, pay the Company a non-refundable Termination Fee, payable by wire transfer in immediately available funds to an account designated in writing to Parent by the Company. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Termination Fee pursuant to this Section 8.6(g) shall be the exclusive remedy of the Company and its Subsidiaries against Parent and Newco or any of their respective stockholders, partners, members, directors, officers or agents for the loss suffered as a result of the failure of the Merger to be consummated in accordance with this Section 8.6(g), and upon payment of the Termination Fee in accordance with this Section 8.6(g), neither Parent nor Newco, nor any of their respective stockholders, partners, members, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

      8.7     Extension; Waiver. At any time prior to the Effective Time, each of Parent, Newco and the Company may (to the extent permitted by Law) (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of a party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.
      8.8     Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, none of the stockholders, partners, members, directors, officers, affiliates or agents of Parent or Newco shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.
ARTICLE IX
MISCELLANEOUS AND GENERAL
      9.1     Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.
      9.2     Survival of Representations and Warranties; Survival of Confidentiality. The representations and warranties made herein shall not survive beyond the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreements shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreements shall apply to all information and material delivered by any party hereunder.
      9.3     Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which changes the consideration payable in the Merger, adversely affects the rights of the Company’s stockholders hereunder or is otherwise required under any applicable Laws to be approved by such stockholders without the approval of such stockholders.
      9.4     Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.
      9.5     Counterparts. For the convenience of the parties hereto, this Agreement may be executed manually or by facsimile in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
      9.6     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
      9.7     Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any other competent court of the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objections to venue laid therein. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 9.8, together with written notice of such service to such party, shall be deemed effective service of process upon such party.
      9.8     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by overnight delivery service or by facsimile transmission (with a confirming copy sent by overnight delivery service), as follows:

(a) If to the Company, to

Packaging Dynamics Corporation 3900 West 43rd Street Chicago, Illinois 60632 Attention: Frank V. Tannura (773) 843-8006 (telephone) (773) 254-8136 (facsimile)
                with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Street Chicago, Illinois Attention: William R. Kunkel (312) 407-0820 (telephone) (312) 407-8514 (facsimile)

(b) If to Parent or Newco, to

Thilmany, L.L.C. 600 Thilmany Road Kaukauna, Wisconsin 54130 Attention: John P. Zuleger (920) 766-8267 (telephone) (920) 766-8510 (facsimile)
                with a copy to:

Ropes & Gray LLP One International Place Boston, Massachusetts 02110 Attention: Julie H. Jones (617) 951-7294 (telephone) (617) 951-7050 (facsimile)
or to such other persons or addresses as may be designated in writing by the party to receive such notice.
      9.9     Entire Agreement; Assignment. This Agreement and the Confidentiality Agreements (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof; provided, that if any term of the Confidentiality Agreements shall conflict with the terms of this Agreement, this Agreement shall control, and (b) shall not be assigned by operation of law or otherwise, except that Parent and Newco may assign any or all of their respective rights and obligations hereunder to any affiliate of Parent or Newco, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
      9.10     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.7 shall inure to the benefit of and be enforceable by the Insured Parties, including the Indemnified Parties.

      9.11     Certain Definitions. As used herein:

(a) “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Entity.

(b) “Code” means the United States Internal Revenue Code of 1986, as amended.

(c) “Company Benefit Plan” means any employee benefit plans, programs, arrangements, funds, policies, practices, or contracts and employment agreements with respect to which, through which, or under which (1) the Company has any liability to provide benefits or compensation to or on behalf of employees, former employees, or independent contractors of the Company, whether formal or informal, whether or not written, including but not limited to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), stock purchase, stock option, severance, employment, change in control, fringe benefit, collective bargaining, bonus, incentive, and deferred compensation arrangement, or (2) the Company or any Subsidiary has or is reasonably expected to have any liability (direct or indirect, contingent or otherwise).

(d) “Contracts” means all legally binding written or oral contracts, agreements, licenses, leases, purchase agreements, indentures, mortgages, instruments of indebtedness, security agreements, guaranties, purchase orders, sales orders, distribution agreements, and rights under any of the foregoing.

(e) “Employment Agreement” means any written or oral contract of employment, termination or severance agreement, change of control agreement, retention agreement, deferred compensation agreement, agreement with respect to bonus, commissions or other incentive compensation, agreement with respect to confidentiality, non-competition, non-solicitation of customers, clients or employees, and/or assignment of rights to intellectual property, collective bargaining agreement or other memorandum, letter agreement, side letter or memorandum of understanding with a union or labor organization, or any other agreement respecting any terms and/or conditions of employment or payment of compensation in respect of any current or former officer or employee or any agreement with a consultant or independent contractor.

(f) “Governmental Entity” means any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange.

(g) “Investment” means, with respect to any person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity in which such person owns, directly or indirectly, an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50%.

(h) “Material Adverse Effect” means any event, change, effect, development or occurrence that either individually or in the aggregate, when taken together with all other events, changes, effects, developments or occurrences (i) is or is reasonably likely to be materially adverse to the business, assets (tangible or intangible) financial condition, liabilities or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, or (ii) is or is reasonably expected to materially and adversely affect the ability of the Company to consummate the Merger or prevent or delay the consummation of the Merger; excluding, in either case, any events, changes, effects, developments or occurrences resulting from general changes in economic, market (including securities market), regulatory or political conditions or changes in conditions generally applicable to the industries and markets in which the Company and its Subsidiaries are involved that do not, in each case, have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other persons in the industries and markets in which the Company and its Subsidiaries are involved or resulting from the execution or announcement of this Agreement or consummation of the Merger.

(i) “Permitted Liens” means (a) Liens for current Taxes, including real estate Taxes, assessments and other governmental levies, fees, or charges that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith by appropriate proceedings, and the Companies or the Subsidiaries, as applicable, have set aside adequate reserves in accordance with GAAP; (b) inchoate mechanics’ and materialmen’s Liens for construction in progress (c) workmen’s, repairmen’s, warehousemen’s, carriers’ Liens and other similar Liens for labor, materials, or supplies incurred in the ordinary course of business for amounts that are (i) not delinquent and would not, individually and in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect or (ii) being contested in good faith by appropriate proceedings, and the Companies or the Subsidiaries, as applicable, have set aside adequate reserves in accordance with GAAP; (d) zoning, building codes, and other land use laws regulating the use or occupancy of Owned Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property that do not, individually or in the aggregate, materially interfere with the ordinary course of business conducted on such property; (e) easements, covenants, conditions, restrictions, and other similar matters affecting title to Owned Real Property and other title defects that do not and could not materially impair the use or occupancy of Owned Real Property in the operation of the business of the Companies and their Subsidiaries, (f) the Liens set forth on Section 9.11(i) of the Company Disclosure Schedule and (g) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Subsidiaries, taken as a whole.

(j) “Subsidiary” means, when used with reference to any person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person or (ii) such person or any other Subsidiary of such Person is a general partner (including any such partnership where such person or any Subsidiary of such person does not have a majority of the voting interest in such partnership).

(k) “Tax” means (i) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

(l) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      9.12     Disclosure Schedules. The Disclosure Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same has been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedules shall be deemed to be disclosed for purposes of the corresponding section of this Agreement, but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.
      9.13     Obligation of Parent. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the payment and performance thereof.

      9.14     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.
      9.15     Captions. The article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PACKAGING DYNAMICS CORPORATION

By:	/s/ Frank V. Tannura

Name: Frank V. Tannura
Title: Chairman and Chief Executive Officer

THILMANY, L.L.C.

By:	/s/ Gordon H. Woodward

Name: Gordon H. Woodward

Title:	Vice President

KHTP ACQUISITION, INC.

By:	/s/ Gordon H. Woodward

Name: Gordon H. Woodward

Title:	President

Exhibit A
Principal Stockholders
      Packaging Investors, L.P.

Exhibit B
VOTING AGREEMENT
      This VOTING AGREEMENT (the “Agreement”), dated as of February 24, 2006, is made by and between Packaging Investors, L.P., a Delaware limited partnership (the “Stockholder”) and Thilmany, L.L.C., a Delaware limited liability company (“Parent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
      WHEREAS, concurrently herewith, Parent, KTHP Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Newco”), and Packaging Dynamics Corporation, a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger of Newco with and into the Company with the Company as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
      WHEREAS, as of the date hereof, the Stockholder beneficially owns and has the power to vote and dispose of 3,985,561 shares of common stock, par value $0.01 per share, of the Company (the “Owned Shares” and, together with any securities issued or exchanged with respect to such shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company’s capital structure or securities of which the Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether by purchase, acquisition or upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as, the “Covered Shares”); and
      WHEREAS, as a condition to the willingness of Parent and Newco to enter into the Merger Agreement, each of Parent and Newco has required that the Stockholder agree, and in order to induce Parent and Newco to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement with respect to (a) the Covered Shares and (b) certain other matters as set forth herein.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
VOTING AGREEMENT
      Section 1.1     Voting Agreement. The Stockholder hereby agrees that during the Voting Period (as defined below), at any meeting of the stockholders of the Company, however called, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought, the Stockholder shall (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or cause to be voted) in person or by proxy the Covered Shares in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and (iii) vote (or cause to be voted) the Covered Shares against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger) or any other Acquisition Proposal. For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement pursuant to Section 5.2 hereof.

      Section 1.2     Proxy.

(a) THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE PRESIDENT OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE (AS DEFINED BELOW)) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES IN ACCORDANCE WITH SECTION 1.1. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE COVERED SHARES.

(b) Except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement, the parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, shareholders, agents and affiliates, shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to the Stockholder in connection with, as a result of or otherwise relating to any vote (or refrain from voting) by Parent of the Covered Shares subject to the irrevocable proxy hereby granted to Parent at any annual, special or other meeting or action or the execution of any consent of the stockholders of the Company. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote the Covered Shares pursuant to Section 1.1 in furtherance of its own interests, and Parent is not acting as a fiduciary for the Stockholder.

(c) Except pursuant to Section 5.2 of this Agreement, this irrevocable proxy shall not be terminated by any act of the Stockholder or by operation of law (including, without limiting the foregoing, the termination of any trust or estate for which the Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If after the execution hereof any trust or estate should be terminated, or if any corporation or partnership should be dissolved or liquidated, or if any other such event or events shall occur before the Termination Date, certificates representing the Covered Shares shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Parent hereunder shall be as valid as if such termination, dissolution, liquidation or other event or events had not occurred, regardless of whether or not the Parent has received notice of such termination, dissolution, liquidation or other event.
      Section 1.3     Other Matters. Except as set forth in Section 1.1, the Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT
      Parent hereby represents and warrants to the Stockholder as follows:
      Section 2.1     Valid Existence. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as it is now being conducted.

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      Section 2.2     Authority Relative to This Agreement. Parent has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
      Section 2.3     No Conflict

(a) The execution and delivery of this Agreement by the Parent does not, and the performance of its obligations under this Agreement by the Parent and the consummation by the Parent of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Parent or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract to which the Parent is a party; except for violations, breaches or defaults that would not materially impair the ability of the Parent to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by the Parent does not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not materially impair the ability of the Parent to perform its obligations hereunder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDER
      The Stockholder hereby represents and warrants to Parent as follows:
      Section 3.1     Valid Existence. The Stockholder is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.
      Section 3.2     Authority Relative to This Agreement. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
      Section 3.3     No Conflict.

(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance of its obligations under this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract to which the Stockholder is a party; except for violations, breaches or defaults that would not materially impair the ability of the Stockholder to perform its obligations hereunder.

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(b) The execution and delivery of this Agreement by the Stockholder does not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not materially impair the ability of the Stockholder to perform its obligations hereunder.
      Section 3.4     Ownership of Shares. As of the date hereof, the Stockholder has good and marketable title to and is the record and beneficial owner of the Owned Shares, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares, except liens granted to lending institutions with respect to the extension of credit and the granting of loans to the Stockholder; provided, however, such liens do not impair the ability of the Stockholder nor require the consent of such lender (i) to sell, transfer or assign the Owned Shares pursuant to the Merger, (ii) to grant to Parent the proxy hereunder or (iii) to or for the Stockholder to comply with its obligations pursuant to Section 4.3 hereof.
      Section 3.5     The Stockholder Has Adequate Information. The Stockholder is a sophisticated investor with respect to the Covered Shares and has independently and without reliance upon Parent and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Parent has not made nor makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Except to the extent expressly provided herein, the Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares by the Stockholder are irrevocable, and that the Stockholder shall have no recourse to the Covered Shares or Parent with respect to the Covered Shares, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.
      Section 3.6     Parent’s Excluded Information. The Stockholder acknowledges and confirms that (a) Parent may possess or hereafter come into possession of certain non-public information concerning the Covered Shares and the Company which is not known to the Stockholder and which may be material to the Stockholder’s decision to vote in favor of the Merger (“Parent’s Excluded Information”), (b) the Stockholder has requested not to receive Parent’s Excluded Information and has determined to vote in favor of the Merger notwithstanding its lack of knowledge of Parent’s Excluded Information, and (c) Parent shall have no liability or obligation to the Stockholder in connection with, and the Stockholder hereby waives and releases Parent from, any claims which the Stockholder or its successors and assigns may have against Parent (whether pursuant to applicable securities, laws or otherwise) with respect to the non-disclosure of Parent’s Excluded Information; provided, however, nothing contained in this Section 3.6 shall limit the Stockholder’s right to rely upon the express representations and warranties made by Parent in this Agreement, or the Stockholder’s remedies in respect of breaches of any such representations and warranties.
ARTICLE IV
COVENANTS OF THE STOCKHOLDER
      The Stockholder hereby covenants and agrees as follows:
      Section 4.1     No Solicitation. From and after the date of this Agreement, the Stockholder will cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Newco and their respective representatives) that may be ongoing with respect to an Acquisition Proposal. The Stockholder will not, and will not authorize or permit its partners, employees or affiliates to directly or indirectly (i) initiate, solicit, propose or knowingly encourage or facilitate any inquiries or the making of any Acquisition Proposal (ii) enter into any agreement or agreement in principle with respect to an

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Acquisition Proposal or (iii) engage in negotiations or discussions with, or furnish any information or data to, any person relating to, in connection with or which would reasonably likely lead to an Acquisition Proposal.
      Section 4.2     No Transfer. Other than pursuant to the terms of this Agreement or the Merger Agreement and except with respect to clause (ii) below, as disclosed in Article III of this Agreement, without the prior written consent of Parent or as otherwise provided in this Agreement, during the term of this Agreement, the Stockholder hereby agrees to not, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares or (ii) sell, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including by merger, consolidation or otherwise by operation of law), any Covered Shares. Promptly following the date hereof, the Stockholder and Parent shall deliver joint written instructions to the Company and to the Company’s transfer agent stating that the Owned Shares may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Parent or except in accordance with the terms and conditions of this Agreement. If any Covered Shares are acquired after the date hereof by the Stockholder, the foregoing instructions shall be delivered upon acquisition of such Covered Shares.
      Section 4.3     Public Announcement. The Stockholder shall, except as may be required by law, consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by law.
      Section 4.4     Additional Shares. The Stockholder shall as promptly as practicable notify Parent of the number of any new Covered Shares acquired by the Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof.
ARTICLE V
MISCELLANEOUS
      Section 5.1     Consent. Pursuant to the terms of the Stockholders Agreement dated as of July 1, 2002, among the Company, the Stockholder, DCBS Investors, L.L.C. and CB Investors, L.L.C., as amended, the Stockholder hereby consents to the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.
      Section 5.2     Termination. This Agreement and all of its provisions shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) written notice of termination of this Agreement by Parent to the Stockholder (such date of termination, the “Termination Date”); except that the provisions of Article V shall survive any such termination.
      Section 5.3     Amendment of Merger Agreement. The obligations of the Stockholder under this Agreement shall terminate if the Merger Agreement is amended or otherwise modified after the date hereof without the prior written consent of the Stockholder in a manner that reduces or changes the form of the Merger Consideration or if the Effective Time has not occurred by September 30, 2006.
      Section 5.4     Survival of Representations and Warranties. The respective representations and warranties of the Stockholder and Parent contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter no party hereto shall be under any liability whatsoever with respect to any such representation or warranty.

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      Section 5.5     Fees and Expenses. Except as otherwise provided herein or as set forth in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
      Section 5.6     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.6):

if to Parent:

Thilmany, L.L.C.
600 Thilmany Road
Kaukauna, Wisconsin 54130
Attention: John P. Zuleger
(920) 766-8267 (telephone)
(920) 766-8510 (facsimile)

with a copy to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Attention: Julie H. Jones
(617) 951-7294 (telephone)
(617) 951-7050 (facsimile)

if to the Stockholder:

Packaging Investors, L.P.
201 Main Street, Suite 3100
Fort Worth, Texas 76102
Attention: Kevin G. Levy
      Additionally, any notice delivered to any party hereto shall also be given to the Company in accordance with this Section 5.6 at:

Packaging Dynamics Corporation 3900 West 43rd Street Chicago, Illinois 60632 Attention: Frank V. Tannura (773) 843-8006 (telephone) (773) 254-8136 (facsimile)
with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Street
Chicago, Illinois
Attention: William R. Kunkel
(312) 407-0820 (telephone)
(312) 407-8514 (facsimile)
      Section 5.7     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this

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Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
      Section 5.8     Entire Agreement; Assignment. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent or Newco may assign all or any of their rights and obligations hereunder to an affiliate, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
      Section 5.9     Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
      Section 5.10     Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
      Section 5.11     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
      Section 5.12     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the choice of law principles therein).
      Section 5.13     Specific Performance; Submission to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of the State of New York or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the state courts located within New York, New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of the State of New York and the state courts located within New York, New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the United States District Court for the Southern District of the State of New York or the state courts located within New York, New York and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 5.6. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective

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addresses set forth in Section 5.6 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
      Section 5.14     Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.14.
      Section 5.15     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
      Section 5.16     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
      Section 5.17     Further Assurances. From time to time, at the request of the other party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.
      [SIGNATURE PAGE FOLLOWS]

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      IN WITNESS WHEREOF, the Stockholder, the Company, Parent and Newco have caused this Agreement to be duly executed on the date hereof.

THILMANY, L.L.C.

By:

Name:
Title:

PACKAGING INVESTORS, L.P.

By:	Group III 31, L.L.C., General Partner

By:

Name: Kevin G. Levy
Title: Vice President

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ANNEX B
February 24, 2006
Board of Directors
Packaging Dynamics Corporation
3900 West 43rd Street
Chicago, Illinois 60632
Members of the Board:
      Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Packaging Dynamics Corporation (“Packaging Dynamics” or the “Company”) in connection with the proposed merger of the Company and KTHP Acquisition, Inc. (“Merger Sub”), a direct wholly-owned subsidiary of Thilmany, L.L.C. (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of February 24, 2006, among the Company, Parent and Merger Sub (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) not owned directly or indirectly by the Company or Parent will be converted into the right to receive $14.00 in cash (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.
      You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the Company Common Stock.
      In connection with Deutsche Bank’s role as financial advisor to Packaging Dynamics, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Packaging Dynamics and certain internal analyses and other information furnished to it by the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement as set forth in the draft dated February 24, 2006, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.
      Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Packaging Dynamics, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Packaging Dynamics. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Packaging Dynamics as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.
      For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of the Company, Merger Sub and Parent contained in the

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Merger Agreement are true and correct, the Company, Merger Sub and Parent will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, Merger Sub and Parent to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either the Company, Merger Sub or Parent is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the Company, Merger Sub or Parent. We have also assumed that the definitive Merger Agreement will not differ in any respects material to Deutsche Bank’s analysis from the draft thereof furnished to us.
      This opinion is addressed to, and for the use and benefit of, the Board of Directors of Packaging Dynamics and is not a recommendation to the stockholders of Packaging Dynamics to approve the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of the Company Common Stock, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Packaging Dynamics to engage in the Transaction. In the context of Deutsche Bank’s engagement by the Company, we were only authorized to solicit third party indications of interest from a limited number of potential suitors specifically identified by the Company. Except for those third parties identified by the Company, Deutsche Bank has not been authorized to contact, nor has it contacted, any third parties regarding a potential transaction with the Company. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Company Common Stock.
      Deutsche Bank will be paid a fee for its services as financial advisor to Packaging Dynamics in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking and other financial services to affiliates of Kohlberg & Company, LLC, an affiliate of Parent, for which it has received compensation. One or more members of the DB Group have agreed to provide financing to Parent in connection with the Transaction and will receive customary fees in connection therewith. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Packaging Dynamics for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.
      Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

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ANNEX C
February 24, 2006
Board of Directors
Packaging Dynamics Corporation
3900 West 43rd Street
Chicago, IL 60632
Members of the Board:
      We understand that Packaging Dynamics Corporation (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Thilmany, L.L.C. (“Thilmany”) pursuant to which (i) KTHP Acquisition, Inc., a wholly owned subsidiary of Thilmany (“Merger Sub”), will merge with and into the Company and (ii) upon the effectiveness of the merger, each issued and outstanding share of common stock of the Company will be converted into the right to receive $14.00 in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger by and among the Company, Thilmany and Merger Sub dated as of February 24, 2006 (the “Merger Agreement”).
      We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of the consummation of the Proposed Transaction or the financing therefor.
      In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, (iii) press release announcing fourth quarter and year ended December 31, 2005 financial results on Form 8-K, filed on February 9, 2006, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company, (4) published estimates of third party research analysts with respect to the future financial performance of the Company, (5) the trading history of the Company’s common stock from June 10, 2002 to February 23, 2006 and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, and (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.
      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company

C-1

and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or part of the Company, and, at the direction of the Company, have relied on the efforts of the Company and its financial advisor to solicit indications of interest from other potential buyers with respect to the purchase of all or part of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.
      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.
      We have been retained solely for the purposes of rendering this opinion, and will receive a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

C-2

ANNEX D
Section 262 of the General Corporation Law of the State of Delaware
§ 262. Appraisal Rights
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

PACKAGING DYNAMICS CORPORATION
CHICAGO, ILLINOIS
FORM OF PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF
STOCKHOLDERS TO BE HELD ON [DATE]
The undersigned hereby appoints Frank V. Tannura and Patrick T. Chambliss, and each of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and to vote the Common Stock as specified below at the Special Meeting of Stockholders of Packaging Dynamics Corporation to be held on [DATE] at [TIME], local time, at Packaging Dynamics’ principal executive offices, 3900 West 43rd Street, Chicago, Illinois 60632, and at any postponement or adjournment thereof, upon the following matters and in accordance with their best judgment with respect to any other matters which may properly come before the meeting, all as more fully described in the Proxy Statement for said Special Meeting (receipt of which is hereby acknowledged).
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER, FOR THE PROPOSAL TO APPROVE THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE MEETING OR WHICH MAY OTHERWISE PROPERLY COME BEFORE THE MEETING.
PACKAGING DYNAMICS CORPORATION
3900 West 43rd Street
Chicago, Illinois 60632
(Continued and to be dated and signed on the reverse side.)

PACKAGING DYNAMICS
CORPORATION

VOTE BY MAIL

	•	Mark, sign and date your proxy card.

	•	Detach your proxy card.

	•	Return your proxy card in the postage-paid envelope provided.
          DETACH PROXY CARD HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.	☒

Votes must be indicated

(x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:
1.	The proposal to adopt the Agreement and Plan of Merger, dated as of February 24, 2006, by and among Thilmany, L.L.C., a Delaware limited liability company, KTHP Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Thilmany, and Packaging Dynamics Corporation, a Delaware corporation, and approve the merger provided by the merger agreement, pursuant to which (i) KTHP Acquisition will merge with and into Packaging Dynamics, after which Packaging Dynamics will become a wholly owned subsidiary of Thilmany and (ii) each outstanding share of Packaging Dynamics common stock as of the date of the merger will be converted into the right to receive $14.00 in cash, without interest and less any applicable withholding tax.

FOR	AGAINST	ABSTAIN
☐	☐	☐
2.	The proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are sufficient votes at the time of the meeting to adopt the merger agreement and approve the merger

FOR	AGAINST	ABSTAIN
☐	☐	☐
In their discretion, the Proxy Holders are authorized to vote upon such other matter(s) which may properly come before the special meeting and any adjournment(s) or postponements thereof.
Change of Address Mark Here ☐
Note: Please date and sign this Proxy exactly as name appears. When signing as attorney, trustee, administrator, executor or guardian, please give your title as such. In the case of joint tenants, each joint owner should sign.
Dated:
Share Owner sign here:
Co-Owner sign here: